UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No.    )

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SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)

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Notice of 2018 Annual General Meeting of Stockholders

April 4, 2018

10:00 a.m. Curaçao time

Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao

ITEMS OF BUSINESS

1.	Elect the 11 director nominees named in this proxy statement.

2.	Approve, on an advisory basis, our executive compensation.

3.	Report on the course of business during the year ended December 31, 2017; and approve our consolidated balance sheet as at December 31, 2017; our consolidated statement of income for the year ended December 31, 2017; and our Board of Directors’ declarations of dividends in 2017, as reflected in our 2017 Annual Report to Stockholders.

4.	Ratify appointment of PricewaterhouseCoopers LLP as independent auditors for 2018.

5.	Approve amended and restated French Sub Plan for purposes of qualification under French Law.

Such other matters as may properly be brought before the meeting.

RECORD DATE

February 7, 2018

PROXY VOTING

Your vote is very important. Whether or not you plan to attend the annual general meeting in person, please (i) sign, date and promptly return the enclosed proxy card in the enclosed envelope, or (ii) grant a proxy and give voting instructions by telephone or internet, so that you may be represented at the meeting. Voting instructions are provided on your proxy card or on the voting instruction card provided by your broker.

Brokers cannot vote for Items 1, 2 or 5 without your instructions.

March 2, 2018

By order of the Board of Directors,

Alexander C. Juden

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Stockholders to Be Held on April 4, 2018:

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our 2017 Annual Report to Stockholders, are available free of charge on our website at http://investorcenter.slb.com.

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General Information	March 2, 2018

Items to be Voted on at the Annual General Meeting

Agenda Item		Board Recommendation
Item 1	Election of 11 director nominees named in this proxy statement.	FOR
Item 2	Approval of the advisory resolution to approve executive compensation.	FOR
Item 3	Approval of our consolidated balance sheet as at December 31, 2017, our consolidated statement of income for the year ended December 31, 2017, and the declarations of dividends by our Board in 2017.	FOR
Item 4	Ratification of appointment of PricewaterhouseCoopers LLP as independent auditors for 2018.	FOR
Item 5	Approval of amended and restated French Sub Plan for purposes of qualification under French Law.	FOR

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Schlumberger Limited (Schlumberger N.V.) (“Schlumberger” or the “Company”) of proxies to be voted at its 2018 annual general meeting of stockholders, which will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, on Wednesday, April 4, 2018 beginning at 10:00 a.m., Curaçao time, and at any postponement(s) or adjournment(s) thereof.

To gain admittance to the meeting, stockholders of record and beneficial owners as of the close of business on the record date for the meeting, February 7, 2018, must present a passport or other government-issued identification bearing a photograph and, for beneficial owners, proof of ownership as of the record date, such as the top half of the proxy card or voting instruction card that was sent to you with this proxy statement.

The mailing date of this proxy statement is March 2, 2018. Business at the meeting will be conducted in accordance with the procedures determined by the Chairman of the meeting and will be limited to matters properly brought before the meeting by or at the direction of our Board of Directors or by a stockholder.

We are providing our 2017 Annual Report to Stockholders concurrently with this proxy statement. Stockholders should refer to its contents in considering agenda Item 3.

Record Date; Proxies

Each stockholder of record at the close of business on the record date, February 7, 2018, is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on with respect to each share registered in the stockholder’s name. A stockholder of record is a person or entity who held shares on that date registered in its name on the records of Computershare Trust Company, N.A. (“Computershare”), Schlumberger’s stock transfer agent. Persons who held shares on the record date through a broker, bank or other nominee are referred to as beneficial owners.

Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy. Schlumberger is incorporated in Curaçao and, as required by Curaçao law, meetings of stockholders are held in Curaçao. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy.

Shares Outstanding

On February 7, 2018, there were 1,385,957,138 shares of Schlumberger common stock outstanding and entitled to vote.

Quorum

Holders of at least one-half of the outstanding shares entitling the holders thereof to vote at the meeting must be present in person or by proxy to constitute a quorum for the taking of any action at the meeting.

Abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary voting authority and have not received instructions from the beneficial owner of the shares as to how to vote on a proposal (so-called “broker non-votes”) will be considered as present for quorum purposes. If a quorum is not present at the meeting, the Board may call a second general meeting of stockholders, at which the quorum requirement will not apply.

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Votes Required to Adopt Proposals

To be elected, director nominees must receive a majority of votes cast (the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda also requires the affirmative vote of the majority of votes cast.

Important Voting Information for Beneficial Owners

If your Schlumberger shares are held for you in a brokerage, bank or other institutional account, you are considered the beneficial owner of those shares, but not the record holder. This means that you vote by providing instructions to your broker rather than directly to Schlumberger. Unless you provide specific voting instructions, your broker is not permitted to vote your shares on your behalf, except on Item 3 and Item 4.

Effect of Abstentions and Broker Non-Votes

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on other proposals without specific instructions from the beneficial owner, as follows:

•	Discretionary Items. Under NYSE rules, brokers will have discretion to vote on both Item 3 (approval of financial statements and dividends) and Item 4 (ratification of appointment of independent auditors for 2018) without instructions from the beneficial owners.

•	Nondiscretionary Items. Brokers cannot vote on Items 1 (election of directors), 2 (advisory vote to approve executive compensation), or 5 (approval of amendment and restatement of our French Sub Plan) without instructions from the beneficial owners. Therefore, if your shares are held in “street name” by a broker and you do not instruct your broker how to vote on the election of directors or the advisory vote to approve executive compensation, your broker will not be able to vote for you on those matters.

Abstentions and broker non-votes are not considered as votes cast and will not be counted in determining the outcome of the vote on the election of directors or on any of the other proposals, except that for purposes of satisfying NYSE rules, abstentions are counted in the denominator for determining the total votes cast on Item 5.

How to Vote

Stockholders with shares registered in their names with Computershare and participants who hold shares in the Schlumberger Discounted Stock Purchase Plan may authorize a proxy:

by the internet at the following internet address: http://www. proxyvote.com;

telephonically by calling 1-800-690-6903; or

by completing and mailing their proxy card.

The internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern time on Tuesday, April 3, 2018. The internet and telephone voting procedures have been designed to authenticate stockholders and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

A number of banks and brokerage firms participate in programs that also permit beneficial stockholders to direct their vote by the internet or telephone. If you are a beneficial owner whose shares are held in an account at a bank or brokerage firm that participates in such a program you may direct the vote of those shares by the internet or telephone by following the instructions on the voting form.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you are a stockholder with shares registered in your name with Computershare and you submit a properly executed proxy card but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal.

By providing your voting instructions promptly, you may save the Company the expense of a second mailing.

Changing Your Vote or Revoking Your Proxy

If you are a stockholder of record, you can change your vote or revoke your proxy at any time by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote) or by voting by ballot at the meeting. If you hold shares through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to change or revoke your voting instructions.

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ITEM 1.	Election of Directors

All of our directors are elected annually at our annual general meeting of stockholders. Our stockholders are requested to elect 11 nominees to the Board, each to hold office until the next annual general meeting of stockholders and until a director’s successor is elected and qualified or until a director’s death, resignation or removal. Each of the nominees is now a director and was previously elected by our stockholders at the 2017 annual general meeting.

Having exceeded the normal retirement age of 70 under our Corporate Governance Guidelines, Tore Sandvold will not be standing for re-election at our annual general meeting of stockholders. Our Board extends gratitude to Mr. Sandvold for 14 years of service as a member of the Board.

All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If any nominee is unable or unwilling to serve, the Board may designate a substitute nominee. If the Board designates a substitute nominee, proxies may be voted for that substitute nominee. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected.

Shares represented by properly executed proxies will be voted, if authority to do so is not withheld, for the election of each of the 11 nominees named below.

At our 2016 annual general meeting of stockholders, our stockholders voted to fix the number of directors constituting the Board at 12, as is permitted under our Articles of Incorporation. However, as a result of Mr. Sandvold’s retirement, only 11 directors have been nominated for election at the 2018 annual general meeting of stockholders. The Board believes that it is advisable and in the best interest of our stockholders for the authorized number of directors constituting the Board to remain at 12. This will allow the Board the ability to conduct a search for, and add, an additional director during the year, who has not yet been identified at the time of our 2018 annual general meeting.

At this annual general meeting, votes may not be cast for a greater number of persons than the number of director nominees named in this proxy statement.

Required Vote

Each director nominee must receive a majority of the votes cast to be elected. If you hold your shares in “street name,” please be aware that brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

The Board of Directors Recommends a Vote FOR All Director Nominees.

Director Nominees

The Board believes that each director nominee possesses the qualities and experience that the Nominating and Governance Committee believes that nominees should possess, as described in detail below in the section entitled “Corporate Governance—Director Nominations” beginning on page 16. The Board seeks out, and the Board is comprised of, individuals whose background and experience complement those of other Board members. The nominees for election to the Board, together with biographical information furnished by each of them and information regarding each nominee’s director qualifications, are set forth on the following pages.

There are no family relationships among any executive officers and directors of the Company.

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Peter L.S. Currie

Lead Independent Director President, Currie Capital LLC Director since 2010 Age: 61 Other Current Public Boards: None	Board Committees • Nominating and Governance, Chair • Compensation
Former Public Directorships Held During the Past 5 Years • New Relic, Inc. • Twitter, Inc.

Other Experience and Education

•  Former chief financial officer of public companies

•  President of Board of Trustees at Phillips Academy

•  MBA from Stanford University

•  Former director of several privately-held companies

PETER L.S. CURRIE has been President of Currie Capital LLC, a private investment firm, since April 2004. From November 2010 to May 2016, Mr. Currie served on the board of Twitter, Inc., where he chaired both its audit committee and its nominating and governance committee and was the lead independent director. He has also served on the board of directors of New Relic, Inc. (from March 2013 to August 2016), where he chaired its audit committee and was a member of its compensation committee. Mr. Currie has also served on the boards of directors of Clearwire Corporation, CNET Networks, Inc., Safeco Corporation, and Sun Microsystems, Inc.

Relevant Skills and Expertise

Mr. Currie brings to the Board strong financial and operational expertise as a result of his extensive board and committee experience at both public and privately-held companies; experience as chief financial officer of two public companies (McCaw Cellular Communications and Netscape Communications); and experience in senior operating positions in investment banking, venture capital and private equity.

Miguel M. Galuccio

Chairman & Chief Executive Officer, Vista Oil and Gas Director since 2017 Age: 49 Other Current Public Boards: None	Board Committees • Finance • Science and Technology
Former Directorships Held During the Past 5 Years • YPF S.A.	Other Experience and Education • BS in Petroleum Engineering from Technological Institute of Buenos Aires • Schlumberger training and expertise • Latin America energy policy expertise

MIGUEL GALUCCIO is the Chairman and Chief Executive Officer of Vista Oil and Gas, an oil and gas company incorporated in Mexico, and has held that position since July 2017. From May 2012 to March 2016, he was the Chairman and Chief Executive Officer of YPF, Argentina’s national oil company. From 1999 to 2012, he was an employee of Schlumberger and held a number of international positions, his last being President, Schlumberger Production Management (SPM). Prior to his employment at Schlumberger, he served in various executive positions at YPF and its subsidiaries, including YPF International, from 1994 to 1999.

Relevant Skills and Expertise

Mr. Galuccio brings to the Board strong leadership and operational expertise from his experience as the chairman and chief executive officer of Argentina’s national oil company, which under his leadership became the largest producer of shale oil globally outside of North America. He has valuable insight into the domestic and international energy policies of Argentina, Mexico, Venezuela, Ecuador and other countries worldwide that are strategically important to Schlumberger. He has had extensive experience negotiating with Schlumberger customers in Latin America, Russia and China, including global energy companies and national oil companies, and remains an active participant in the oil and gas exploration and production industry as a chief executive officer of an oil and gas company. Mr. Galuccio has a deep understanding of the Schlumberger culture, as well as a deep knowledge of Latin America, both of which are of great value to the Board.

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V. Maureen Kempston Darkes

Retired Group Vice President and President Latin America, Africa and Middle East, General Motors Corporation Director since 2014 Age: 69	Board Committees • Audit, Chair • Finance
Other Current Public Boards: Enbridge Inc., Brookfield Asset Management Inc., and Canadian National Railway Company
Former Public Directorships Held During the Past 5 Years • Balfour Beatty plc	Other Experience and Education • International operations • Product liability and execution expertise • Bachelor of Law Degree, University of Toronto Faculty of Law

V. MAUREEN KEMPSTON DARKES, retired, was Group Vice President and President Latin America, Africa and Middle East, of General Motors Corporation (“GM”), an automotive manufacturer, from January 2002 to December 2009, and was a member of its Automotive Strategy Board until her retirement from GM. Ms. Kempston Darkes has been a director of Enbridge Inc., a leading energy transportation and distribution company, since November 2010, and is the chair of its corporate social responsibility committee, and is a member of its safety and reliability committee and its human resources and compensation committee. She also is a member of the board of directors of Brookfield Asset Management Inc., a global asset management company (since April 2008), where she chairs the risk management committee and is a member of the management resources and compensation committee; and Canadian National Railway Company (since 1995), where she chairs the environment, safety and security committee, and is a member of the corporate governance and nominating committee, finance committee, audit committee and strategic planning committee. Ms. Kempston Darkes was also a director of Balfour Beatty plc, an infrastructure services company from July 2012 through May 2017, where she chaired the safety and sustainability committee and was a member of both the nomination and the remuneration committees.

Relevant Skills and Expertise

Ms. Kempston Darkes brings to the Board extensive automotive industry experience, which is particularly relevant to the Company as it continues to focus on improving product reliability and execution, and has proven leadership abilities and experience in Latin America, Africa and the Middle East. The Board also benefits greatly from Ms. Kempston Darkes’ audit committee experience and financial expertise.

Paal Kibsgaard

Chairman and Chief Executive Officer Director since 2011 Age: 50 Other Current Public Boards: None	Board Committees • None
Former Public Directorships Held During the Past 5 Years • None	Other Experience and Education • Qualified petroleum engineer • Master’s Degree from Norwegian Institute of Technology • Director of privately-held company • Schlumberger training and expertise

PAAL KIBSGAARD has been a director of the Company since 2011 and Chairman of the Board since April 2015, and has served as Chief Executive Officer of the Company since August 2011. He was the Company’s Chief Operating Officer from February 2010 to July 2011, and President of the Reservoir Characterization Group from May 2009 to February 2010. Prior to that, Mr. Kibsgaard served as Vice President, Engineering, Manufacturing and Sustaining, from November 2007 to May 2009, and as Vice President of Personnel from April 2006 to November 2007. Mr. Kibsgaard has been with the Company since 1997, and began his career as a reservoir engineer. He has held numerous operational and administrative management positions within the Company in the Middle East, Europe and the U.S.

Relevant Skills and Expertise

As a result of his service in various global leadership positions in the Company, Mr. Kibsgaard brings to the Board a unique operational perspective and thorough knowledge of the Company’s operational activities worldwide. The Board believes that Mr. Kibsgaard’s service as Chairman and Chief Executive Officer is an important link between management and the Board, enabling the Board to perform its oversight function with the benefit of his perspectives on the Company’s business and operations.

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Nikolay Kudryavtsev

Rector, Moscow Institute of Physics and Technology Director since 2007 Age: 67 Other Current Public Boards: None	Board Committees • Audit • Finance • Science and Technology
Former Public Directorships Held During the Past 5 Years • None

Other Experience and Education

•  Prior Chair, Molecular Physics Department at the Moscow Institute of Physics and Technology

•  PhD in physics and mathematics, Moscow Institute of Physics and Technology

•  Member, Russian Academy of Sciences

NIKOLAY KUDRYAVTSEV has been the Rector of the Moscow Institute of Physics and Technology since June 1997. He has also been chairman of the Board of Rectors of the City of Moscow and Moscow Region since 2012, and was elected Vice President of the Russian Rectors Union in 2014.

Relevant Skills and Expertise

Mr. Kudryavtsev brings to the Board valuable management and finance experience, as well as deep scientific and technological expertise. This provides the Board with valuable insight regarding the Company, its products and current technology, as well as the future technological needs of the Company and the industry. Mr. Kudryavtsev also provides the Board with a particularly valuable Russian vantage point, which is useful for both the development of the Company’s business and an understanding of the needs of the Company’s population of Russian employees. The Board is aided immensely by Mr. Kudryavtsev’s sensitivity to Russian culture and risk at the operational level.

Helge Lund

Former Chief Executive Officer, BG Group plc and Statoil ASA Director since 2016 Age: 55 Other Current Public Boards: Novo Nordisk AS	Board Committees • Audit • Finance
Former Public Directorships Held During the Past 5 Years • Nokia

Other Experience and Education

•  BA in Economics from Norwegian School of Economics & Business Administration

•  MBA from INSEAD

•  Norwegian energy policy expertise

•  Director of a privately-held company

•  Private equity experience

HELGE LUND is an Operating Advisor for the investment firm Clayton, Dubilier & Rice, a private equity investment firm since September 2016. He was the Chief Executive Officer of BG Group from February 2015 through February 2016. From August 2004 to October 2014, he was the Chief Executive Officer of Statoil ASA, an international oil and gas company. Prior to Statoil, Mr. Lund served as President and Chief Executive Officer of Aker Kvaerner, an industrial conglomerate with operations on oil and gas, engineering and construction, pulp and paper and shipbuilding. He served on the board of directors of Nokia from 2011 to 2014, and on the board of directors of Novo Nordisk from 2014 to 2015, and was re-elected to that board in 2017. In February 2018, Mr. Lund also joined the board of directors of Belron S.A., a private glass repair company.

Relevant Skills and Expertise

Mr. Lund brings to the Board strong leadership and operational expertise from his experience as the chief executive officer of several public companies as well as of a national oil company. Mr. Lund also provides valuable insight into the developing domestic and international energy policies of Norway and the intricacies of negotiating with global energy companies. He also has extensive experience dealing with global energy institutions such as the Organization of the Petroleum Exporting Countries and the International Energy Agency and with navigating various opportunities in the oil and gas industry, including acquisition targets and other business opportunities.

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Michael E. Marks

Managing Partner, Riverwood Capital, LLC Director since 2005 Age: 67 Other Current Public Boards: None	Board Committees • Audit
Former Public Directorships Held During the Past 5 Years • SanDisk Corp. • GoPro, Inc.	Other Experience and Education • Former chief executive officer of a public company • MBA from Harvard Business School • Director of several privately-held companies

MICHAEL E. MARKS has been a Managing Partner of Riverwood Capital, LLC, a private equity firm, since March 2007. From 2011 to 2017, he was the lead independent director at GoPro, Inc., a consumer camera company, and was the chair of its compensation and leadership committee and a member of its nominating and governance committee. Mr. Marks served as director of San Disk Corp., a memory products company, from 2003 to 2011 and as Chairman from 2011 until 2016, when it was acquired. Mr. Marks previously served on the boards of directors of Flextronics Inc., Sun Microsystems and Calix, Inc.

Relevant Skills and Expertise

Mr. Marks brings to the Board his experience with world-class manufacturing from the field level to the boardroom based on his experience as CEO at Flextronics, a large, diversified global corporation with many of the same issues that Schlumberger faces. As a former chief executive and director at various other public companies, Mr. Marks has been involved in succession planning, compensation, employee management and the evaluation of acquisition opportunities. Mr. Marks’ significant experience as a director at various technology-driven companies, as well as his finance and mergers and acquisitions experience, are especially relevant to Schlumberger’s technology-oriented business and growth strategy.

Indra K. Nooyi

Chairman and Chief Executive Officer, PepsiCo, Inc. Director since 2015 Age: 62 Other Current Public Boards: PepsiCo, Inc.	Board Committees • Audit • Compensation, Chair
Former Public Directorships Held During the Past 5 Years • None

Other Experience and Education

•  Current Chief Executive Officer of a public company

•  Board of Trustees, the World Economic Forum

•  Member, MIT Presidential CEO Advisory Board

•  M.B.A., Indian Institute of Management

•  Masters Degree in Public and Private Management, Yale University

INDRA K. NOOYI is the Chairman and Chief Executive Officer of PepsiCo, Inc., a global food and beverage company. She was appointed PepsiCo’s President and CEO in 2006, and became Chairman of PepsiCo’s board of directors in 2007. She was elected to PepsiCo’s board of directors and became President and Chief Financial Officer in 2001, after serving as Senior Vice President and Chief Financial Officer since 2000. Mrs. Nooyi also served as PepsiCo’s Senior Vice President, Corporate Strategy and Development from 1996 until 2000, and as its Senior Vice President, Strategic Planning from 1994 until 1996. She serves on several non-profit boards of directors and is a member of the Temasek Americas Advisory Panel, an investment company owned by the government of Singapore.

Relevant Skills and Expertise

The Board benefits greatly from Mrs. Nooyi’s proven leadership as Chairman and CEO of PepsiCo, Inc. Mrs. Nooyi’s expertise in developing and directing corporate strategy and finance, mergers and acquisitions, and organizational and talent management enables her to make valuable contributions to the Board.

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Lubna S. Olayan

Chief Executive Officer and Deputy Chairperson, Olayan Financing Company Director since 2011 Age: 62 Other Current Public Boards: Alawwal Bank and Ma’aden	Board Committees • Nominating and Governance • Finance
Former Public Directorships Held During the Past 5 Years • WPP plc

Other Experience and Education

•  Current chief executive officer

•  Trustee, King Abdullah University of Science and Technology and Cornell University

•  Member, Harvard Global Advisory Council

•  Serves on boards of various non-governmental and educational organizations

•  M.B.A., Indiana University

LUBNA S. OLAYAN is the Chief Executive Officer and deputy chairperson of Riyadh-based Olayan Financing Company, the holding company for The Olayan Group’s operations in the Kingdom of Saudi Arabia and the Middle East. Ms. Olayan is a Principal and a board member of Olayan Investments Company Establishment, the parent company of The Olayan Group, a private multinational enterprise with diverse commercial and industrial operations in the Middle East and an actively managed portfolio of international investments. Since December 2004, she has been a director of Alawwal Bank, becoming the first woman to join the board of a Saudi publicly-listed company. She was elected Vice Chairman in January 2014 and is a member of its executive committee and its nomination and remuneration committee. Ms. Olayan has been a member of the board of directors of Ma’aden, the Saudi Arabian mining company, since April 2016, and is a member of its nomination and remuneration committee. She is a non-executive director and member of numerous international advisory boards. Ms. Olayan served as a non-executive director of WPP plc, a multinational communication services company, from March 2005 to June 2012, and was a member of its nomination committee.

Relevant Skills and Expertise

Ms. Olayan brings to the Board extensive business experience in Saudi Arabia and the Middle East and a deep understanding of those areas, which are critical to the Company. The Board benefits from her proven leadership abilities, extensive CEO experience and expertise in corporate finance, international banking, distribution and manufacturing. Ms. Olayan also brings a critical international perspective on business and global best practices. Ms. Olayan’s connections to the scientific community and experience in university relations also are of great value to Schlumberger and its efforts in technology leadership and employee recruiting and retention.

Leo Rafael Reif

President, Massachusetts Institute of Technology Director since 2007 Age: 67 Other Current Public Boards: None.	Board Committees • Compensation • Nominating and Governance • Science and Technology, Chair
Former Public Directorships Held During the Past 5 Years • Alcoa, Inc. • Arconic Inc.

Other Experience and Education

•  Fellow, The Institute for Electrical and Electronic Engineers

•  Doctorate in electrical engineering, Stanford University

•  Member of the American Academy of Arts and Sciences

•  Board of Trustees, The World Economic Forum

LEO RAFAEL REIF has been President of the Massachusetts Institute of Technology (“MIT”) since July 2012, and was its Provost, Chief Academic Officer and Chief Budget Officer from August 2005 to July 2012. Dr. Reif was head of MIT’s Electrical Engineering and Computer Science Department from September 2004 to July 2005, and an Associate Department Head for Electrical Engineering in MIT’s Department of Electrical Engineering and Computer Science from January 1999 to August 2004. Dr. Reif joined the board of directors of Alcoa, Inc. in 2015, and remained on its board until resigning in November 2016 as part of Alcoa’s public spin-off of Arconic Inc., a leading provider of precision-engineered products and solutions. In connection with the spin-off, Dr. Reif was a member of the board of directors of Arconic Inc. from November 2016 to May 2017.

Relevant Skills and Expertise

Dr. Reif brings to the Board valuable management and finance expertise. As a scientist, he has deep scientific and technological expertise about the Company’s products and current technology, as well as about anticipated future technological needs of the Company and the industry. The Board values Dr. Reif’s connections to the U.S. scientific community, as well as his expertise in university relations and collaborations, which are of high importance to Schlumberger and its efforts in technology leadership and employee retention. Dr. Reif provides the Board with a critical U.S. scientific perspective, which is of immense value in the oversight of the Company’s strategy.

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Henri Seydoux

Chairman and Chief Executive Officer, Parrot S.A. Director since 2009 Age: 57 Other Current Public Boards: Parrot S.A.	Board Committees • Finance • Nominating and Governance • Science and Technology
Former Public Directorships Held During the Past 5 Years • None	Other Experience and Education • Current chief executive officer • Technology leadership • Entrepreneurial and management expertise • Director of privately-held company

HENRI SEYDOUX has been Chairman and Chief Executive Officer of Parrot S.A., a global wireless products manufacturer, since 1994. Mr. Seydoux is an entrepreneur with great initiative. He founded Parrot S.A. in 1994 as a private company and took it public in 2007. He serves on the board of directors of Sigfox, a privately-held global communications service provider for the Internet.

Relevant Skills and Expertise

Mr. Seydoux, as the chief executive of a dynamic and innovative technology company, brings to the Board entrepreneurial drive and management skills. He also has family ties to the founding Schlumberger brothers, and having grown up in the Schlumberger family culture, is well placed to see that the Company continues its historical commitment to Schlumberger’s core values. His service on the Board addresses the Company’s need to preserve the Company’s unique culture and history while fostering innovation.

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Corporate Governance

The following are some highlights of our corporate governance practices and policies:

Board Independence; Committees Structure

•	All of our director nominees are independent of the Company and management, except for our CEO and Mr. Galuccio. This is substantially above the NYSE requirement that a majority of directors be independent.
•	All independent directors meet regularly in executive session.
•	Only independent directors serve on our Audit, Compensation, and Nominating and Governance Committees.

Majority Voting; Stockholder Authority

•	We have a majority vote standard for uncontested director elections.
•	All of our directors are elected annually. We do not have a staggered board.
•	One or more stockholders representing 10% or more of our outstanding shares can call a special stockholders meeting.

Executive Stock Ownership Guidelines

We have executive stock ownership guidelines, which are designed to align executive and stockholder interests. For a description of the guidelines applicable to our executive officers and other senior members of management, see “Compensation Discussion and Analysis— Executive Stock Ownership Guidelines” starting on page 42.

Risk Oversight

Board of Directors	Oversees the risk management by the CEO and other members of our senior management team; oversees assessment of major risks facing the Company.
Audit Committee	Reviews and assesses financial reporting risk. It also reviews all significant finance-related violations of Company policies brought to its attention, and annually reviews and assesses finance-related violations.
Finance Committee	Oversees finance-related risks on a quarterly basis and recommends guidelines to control pension and other investments, banking relationships and currency exposures.
Compensation Committee	Reviews and assesses the Company’s overall compensation program and its effectiveness at linking executive pay to performance, aligning the interests of our executives and our stockholders and providing for appropriate incentives.
Nominating and Governance Committee	Oversees compliance-related risk, related person transactions, the Company’s Ethics and Compliance Program and environmental, social and governance risks.

No Hedging or Pledging of Schlumberger Stock

Our directors and executive officers are prohibited from hedging their ownership of Schlumberger stock. Furthermore, our directors and executive officers are prohibited from pledging their Schlumberger stock.

Political Contributions

Schlumberger is politically neutral, and has a long-standing policy against making financial or in-kind contributions to political parties or candidates, even when permitted by law. This policy, as set forth in Schlumberger’s code of conduct, entitled The Blue Print and The Blue Print in Action (our “Code of Conduct”), prohibits the use of Company funds or assets for political purposes, including for contributions to any political party, candidate or committee, whether federal, state or local. In addition, the Company does not lobby. As a result of the Company’s policy of political neutrality, Schlumberger does not maintain a political action committee, nor does it contribute to any third-party political action committees or other political entities organized under Section 527 of the Internal Revenue Code.

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In 2017, the Center for Political Accountability (“CPA”), a non-profit, non-partisan organization, assessed our disclosure for its annual CPA-Zicklin Index of Corporate Political Disclosure and Accountability (“CPA-Zicklin Index”). The CPA-Zicklin Index measures the transparency, policies and practices of the Standard & Poor’s (“S&P”) 500. As a result of our enhanced disclosure on political lobbying and contributions, we achieved a perfect score of 100% in the 2017 CPA-Zicklin Index.

Corporate Governance Guidelines

Schlumberger is committed to adhering to sound principles of corporate governance and has adopted corporate governance guidelines that the Board believes are consistent with Schlumberger’s values, and that promote the effective functioning of the Board, its committees and the Company. Our Board periodically, and at least annually, reviews and revises, as appropriate, our Corporate Governance Guidelines to ensure that they reflect the Board’s corporate governance objectives and commitments. Our Corporate Governance Guidelines are on our website at http://www.slb.com/ about/guiding_principles/corpgovernance/corpgov_guidelines.aspx.

Board Independence

Schlumberger’s Corporate Governance Guidelines provide that at least a majority of the Board must consist of independent directors. This standard reflects the NYSE corporate governance listing standards.

Our Board has adopted director independence standards, which can be found in Attachment A to our Corporate Governance Guidelines, and which meet or exceed the independence requirements in the NYSE listing standards. Based on the review and recommendation by the Nominating and Governance Committee, the Board has determined that each current director and director nominee listed above under “Election of Directors” is “independent” under the listing standards of the NYSE and our director independence standards, except Mr. Kibsgaard, who is our CEO and therefore does not qualify as independent, and Mr. Miguel Galuccio.

In addition to the Board-level standards for director independence, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE’s listing standards and SEC rules, and each member of the Compensation Committee meets the heightened independence standards for compensation committee members under NYSE listing standards adopted in 2013, which Schlumberger implemented in advance of the required compliance date.

Transactions Considered in Independence Determinations. The Board’s independence determinations included a review of transactions that occurred since the beginning of 2014 with entities associated with our directors or members of their immediate family. In making its independence determinations, the Board considered that Mr. Galuccio, Ms. Kempston Darkes, Mr. Kudryavtsev, Mr. Marks, Ms. Nooyi, Ms. Olayan, Dr. Reif and Mr. Sandvold each have served as directors, executive officers, trustees, outside consultants or advisory board members at companies and universities that have had commercial business relationships with the Company, all of which were ordinary course commercial transactions involving significantly less than 1% of the other entity’s annual revenues. The Board also considered that the Company made charitable contributions in 2017 to The Massachusetts Institute of Technology, of which Dr. Reif is the President, of approximately $997,000, relating to educational grants and sponsored fellowships, for which Dr. Reif received no personal benefit. This amount was significantly less than the greater of $1 million or 2% of the university’s consolidated gross revenues for any of the past three years. The Board also considered that the son of Mr. Galuccio is an employee of the Company, but that he was not an executive officer of the Company and received less than $120,000 in compensation in 2017.

Board Tenure

We believe that Board tenure diversity is important and directors with many years of service provide the Board with a deep knowledge of our company, while newer directors lend fresh perspectives. The chart below reflects the Board tenure of our current director nominees.

Under our Corporate Governance Guidelines, non-executive directors are eligible to be nominated or renominated to the Board up to their 70th birthday, and executive directors are eligible to be nominated or renominated up to their 65th birthday, after which directors may no longer be nominated or renominated to the Board. Our Board may waive this policy on a case-by-case basis on the recommendation of the Nominating and Governance Committee if it deems a waiver to be in the best interest of the Company.

Diversified Director Nominee Tenure

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Director Nominations

The Nominating and Governance Committee believes that director nominees should, in the judgment of the Board, be persons of integrity and honesty, be able to exercise sound, mature and independent business judgment in the best interests of our stockholders as a whole, be recognized leaders in business or professional activity, have background and experience that will complement those of other Board members, be able to actively participate in Board and Committee meetings and related activities, be able to work professionally and effectively with other Board members and Schlumberger management, be available to remain on the Board long enough to make an effective contribution and have no material relationship with competitors, customers or other third parties that could present realistic possibilities of conflict of interest or legal issues.

The Nominating and Governance Committee also promotes Schlumberger’s diversity policy that the Board should include appropriate expertise and reflect the gender, cultural and geographical diversity of the Company. Schlumberger has approximately 100,000 employees worldwide, representing more than 140 nationalities, and values gender, cultural and geographical diversity in its directors as well. We also have a culture of recruiting, hiring and training where we operate, as described in our Code of Conduct, and that influences the composition of our Board. Three of the Company’s 11 director nominees are women. Of the 11 director nominees, four are citizens of the United States of America; two are citizens of Norway; and one each of Argentina and the United Kingdom, Canada, France, Russia and Saudi Arabia.

Board Diversity Highlights:

3	director nominees are women

7	director nominees are non-US citizens

Our very diverse Board also evidences the Board’s commitment to have directors who represent countries where Schlumberger operates. In addition, the exceptionally broad and diverse experience of Board members is in keeping with the goal of having directors whose background and experience complement those of other directors. The Nominating and Governance Committee’s evaluation of director nominees takes into account their ability to contribute to the Board’s diversity, and the Nominating and Governance Committee annually reviews its effectiveness in balancing these considerations in the context of its consideration of director nominees.

Applying the criteria above, the Nominating and Governance Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meeting of stockholders. In obtaining the names of possible nominees, the Nominating and Governance Committee makes its own inquiries and will receive suggestions from other directors, management, stockholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from security holders is the same as its process for recommendations from other sources. From time to time, the Committee retains executive search and board advisory consulting firms to assist in identifying and evaluating potential nominees. During 2017, the Committee used the services of New York-based Spencer Stuart, a third-party executive search firm, for this purpose. Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members typically suggest candidates for nomination to the Board.

The Nominating and Governance Committee will consider nominees recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the next proxy statement and submit their recommendations in writing to:

Chair, Nominating and Governance Committee

c/o Secretary, Schlumberger Limited

5599 San Felipe, 17th Floor

Houston, Texas 77056.

Such recommendations must be submitted by the deadline for stockholder proposals referred to at the end of this proxy statement. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director, a description of all direct or indirect arrangements or understandings between the recommending security holder and the candidate, all other companies to which the candidate is being recommended as a nominee for director, and a signed consent of the candidate to cooperate with reasonable background checks and personal interviews, and to serve as a member of our Board, if elected.

Board Adoption of Proxy Access

Although we had not received a stockholder proposal requesting a proxy access bylaw, we proactively adopted proxy access bylaw provisions in January 2017. These provisions permit a stockholder, or a group of up to 20 stockholders, owning at least three percent (3%) of the Company’s outstanding common stock, for at least three (3) years, to include two (2) director nominees, or 20% of the current Board, whichever is greater, in our proxy for the annual general meeting, beginning with our 2018 annual general meeting of stockholders.

The amendments made to the bylaws also address “advance notice” requirements. These require stockholders to notify us within a certain window each year of any stockholder proposals for any annual general meeting, and to provide additional information. For more information, please review the full text of our bylaws as filed with the SEC.

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Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine an appropriate board leadership structure to provide for independent oversight of management. The Board believes that there is no single, generally accepted board leadership structure that is appropriate for all companies, and that the right structure may vary for a single company as circumstances change. As such, our independent directors consider the Board’s leadership structure at least annually, and may modify this structure from time to time to best address the Company’s unique circumstances and advance the best interests of all stockholders, as and when appropriate.

From 2011 to 2015, the Board was led by a non-executive chairman of the Board. In connection with the chairman’s retirement in 2015, the independent members of the Board gave thoughtful consideration to the Board’s leadership structure and determined that recombining the Chairman and CEO positions under the leadership of

Mr. Kibsgaard upon the chair’s retirement was in the best interests of the Company and its stockholders. This determination was based on the Board’s strong belief that, as the individual with primary responsibility for managing the Company’s day-to-day operations and with extensive knowledge and understanding of the Company, Mr. Kibsgaard is best positioned to chair regular Board meetings as the directors discuss key business and strategic issues and to focus the Board’s attention on the issues of greatest importance to the Company and its stockholders. Furthermore, combining the roles of Chairman and CEO in Mr. Kibsgaard creates a clear line of authority that promotes decisive and effective leadership, both within and outside the Company. In making this judgment, the Board took into account its evaluation of Mr. Kibsgaard’s performance as CEO and as a then-current member of the Board, his positive relationships with the other directors, and the strategic perspective he would bring to the role of Chairman.

Roles and Responsibilities of our Lead Independent Director

In connection with its decision to recombine the roles of Chairman and CEO under Mr. Kibsgaard, the Board recognized the importance of having a board structure that would continue to promote the appropriate exercise of independent judgment by the Board. Thus, the Board appointed Peter Currie as its lead independent director, who was selected by and from the independent directors, and who has the following leadership authority and responsibilities:

•	approve agendas for all Board meetings, in coordination with the Chairman and CEO;
•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items, in coordination with the Chairman and CEO;
•	preside at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors;
•	authority to call meetings of the Board of Directors in executive session;
•	provide feedback to the Chairman and CEO, as appropriate, from executive sessions of the Board;
•	facilitate discussions, outside of scheduled Board meetings, among the independent directors on key issues concerning senior management;
•	assist the Board, the Nominating and Governance Committee and the officers of the Company in implementing and complying with the Board’s Corporate Governance Guidelines;
•	foster Board leadership on matters of governance where independence is required, and monitor and improve Board effectiveness;
•	serve as a liaison between the independent directors and the Chairman and CEO, in consultation with the other directors;
•	lead the independent directors’ discussions of succession planning and evaluation of the performance of the CEO;
•	be available for consultation and direct communication with stockholders; and
•	perform such additional duties and responsibilities as the Board or the independent directors may from time to time determine.

In considering its leadership structure, the Board also took into account that Schlumberger’s current governance practices provide for strong independent leadership, active participation by independent directors and independent evaluation of, and communication with, many members of senior management. These governance practices are reflected in our Corporate Governance Guidelines and our various committee charters, which are available on our website. The Board believes that its risk oversight programs, discussed immediately below, are effective under a variety of board leadership frameworks and therefore do not materially affect the Board’s choice of leadership structure.

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The Board’s Role in Risk Oversight

As set forth in our Corporate Governance Guidelines, the Board assesses major risks facing the Company and options for their mitigation, in order to promote the Company’s stockholders’ and other stakeholders’ interests in the long-term health and the overall success of the Company and its financial strength.

The full Board is actively involved in overseeing risk management for the Company. It does so in part through its oversight of the Company’s Executive Risk Committee (the “ERC”) comprised of more than half a dozen top executives of the Company from various functions, each of whom supervises day-to-day risk management throughout the Company. The ERC is not a committee of the Board. The ERC ensures that the Company identifies all potential material risks facing the Company and implements appropriate mitigation measures. The Company’s risk identification is performed annually at two levels: the ERC performs a corporate-level risk mapping exercise, which involves the CEO and several other members of senior management, and while maintaining oversight, delegates operational (field-level) risk assessment and management to the Company’s various GeoMarkets, Technologies and Functions and to its Research, Engineering, Manufacturing and Sustaining organization. To the extent that the ERC identifies recurring themes from the operational risk mapping exercises, they are acted on at the corporate level. Members of the ERC meet formally at least once a year, and more frequently on an ad hoc basis, to define and improve the risk mapping process, and to review and monitor the results of those exercises and those that have been delegated. The ERC reports directly to the CEO and to the full Board, and annually presents to the full Board a comprehensive report as to its risk mapping efforts for that year.

In addition, each of our Board committees considers the risks within its areas of responsibility. For example, the Finance Committee considers finance-related risks on a quarterly basis and recommends guidelines to control pension and other investments, banking relationships and currency exposures. The Compensation Committee reviews and assesses the Company’s overall compensation program and its effectiveness at linking executive pay to performance, aligning the interests of our executives and our stockholders and providing for appropriate incentives. The Science and Technology Committee reviews and assesses risks affecting the Company’s technology direction and research and development. The Nominating and Governance Committee oversees governance- and compliance-related risks, related person transactions, and reviews and discusses the Company’s Ethics and Compliance Program’s quarterly statistical report and the various allegations, disciplinary actions and training statistics brought to its attention. The Nominating and Governance Committee also considers corporate social responsibility risks. The Audit Committee reviews and assesses risks related to financial reporting. The Audit Committee also discusses all significant finance-related violations of Company policies brought to its attention from time to time, and annually reviews a summary of all finance-related violations. Additionally, the outcome of the Company’s Audit Risk assessment is presented to the Audit Committee annually; this assessment identifies internal controls risks and drives the internal audit plan for the coming year. All significant violations of the Company’s Code of Conduct and related corporate policies are reported to the Nominating and Governance Committee and (if finance-related) to the Audit Committee, and, when appropriate, are reported to the full Board. Once a year, the Director of Compliance delivers to the full Board a comprehensive Annual Compliance Report. The risks identified within the Ethics and Compliance Program are incorporated into the ERC’s enterprise risk management program described above.

Meetings of the Board of Directors and its Committees

During 2017, the Board held five meetings. Schlumberger has an Audit, a Compensation, a Nominating and Governance, a Finance, and a Science and Technology Committee. During 2017, the Audit Committee met five times; the Compensation Committee met four times; the Finance Committee met four times; the Nominating and Governance Committee met four times; and the Science and Technology Committee met two times.

Each of our current directors attended at least 75% of the meetings of the Board and the committees on which he or she served in 2017 (held during the period he or she served).

From time to time between meetings, Board and committee members confer with each other and with management and independent consultants regarding relevant issues, and representatives of management may meet with such consultants on behalf of the relevant committee.

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Board Committees

MEMBERS OF THE COMMITTEES OF THE BOARD OF DIRECTORS AS OF FEBRUARY 1, 2018

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance Committee	Science and Technology Committee
Peter L.S. Currie*
Miguel Galuccio
V. Maureen Kempston Darkes
Nikolay Kudryavtsev
Helge Lund
Michael E. Marks
Indra K. Nooyi
Lubna S. Olayan
Leo Rafael Reif
Tore I. Sandvold
Henri Seydoux
* Lead independent director.

Audit Committee

The Audit Committee consists of five directors, each of whom meets the independence and other requirements of the NYSE’s listing standards and SEC rules (including the heightened requirements that apply to audit committee members). The Audit Committee assists the Board in its oversight of the accounting and financial reporting process of the Company, including the audit of the Company’s financial statements and the integrity of the Company’s financial statements, legal and regulatory compliance, the independent registered public accounting firm’s qualifications, independence, performance and related matters, and the performance of the Company’s internal audit function.

The authority and responsibilities of the Audit Committee include the following:

•	recommend for stockholder approval the independent registered public accounting firm to audit the accounts of the Company for the year;

•	evaluate the independence and qualification of the Company’s independent registered public accounting firm;

•	review with the Company’s independent registered public accounting firm the scope and results of its audit, and any audit issues or difficulties and management’s response;

•	discuss the Company’s annual audited financial statements and quarterly unaudited financial statements with management and the Company’s independent registered public accounting firm;

•	review with management, the internal audit department and the independent registered public accounting firm the adequacy and effectiveness of the Company’s disclosure and internal control procedures, including any material changes or deficiencies in such controls;

•	discuss with management the Company’s risk assessment and risk management policies;

•	discuss the Company’s earnings press releases with management, as well as the type of financial information and earnings guidance, if any, provided to analysts;

•	review the Company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements;

•	review with the internal audit department the status and results of the Company’s annual internal audit plan, assessments of the adequacy and effectiveness of internal controls, and the sufficiency of the department’s resources;

•	establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, as well as for confidential submission by employees, and others, if requested, of concerns regarding questionable accounting or auditing matters;

•	review material relevant related party transactions governed by applicable accounting standards; and

•	oversee the preparation of an annual audit committee report for the Company’s annual proxy statement.

The Company’s independent registered public accounting firm is accountable to the Audit Committee. The Audit Committee pre-approves all engagements, including the fees and terms for the integrated audit of the Company’s consolidated financial statements.

The Board has determined that each Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that Messrs. Lund, Marks and Currie, as well as Mrs. Nooyi, each qualify as an “audit committee financial expert” under applicable SEC rules. The Audit Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/ guiding_principles/corpgovernance/audit_committee.aspx.

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Compensation Committee

The Compensation Committee consists of three directors, each of whom meets the independence requirements of the NYSE’s listing standards (including the heightened requirements that apply to compensation committee members). The purposes of the Compensation Committee are to assist our Board in discharging its responsibilities with regard to executive compensation; periodically review non-executive directors’ compensation; oversee the Company’s general compensation philosophy, policy and programs; serve as the administrative committee under the Company’s stock plans; and prepare the annual Compensation Committee Report required by the rules of the SEC.

The authority and responsibilities of the Compensation Committee include the following:

•	annually review and approve the objectives, evaluate the performance, and review and recommend the compensation of the Company’s CEO to the Board’s independent directors, meeting in executive session.

•	review and approve the evaluation process and compensation structure for the Company’s executive officers and approve their compensation, including base salary, annual cash incentive and long-term incentives;

•	select appropriate peer companies against which the Company’s executive compensation is compared;

•	review incentive compensation and equity-based plans, and advise management and the Board on the design and structure of the Company’s compensation and benefits programs and policies, and to approve changes thereto, or to recommend changes to the Board, as the Committee determines appropriate;

•	administer and make awards under the Company’s stock plans, and review and approve annual stock allocation under those plans;

•	review and approve or recommend to the Board, as appropriate, any employment or severance contracts or arrangements with executive officers;

•	monitor trends and best practices in, and periodically review and assess the adequacy of, director compensation and stock ownership policies, and recommend changes to the Board as it deems appropriate in accordance with the Company’s Corporate Governance Guidelines;

•	monitor and review the Company’s overall compensation and benefits program design to assess such programs’ continued competitiveness and consistency with established Company compensation philosophy, corporate strategy and objectives, linkage of pay to performance, and alignment with stockholder interests, including any material risks of such programs;

•	review and make recommendations to the Board regarding people-related strategies and initiatives, such as recruitment, retention and diversity management;

•	establish and administer stock ownership policies for executive officers and other key position holders;

•	assess the results of the Company’s most recent advisory vote on executive compensation;

•	review and discuss with the Company’s management the Compensation Discussion and Analysis required to be included in the Company’s annual proxy statement;

•	produce a Compensation Committee Report to be included in the Company’s annual proxy statement; and

•	be directly responsible for the appointment, compensation and oversight of the work of any consultants and other advisors retained by the Compensation Committee.

The Compensation Committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, regulation, NYSE listing standards and Schlumberger’s governing documents. The design and day-to-day administration of all compensation and benefits plans and related policies, as applicable to executive officers and other salaried employees, are handled by teams of the Company’s human resources, finance and legal department employees. The Compensation Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/ corpgovernance/compensation_committee.aspx.

Nominating and Governance Committee

The Nominating and Governance Committee consists of five directors, each of whom meets the independence requirements of the NYSE’s listing standards.

The authority and responsibilities of the Nominating and Governance Committee include the following:

•	lead the search for individuals qualified to become members of the Board;

•	evaluate the suitability of potential nominees for membership on the Board;

•	recommend to the Board the number and names of director nominees at the next annual general meeting of stockholders, or otherwise to recommend directors nominees in the event that the authorized number of directors exceeds the number elected by stockholders at such annual general meeting, and to propose director nominees to fill any vacancies on the Board;

•	annually review the qualifications and criteria taken into consideration in the evaluation of potential nominees for membership on the Board;

•	consider the resignation of a director who has changed his or her principal occupation or employer, and inform the Board as to whether or not the Nominating and Governance Committee recommends that the Board accept the resignation;

•	assist the Board with its determination of the independence of its members;

•	monitor trends, changes in law and NYSE listing standards, as well as best practices in corporate governance, and to periodically review the Company’s Corporate Governance Guidelines and recommend changes as it deems appropriate in those guidelines, in the corporate governance provisions of the Company’s bylaws and in the policies and practices of the Board in light of such trends, changes and best practices as appropriate;

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•	consider issues involving “related person transactions” with directors and similar issues, including approval or ratification of any such transactions as appropriate;

•	periodically review the Company’s Ethics and Compliance Program including significant compliance allegations with the Company’s General Counsel or Director of Compliance, and oversee the Company’s Code of Conduct and policies and procedures for monitoring compliance;

•	periodically review the Company’s Corporate Social Responsibility Program, including its Global Stewardship reporting efforts, and trends in environmental, social and governance issues affecting the Company and its key public policy positions;

•	periodically review the state of the Company’s relationships with key stakeholders, how those constituencies view the Company and the issues raised by them;

•	periodically review the Company’s policies, programs and activities related to political and charitable contributions;

•	oversee the annual evaluation of Board effectiveness and report to the Board;

•	annually review and make recommendations to the Board regarding its process for evaluating the effectiveness of the Board and its committees;

•	annually review and make recommendations to the Board regarding new director orientation and director continuing education on governance issues;

•	annually recommend to the Board committee membership and chairs, and review periodically with the Board committee rotation practices;

•	approve the membership of any Schlumberger executive officer on another listed company’s board, and receive timely information from non-employee directors of any new listed company board to which they have been nominated for election as director and of any change in their status as director on any other listed company board;

•	advise the Board on succession planning; and

•	periodically review the Board’s leadership structure, and recommend changes to the Board as appropriate, including the appointment and duties of the lead independent director.

The Nominating and Governance Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/ nomgov_committee.aspx.

Finance Committee

The Finance Committee consists of seven directors, each of whom, except for Mr. Galuccio, meets the independence requirements of the NYSE’s listing standards. The Finance Committee advises the Board and management of the Company on various matters, including dividends, financial policies and the investment of funds.

The authority and responsibilities of the Finance Committee include the following:

•	recommend investment and derivative guidelines for the cash and currency exposures of the Company and its subsidiaries;

•	review the actual and projected financial situation and capital needs of the Company as needed, regarding:

•	the capital structure of the Company, including the levels of debt and equity, the sources of financing and equity and the Company’s financial ratios and credit rating policy;

•	the Company’s dividend policy; and

•	the issuance and repurchase of Company stock;

•	review the insurance principles and coverage of the Company and its subsidiaries, as well as financing risks, including those associated with currency and interest rates;

•	oversee the investor relations and stockholder services of the Company;

•	review the financial aspects of any acquisitions submitted to the Board and, as delegated to the Finance Committee by the Board, review and approve any acquisitions covered by such delegation;

•	review the administration of the employee benefit plans of the Company and the performance of fiduciary responsibilities of the administrators of the plans; and

•	function as the Finance Committee for pension and profit-sharing trusts as required by U.S. law.

The Finance Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/ about/guiding_principles/corpgovernance/finance_committee.aspx.

Science and Technology Committee

The Science and Technology Committee advises the Board and management on matters involving the Company’s research and development programs.

The authority and responsibilities of the Science and Technology Committee include the following:

•	review, evaluate and advise the Board and management regarding the long-term strategic goals and objectives and the quality and direction of the Company’s research and development programs;

•	review and advise the Board and management on the Company’s major technology positions and strategies relative to emerging technologies and changing market requirements;

•	monitor and evaluate trends in research and development, and recommend to the Board and management emerging technologies for building the Company’s technological strength;

•	recommend approaches to acquiring and maintaining technology positions;

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•	advise the Board and management on the scientific aspects of major acquisitions and business development transactions; and

•	assist the Board with its oversight responsibility for enterprise risk management in areas affecting the Company’s research and development.

The Science and Technology Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/ tech_committee.aspx.

Communication with the Board

The Board has established a process for all interested parties, including stockholders and other security holders, to send communications, other than sales-related communications, to one or more of its members, including to the independent or non-management directors as a group. Interested parties may contact the Board or any Schlumberger director (including the Chairman of the Board) by writing to them at the following address:

Schlumberger Limited c/o the Secretary 5599 San Felipe, 17th Floor Houston, Texas 77056 Communications will be forwarded to the Board member or members specified.

Director Attendance at 2017 Annual General Meeting

The Board’s policy regarding director attendance at annual general meetings of stockholders is that directors are welcome, but not required, to attend, and that the Company will make all appropriate arrangements for directors who choose to attend. No director attended our annual general meeting of stockholders in 2017.

Policies and Procedures for Approval of Related Person Transactions

In January 2007, the Board formally adopted a written policy with respect to “related person transactions” to document procedures pursuant to which such transactions are reviewed, approved or ratified. Under SEC rules, “related persons” include any director, executive officer, director nominee, or greater than 5% stockholder of the Company since the beginning of the previous fiscal year, and their immediate family members. The policy applies to any transaction in which:

•	the Company is a participant;

•	any related person has a direct or indirect material interest; and

•	the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of SEC Regulation S-K.

The Nominating and Governance Committee, with assistance from the Company’s Secretary and General Counsel, is responsible for reviewing and, where appropriate, approving or ratifying any related person transaction involving Schlumberger or its subsidiaries and related persons. The Nominating and Governance Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders.

Since the beginning of 2017, there were no related person transactions under the relevant standards.

Code of Conduct

Schlumberger has adopted a code of conduct entitled The Blue Print and The Blue Print in Action, which applies to all of its directors, officers and employees. Together, these documents describe the purpose, ambition and mindset of the Company and expectations for its employees. Both documents are located at www.slb.com/about/codeofconduct.aspx.

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ITEM 2.	Advisory Resolution to Approve Executive Compensation

We are asking our stockholders to approve, on an advisory basis, the Company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	to attract, motivate and retain talented executive officers;

•	to motivate progress toward Company-wide financial and personal objectives while balancing rewards for short-term and long-term performance; and

•	to align the interests of our executive officers with those of stockholders.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 24 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 45-58, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2018 annual general meeting of stockholders:

RESOLVED, that the stockholders of Schlumberger Limited (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2018 annual general meeting of stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on our Board. Although non-binding, our Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. Unless the Board of Directors modifies its policy on the frequency of holding “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will occur in 2019.

Required Vote

A majority of the votes cast is required to approve this Item 2.

If you hold your shares in “street name,” please note that brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

The Board of Directors Recommends a Vote FOR Item 2.

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Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (“CD&A”) describes Schlumberger’s compensation policies and practices as they relate to our executive officers identified in the Summary Compensation Table below (the “named executive officers,” or the “NEOs”). The purpose of the CD&A is to explain what the elements of their compensation are; why the Compensation Committee selects these elements; how the Compensation Committee determines the relative size of each element of compensation; the decisions the Committee made with respect to the 2017 compensation of the NEOs, and the reasons for those decisions.

2017 — Executive Overview

The second half of 2017 marked the beginning of an uneven recovery following the longest and deepest industry downturn in 30 years. Although oil and gas prices improved in 2017, their average prices remained far below 2014 levels. However, we capitalized on the difficult industry environment by continuing to strengthen our technology-based service and product lines through strategic acquisitions, organic growth and industry-leading research and engineering. These efforts also enabled us to bolster our market competitiveness in key markets around the world. As a result, we were able to quickly reactivate almost all our pressure pumping fleets to meet customer demand when the market began to recover in North America in the second half of 2017.

We exceeded our one- and two-year synergy targets of $300 million for 2016 and $600 million for 2017, that we set at the close of our 2016 acquisition of Cameron International Corporation (“Cameron”). Strategic acquisitions like Cameron through the downturn helped us to increase our total addressable market by 50%. We also executed three significant Schlumberger Production Management (“SPM”) agreements in 2017. SPM was an effective countercyclical business development program during the downturn, and we expect it to mitigate the effects of our cyclical industry in the future.

We continued to expand our customer digital offerings by introducing our DELFI* cognitive E&P environment. This new software platform enables customer E&P teams around the world to securely collaborate in real time, improving operational efficiency while delivering optimized production at the lowest cost per barrel. The first workflow to be introduced in the DELFI environment is our DrillPlan* digital well construction planning solution, part of our fully integrated well construction offering. The DrillPlan solution has already demonstrated the capability to decrease well plan development time by more than half.

At the end of 2017, we purchased Weatherford International’s U.S. pressure pumping and perforating assets. This transaction further enables us to execute our strategy of expanding our pressure pumping and pump-down perforating businesses in North America. We also underwent a global corporate restructuring to maximize our operational agility and competitiveness for the long-term.

Overview of Compensation Decisions for 2017

Our senior management team delivered strong financial and operational results in 2017 despite the industry downturn that began in 2014 and continued into 2017. In this difficult operating environment, the Compensation Committee continued to focus on strengthening the link between pay and performance; retaining and motivating our top executives; and appropriately compensating them for outperforming our competitors during the downturn and increasing long-term stockholder value.

In this context, and as more fully discussed elsewhere in this CD&A, the Compensation Committee approved the following actions in 2017:

•	Despite strong relative performance, we did not achieve the absolute performance goal under the three-year PSUs that were granted to our executives in 2015 and that were scheduled to vest, if at all, in January 2018. Accordingly, our NEOs received no payout under those PSUs.

•	A significant change in the mix of our long-term incentive (“LTI”) awards for our NEOs, from 50% stock options and 50% performance-based equity awards, to 100% performance-based equity awards that are tied to a number of performance metrics and varying performance periods.

•	Fifty percent of the 2017 LTI award value to our NEOs was in the form of performance share units (“PSUs”) that will be earned, if at all, based on a relative return on capital employed (“ROCE”) metric over a three-year performance period. The other 50% of the LTI award value was in the form of PSUs that are subject to a performance goal based on our cumulative free cash flow as a percentage of our cumulative net income, before charges and credits, over a two-year period. The latter 50% of PSUs are also subject to a one-year mandatory hold period after vesting.

•	We held 2017 base salaries flat for all NEOs (other than in the case of promotions).

•	We held the 2017 target annual cash incentive flat for all NEOs (other than in the case of promotions).

•	We held 2017 LTI grant values flat for Mr. Kibsgaard, our CEO, and for Messrs.Ayat and Belani. Mr. Le Peuch was awarded PSUs with a target value of $3.2 million in connection with his appointment

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to President of our Cameron Group in April 2017. In addition, Mr. Juden’s annual LTI value was increased from $2.7 million to $3.0 million based on a comparative market analysis.

•	In contrast to the past two years, when industry conditions resulted in the decision to establish two six-month financial performance goals under our annual cash incentive program, the Compensation Committee established a single financial target for the full 12 months of 2017 based on diluted earnings per share, excluding charges and credits (“adjusted EPS”). The target was set 14% above our 2016 adjusted EPS.

•	In October 2017, our Committee approved out-of-cycle RSU grants to each of our NEOs to promote retention, except for our CEO, who did not accept any RSUs. Mr. Juden also received RSUs in April 2017 for retention purposes.

Our Executive Compensation Best Practices

The following is a summary of some of our executive compensation best practices and policies.

WHAT WE DO	WHAT WE DON’T DO

  Pay for Performance. Our NEOs’ annual equity-based compensation is 100% in the form of performance-based equity awards.

  At risk Pay. A significant portion of our executive pay is at risk. For our CEO, 88% of his 2017 total direct compensation was at risk.

  Clawbacks. Our compensation recovery, or “clawback” policy, and the terms of our equity awards, allow our Board to recoup performance-based cash and equity awards in specified instances.

  Executive Stock Ownership Guidelines. To further enhance the link between the interests of our stockholders and our executives, our CEO must own our stock valued at 6 times his annual base salary; our executive vice presidents and CFO must own at least 3 times their annual base salary; and all other executive officers must own at least 2 times their annual base salary.

  Annual Peer Compensation Review. We review the compensation opportunities for all of our officers against our peer groups annually.

  No gross-ups on excise taxes.

  No hedging or pledging by directors or executive officers of their ownership of Schlumberger stock.

  No automatic acceleration of equity awards upon a change in control.

  Our executive officers have no employment, severance or change-in-control agreements.

  Our executive officers receive only very limited perquisites and do not participate in any executive pension or insurance plans, other than those generally available to employees.

  We do not dilute our shareholders with excessive equity grants to employees. Our 2017 “burn rate,” or stock awards granted as a percentage of common shares outstanding, was only approximately 0.54%.

TYPE	ELEMENT	KEY FEATURES	HOW WE DETERMINE	WHY?
	ROCE Performance Share Units	• Relative performance metric • Based on our average annual return on capital employed compared to that of several oilfield service competitors • 3-year performance period	• See ROCE payout/performance matrix on page 35	• Motivates and rewards executives for performance on key financial and operational measures
	FCF Performance Share Units	• Absolute performance metric • Based on our free cash flow as a percentage of our cumulative net income, excluding charges and credits • 2-year performance period plus mandatory 1-year holding period	• See FCF payout/performance matrix on page 35	• Aligns the interests of our executives with long-term stockholder value • Designed to retain executive talent
	Annual Cash Incentive	• 50% based on Company achievement of full-year adjusted EPS targets • 50% based on achievement of strategic, operational and key personal objectives	• The primary basis on which we set our annual performance expectations • See EPS payout/performance matrix on page 31 • See each NEO’s objectives beginning on page 31	• Fosters a results-driven, pay-for-performance culture
	Annual Base Salary	• Reviewed every year in January; adjusted when appropriate • Only fixed compensation component	• Job scope and responsibilities; experience; individual performance; market data	• Provides a base level of competitive cash compensation when all other pay elements are variable

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Framework for Setting Executive Compensation in 2017

Executive Compensation Philosophy and Goals

Our compensation program is designed so that the higher an executive’s position in the Company, the greater the percentage of compensation that is “at risk,” that is contingent on our financial performance, long-term stock price performance and individual performance. Please see “Other Aspects of our Executive Compensation Framework—Relative Size of Direct Compensation Elements” beginning on page 39. The Company believes that having a significant portion of executive compensation at risk more closely aligns the interests of its executives with the long-term interests of Schlumberger and its stockholders.

In establishing executive compensation, we believe that:

•	the pay of our named executive officers and other senior executives should be strongly linked to performance that is evaluated against strategic, operational and personal objectives, as described below in the section entitled “Elements of Total Direct Compensation; 2017 Decisions—Annual Cash Incentive Decisions for 2017” beginning on page 30;

•	our compensation program should enable us to recruit, develop, motivate and retain top global talent, both in the short-term and long-term, by providing compensation that is competitive and by promoting the Company’s values of people, technology and profitability;

•	LTI awards should encourage the creation of long-term stockholder value, align our executives’ compensation with the stock price returns of our stockholders, and incentivize our executives to achieve difficult but obtainable strategic and financial goals that support our long-term performance and leadership position in our industry; and

•	our executives should be required to hold stock acquired through LTI awards and stock ownership guidelines that align their interests with those of our other stockholders.

Promotion from within the Company is a key principle at Schlumberger, and all of our named executive officers have reached their current positions through career development with the Company. Schlumberger sees diversity of its workforce as both a very important part of its cultural philosophy and a business imperative, as it enables the Company to serve clients anywhere in the world. Schlumberger believes that its use of a consistent approach to compensation at all levels irrespective of nationality is a strong factor in achieving a diverse workforce comprising top global talent.

Pay-for-Performance Relative to the Oil Industry Peer Group

As part of the Compensation Committee’s annual review of our executive compensation program, in July 2017 the Committee directed its independent compensation consultant, Pay Governance LLC (“Pay Governance”), to prepare a comparative pay-for-performance assessment against companies in our oil industry peer group as identified in the section entitled “Other Aspects of our Executive Compensation Framework—Peer Group Companies” beginning on page 36. The comparative assessment examined the degree of alignment between our NEOs’ compensation and our performance relative to these companies as measured by total stockholder return (“TSR”), free cash flow growth, and ROCE. We assessed performance on a five-year basis ending on December 31, 2016. TSR reflects share price appreciation, adjusted for dividends and stock splits.

The Compensation Committee reviewed the total realizable compensation of our CEO against that of other CEOs in our oil industry peer group. It then separately reviewed the total realizable compensation of all NEOs as a group against that of named executive officers at other companies comprising our oil industry peer group. However, information regarding total realizable compensation of the second-through fifth-highest paid officers at non-United States incorporated companies that are included in the oil industry peer group (BP plc, Eni SpA, Royal Dutch Shell and Total) was not available. As a result, our NEOs’ total realizable compensation was compared only against the total realizable compensation of named executive officers at US-incorporated companies in the oil industry peer group (for which data was available).

“Total realizable compensation” for each period consisted of the following:

•	actual base salary paid;

•	actual cash incentive payouts; and

•	the December 31, 2016 market value of the following:

	•	in-the-money value of stock options granted during the applicable period;

	•	the current value of any RSUs; and

	•	for performance-based incentive awards, (i) the actual award payout value of awards vesting during the applicable period and (ii) the estimated payout values for awards granted in 2015 and 2016, based on company disclosures (and in all cases based on actual stock prices as of the end of the period, not as of the date of grant).

Our NEOs’ Realizable Compensation and our Performance

The five-year total realizable compensation of our CEO and other NEOs is tightly aligned with our five-year TSR, free cash flow and ROCE performance versus the companies comprising our oil industry peer group.

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Five-Year (2012-2016) SLB Performance vs. Large Oil Industry Peers		Five-Year SLB Total Realizable Compensation Rank (%)
Cumulative TSR:	65th percentile	CEO:	67th percentile
Cumulative Free Cash Flow Growth:	67th percentile	All NEOs:	63rd percentile
Cumulative ROCE:	67th percentile

The Competition for our Executive Talent

A primary consideration of the Compensation Committee in overseeing our executive compensation program is the need to motivate and retain what it considers to be the best executive talent in the energy industry. We are the world’s largest oilfield services company and the only such company included in the Standard & Poor’s S&P 100 Index. Our Compensation Committee believes that our success in delivering strong long-term stockholder returns and financial and operational results is a result of our ability to attract, develop and retain the best talent globally. A highly competitive compensation package is critical to this objective and, to this end, the Compensation Committee generally seeks to target total direct compensation for our NEOs between the 50th and 75th percentiles of the Company’s executive compensation comparator groups. An NEO’s target total direct compensation depends on a variety of factors, including tenure in a particular position and individual and Company performance. For example, the Committee generally seeks to position an executive with a relatively short tenure in a position at the 50th percentile of the Company’s executive compensation comparator groups.

Our Compensation Committee believes that the 50th to 75th percentiles is an appropriate range to target because of Schlumberger’s leading position in the oilfield services industry; because competition for our executive talent in the oil and gas industry is exceptionally fierce; and because our executives are very highly sought after, not only by our direct oilfield service competitors but also by other leading companies.

In approving this target range and when setting compensation in 2017, the Compensation Committee considered that many current and former senior executive officers of leading companies in the energy industry have previously served as senior executives at Schlumberger. For example, former senior Schlumberger executives either have been, or are, senior executives at the following competitors and customers:

Baker Hughes, a GE company (past Chairman and CEO, and multiple current senior executive positions)	Technip FMC (current Chairman, current CEO and current GC)	Weatherford International plc (past acting CEO, CFO and multiple current senior executive positions)
Key Energy Services (current President and CEO)	Sentinel Energy Services (current CEO)	Calfrac Well Services Ltd. (current CEO)
Ensco plc (current CEO and current GC)	OILSERV (current CEO and other senior executive positions)	Carbo Ceramics Inc. (current President & CEO)
Smith International Inc. (past CEO)	BG Group (past Chairman and past COO)	Shelf Drilling Holdings Limited (current CEO)
Patterson-UTI Energy Inc. (current CEO)	Frank’s International N.V. (past CEO)	Quinterra Technologies (current Chairman)
Shawcor Ltd. (current CEO)	CGG -Veritas (current COO)	ConocoPhillips (past CTO)
YPF (past CEO)	BAE Systems (current CEO and current Chief Human Resources Officer)	Archer Limited (past CFO and GC, as well as other senior executive positions)
Dover Energy (past CFO)	NESR (current Chairman)	Team Inc. (current CEO)
Aker Solutions (current COO and other senior executive positions)	Expro (current CEO, past CEO and current CFO)	Flowserve (current CEO)
National Petroleum Services (current CEO)		Tetra Technologies (past COO and multiple current senior executive positions)

CEO	=	Chief Executive Officer
COO	=	Chief Operating Officer
CFO	=	Chief Financial Officer
GC	=	General Counsel

The Compensation Committee retains the flexibility to set elements of target compensation at higher percentiles based on strong business performance, for retention, for key skills in critical demand, and for positions that are of high internal value. Elements of our executives’ total direct compensation and actual payments may also be below our main comparator groups’ median as a result of our pay-for-performance philosophy, as discussed below.

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CEO Realized Pay

In the course of the Compensation Committee’s review of our executive compensation program, the Committee noted that for the past several years, our CEO’s realized pay was, in general, substantially less than his total compensation as reported in our proxy statements (his “reported pay”). We discussed this topic with stockholders during our engagement efforts in 2017. At risk compensation refers to an executive’s LTI awards and the annual cash incentive opportunity.

We calculate “realized pay” for a given year by adding together:

•	actual base salary paid;

•	the annual cash incentive payouts for that year;

•	the value of RSUs and PSUs that vested during the year, valuing the shares based on the closing price of our common stock on the last business day of the year;

•	the value of any perquisites; and

•	the gain on any stock options that were exercised that year, based on the closing price of the stock on the day of the exercise, as compared to the exercise price of the option.

The chart below shows the actual compensation delivered to our CEO from 2013 to 2017, and demonstrates that his realized pay was significantly lower than his reported pay for all but one year during this period. Most of the compensation of our CEO, like that of our other NEOs, was “at risk.” In 2017, 88% of our CEO’s compensation was at risk.

CEO: Reported Pay vs. Realized Pay

As this chart shows, our CEO’s realized pay was 35.4%, 102.3%, 48.6%, 62.3%, and 30.3% of his reported pay for years 2013, 2014, 2015, 2016 and 2017, respectively. Our CEO’s 2014 realized pay was comparable to his 2014 reported pay because he exercised stock options in 2014, some of which were granted as early as 2006, and because one-time transitional PSUs that were awarded in 2013 vested in 2014.

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Pay Mix and Internal Pay Equity Review

In January 2017, the Compensation Committee analyzed the mix of our executives’ compensation elements. In carrying out its analysis, the Compensation Committee considered the relative size of direct compensation elements of companies in Schlumberger’s two main comparator groups in the section entitled “Other Aspects of our Executive Compensation Framework—Peer Group Companies” as well as internal factors. With regard to pay mix, the Compensation Committee also reviewed the elements of compensation for the Company’s NEOs, both in relation to one another and in comparison with the average pay mix of the Company’s executive officers. Based on its review, the Committee concluded that the mix of base salary, target annual cash incentive and LTI was appropriate for each of Schlumberger’s NEOs.

The Compensation Committee also reviewed internal pay equity at its January 2017 and October 2017 meetings. Our executive officers operate as team. Therefore, the Compensation Committee considers internal pay equity to be an important factor in its executive compensation decisions. The Committee reviewed the compensation of the CEO in relation to the compensation of our other executive officer positions, and our executives’ compensation both in relation to one another and in comparison with the average of the compensation of our other executive officer positions. The Compensation Committee noted that the ratio of target total direct compensation between the CEO and the second-highest paid executive officer was similar to that in the three prior years. The Compensation Committee also noted that the levels of target total direct compensation for the third- to the fifth-highest paid officers were very closely clustered together, consistent with their relative positions within the Company. As a result, the Compensation Committee concluded that internal pay equity was appropriate.

Elements of Total Direct Compensation; 2017 Decisions

Base Salary

Base salary is the fixed portion of an executive’s annual compensation, which provides some stability of income since the other compensation elements are variable and not guaranteed. On appointment to an executive officer position, base salary is set at a level that is competitive with base salaries in the applicable peer compensation groups for that position and takes into account other factors described below.

Base salaries for each executive officer position are compared annually with similar positions in the applicable peer groups. Base salary changes for executive officers, except the CEO, are recommended by the CEO and subject to approval by the Compensation Committee, taking into account:

•	comparable salaries for executives with similar responsibilities in the applicable peer groups;

•	comparison to internal peer positions;

•	the Company’s performance during the year relative to the previous year and to its market peers;

•	individual business experience and potential; and

•	overall individual performance.

The base salary of the CEO is reviewed by the Compensation Committee in executive session and recommended to the independent members of our Board for approval, based on the criteria described above. In addition to periodic reviews based on the factors described above, the Compensation Committee may adjust an executive officer’s base salary during the year if he or she is promoted or if there is a significant change in his or her responsibilities. In this situation, the CEO (in the case of executive officers other than himself) and the Compensation Committee carefully consider these new responsibilities, external pay practices, retention considerations and internal pay equity, as well as past performance and experience. Base salary may also be reduced when an executive officer moves to a position of lesser responsibility in the Company. Alternatively, an executive’s base salary can be frozen for a number of years until it falls in line with comparable positions in the applicable compensation peer groups.

Base Salary Decisions in 2017

The Compensation Committee reviewed the compensation of each of our NEOs in January 2017. Upon review of comparative market data and taking into consideration that all of our NEOs were already positioned competitively, the Compensation Committee determined to maintain base salaries at their current levels for all of our NEOs who held the same position in the prior year.

Annual Cash Incentive Awards

The Company pays annual performance-based cash incentives to its executives to foster a results-driven, pay-for-performance culture and to align their interests with those of Schlumberger’s stockholders.

The Compensation Committee selects performance-based measures that it believes strike a balance between motivating an executive to increase operating and financial results in the near-term and driving profitable long-term Company growth and value for stockholders. Annual cash incentive award payments are made each February according to the achievement of strategic, operational and personal objectives, as described below.

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One half of an executive’s annual cash incentive payout potential is based on the achievement of pre-established personal objectives, while the other half is based on the Company’s achievement of pre-established financial goals. The financial half of the annual cash incentive has an incremental financial element applicable to our CEO and the other NEOs, which means that the maximum cash incentive opportunity can be up to 300% of target, based on achievement of superior financial results. The personal half of the incentive cash payment has no upside potential, meaning the maximum payout with respect to this half of the target annual cash incentive is 100% of target. Under this approach, the maximum cash incentive opportunity based on both financial and personal strategic objectives combined cannot exceed 200% of target.

The Compensation Committee reviews and recommends to the independent directors of the Board the financial objectives of the CEO and the other NEOs. The Compensation Committee believes that, with regard to financial targets or financial performance goals, it is important to establish criteria that, while very difficult to achieve in an uncertain global economy, are realistic. When considering the Company’s operating results for purposes of the financial portion of the annual cash incentive, the Compensation Committee may take into account unusual or infrequent charges or gains, depending on the nature of the item. The Compensation Committee may make adjustments when it believes that executives and other employees would be inappropriately penalized by, or would inappropriately benefit from, these items.

Personal objectives are established at the start of the fiscal year. The Compensation Committee reviews and approves the personal strategic objectives of the CEO and assesses his performance against those objectives in determining his annual cash incentive award, taking into account performance for the just-completed fiscal year versus predefined commitments for the fiscal year; unforeseen financial, operational and strategic issues of the Company; and any other information it determines is relevant, subject to approval by the independent directors of the Board. The CEO reviews and approves the personal strategic objectives of the other NEOs, and assesses each such NEO’s performance against their pre-determined objectives in a similar way. Each NEO’s annual cash incentive opportunity is tied to achievement of quantitative and qualitative objectives that are specific to that NEO’s position, and may relate to:

•	group or geographical profitability or revenue growth;

•	market penetration;

•	acquisitions or divestitures;

•	non-financial goals that are important to the Company’s success, including:

• people-related objectives such as retention and diversity;

• ethics, compliance and governance;

• health, safety and environmental objectives;

• new technology introduction; and

•	any other business priorities.

Annual Cash Incentive Decisions for 2017

Upon review of market data of the applicable compensation comparator groups, and taking into consideration internal pay equity and that the target annual cash incentive of our NEOs were already positioned competitively from a market perspective, the Compensation Committee determined in January 2017 to leave the target annual cash incentive opportunity for all NEOs unchanged from 2016. As a result, the 2017 target annual cash incentive for our CEO was 150% of his base salary, 75% of base salary for Mr. Juden, and 100% of base salary for the other NEOs. The target annual cash incentive for Mr. Le Peuch increased from 60% to 100% in connection with his promotion to President of the Cameron Group.

Financial Objectives

In January 2017, the Compensation Committee approved a change to the financial half of the NEOs’ 2017 target annual cash incentive, with the result that payout of the financial half was based entirely on achievement of diluted earnings per share, excluding charges and credits (“adjusted EPS”) targets. Prior to 2017, one half of our NEOs’ target annual cash incentive was based on achievement of relative performance goals and the other half was based on adjusted EPS targets. In approving this change, the Compensation Committee determined that it was appropriate to base all of our NEOs’ financial half payout solely on achievement of adjusted EPS goals, because it best reflects ultimate stockholder value creation for the year.

The Compensation Committee also selected adjusted EPS as an absolute measure upon which to base the financial portion of the annual cash incentive because it is the primary absolute basis on which we set our performance expectations for the year. It is also consistent with the manner in which we present adjusted EPS in our earnings announcements and presentations to investors. We believe that consistent adjusted EPS growth leads to long-term stockholder value. We also believe that it is the metric most widely used by our stockholders and analysts to evaluate our performance.

2017 Adjusted EPS Targets

The process used to set annual adjusted EPS targets starts with a review of plans and projections following bottom-up planning from the field. Adjusted EPS targets may increase or decrease year-over-year taking into account:

•	industry cycles;

•	commodity prices;

•	activity growth potential;

•	pricing, including pricing concessions and the period it takes to recoup previous pricing levels;

•	anticipated E&P spending; and

•	introduction of new technology.

In response to stockholder feedback during our outreach efforts in the fall of 2016, the Compensation Committee determined at its

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January 2017 meeting to set full-year adjusted EPS targets, rather than divide the measurement period into two six-month periods as it had in the prior two years. At that meeting, the Compensation Committee approved the following adjusted EPS targets and corresponding payouts for 2017:

2017 EPS Performance Targets		% of EPS Portion of Financial Half (Payout %)
Less than	$1.20	0%
	$1.20	50%
	$1.30	100%
	$1.50	200%
	$1.70	300%

For adjusted EPS results between any two targets, the payout would be prorated. No cash incentive would be paid if the minimum adjusted EPS target was not achieved.

The Compensation Committee approved these targets at levels that reflected expected significant improvement from adjusted EPS of $1.14 achieved in 2016, but taking into account continued depressed market conditions, management’s continued low visibility as to when customer spending would meaningfully improve, and its awareness that pricing concessions granted to customers during the downturn would not be recovered immediately, thereby limiting adjusted EPS gains.

2017 Adjusted EPS Results

Schlumberger’s 2017 adjusted EPS(1) was $1.50, while 2017 loss per share on a GAAP basis was $1.08, reflecting $3.6 billion of charges attributable to the restructuring of our WesternGeco division, the write-down of our investment in Venezuela, a promissory note fair value adjustment, workforce reductions and other restructuring charges, impairment of multiclient seismic data, a provision for loss on a long-term construction project, and merger and integration charges related to the Cameron acquisition.

As in prior years, the Compensation Committee evaluated performance based on adjusted EPS, consistent with the manner in which the Company presents adjusted EPS in its earnings announcements and presentations to investors. Furthermore, the Committee believed that the $3.6 billion of charges in 2017 resulted in earnings per share on a GAAP basis that did not reflect Schlumberger’s operating trends and generally arose from actions that management took to proactively address the industry downturn, and expenses related to the Cameron acquisition.

Based on these results, the Compensation Committee approved a payout of 200% of target for 2017 for the adjusted EPS component of the annual cash incentive.

2017 Personal Objectives and Results

In 2017, Mr. Kibsgaard was evaluated against the following objectives, which were established at the beginning of the year:
GOAL	ACHIEVEMENT
• Streamline organizational structure and reduce structural costs by a baseline amount.	• Achieved.
• Form the OneStim organization within Schlumberger; deploy Company’s idle pressure pumping capacity; and close Weatherford transaction.	• Mostly achieved.
• Grow the Schlumberger Production Management (“SPM”) segment by identifying and closing specified strategic transactions.	• Achieved.
• Implement the “Schlumberger Safe” program and reduce Company’s total recordable injury frequency rate by set targets.	• Mostly achieved.
• Identify new candidates for executive succession planning.	• Achieved.
• Lead Company in increasing employee engagement and in executing 2017 employee engagement plan.	• Achieved.
In addition to the above objectives, Mr. Kibsgaard was evaluated against strategic personal objectives such as resolution of the outstanding receivables situations in Venezuela and Ecuador; recruiting; R&D; manufacturing; continued successful deployment of the Company’s Transformation, resulting in greater efficiency and reduced costs; and investor engagement.
Mr. Kibsgaard earned 85% of his total 2017 cash incentive award opportunity under his personal objectives.

In 2017, Messrs. Ayat, Belani, Le Peuch, and Juden shared the following quantitative objectives, which constituted 40% of the personal half of each of their annual cash incentive opportunity:
GOAL	ACHIEVEMENT
• Achieve greater Company revenue growth year over year as compared to weighted average revenue growth of two main competitors.	• Partially achieved.
• Reduce Company’s total recordable injury frequency rate by set targets.	• Mostly achieved.
• Support Company in increasing employee engagement and in executing 2017 employee engagement plan.	• Achieved.

(1)	See the reconciliation of non-GAAP measures to the comparable GAAP measures on Appendix A.

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Mr. Ayat had the following personal objectives in addition to the shared objectives described above:
GOAL	ACHIEVEMENT
• Oversee closure of at least 90% of audits identified in action plan; reduce audit turn-around time to fewer than 50 days.	• Achieved.
• Reduce the Company’s Days Sales Outstanding (“DSO”) by pre-established quarterly targets.	• Substantially achieved.
• Succesfully implement working capital reduction project.	• Achieved.
Mr. Ayat earned 85% of his total 2017 cash incentive award opportunity under his personal and shared objectives.

Mr. Belani had the following personal objectives in addition to the shared objectives described above:
GOAL	ACHIEVEMENT
• Reduce oustanding Company inventory by quarterly value thresholds.	• Substantially achieved.
• Realign Company research priorties with Company’s long-term strategy.	• Achieved.
• Adjust Company engineering portfolio for greater focus on customer-oriented software development.	• Achieved.
Mr. Belani earned 82.1% of his total 2017 cash incentive award opportunity under his personal and shared objectives.

Mr. Le Peuch had the following personal objectives in addition to the shared objectives described above:
GOAL	ACHIEVEMENT
• Reduce DSO by pre-established quarterly targets.	• Mostly achieved.
• Reduce oustanding Company inventory by quarterly value thresholds.	• Substantially achieved.
• Increase margins and growth in the Surface and V&M product lines in second half of 2017 versus first half of 2017.	• Substantially achieved.
Mr. Le Peuch earned 70% of his total 2017 cash incentive award opportunity under his personal and shared objectives.

Mr. Juden had the following personal objectives in addition to the shared objectives described above:
GOAL	ACHIEVEMENT
• Oversee training of officers and directors of high-risk Company subsidiaries and joint ventures.	• Achieved.
• Oversee completion of various Company site audits by Legal Function.	• Achieved.
• Investigate and close 80% of specified ethics & compliance investigations in fewer than 90 days.	• Achieved.
• Oversee training of new managers (90% of relevant target population of the business unit under consideration).	• Not achieved
Mr. Juden earned 80% of his total 2017 cash incentive award opportunity under his personal and shared objectives.

2017 Annual Cash Incentive as a Percentage of Base Salary

Name	Total Incentive Range Eligibility (%)		Financial Half Range Eligibility (%)	Financial Half Incentive Achieved (%)	(1)	Personal Half Range Eligibility (%)	Personal Half Incentive Achieved (%)	(2)	Total 2017 Incentive Paid as a % of Base Salary	(3)
P. Kibsgaard	0-150		75	150		75	63.75		213.75
S. Ayat	0-100		50	100		50	40.15		140.15
A. Belani	0-100		50	100		50	41.05		141.05
O. Le Peuch	0-100	(4)	50	83		50	39.59		122.92
A. Juden	0-75		37.5	75		37.5	30.00		105.00
(1)	Represents the combined adjusted EPS payout percentage of 200% of target, multiplied by the percentage of base salary attributable to the financial half of the annual cash incentive opportunity.
(2)	Represents the personal objectives payout percentage (out of a range of 0 to 100%) multiplied by the percentage of base salary attributable to the personal objectives half of the annual cash incentive opportunity.
(3)	Equals the sum of both the financial half and the personal half of the annual cash incentive achieved, expressed as a percentage of base salary.
(4)	Mr. Le Peuch’s target annual cash incentive increased from 60% to 100% as a result of his promotion to President of the Cameron Group in April 2017. His total 2017 cash incentive paid represents the weighted average of his personal objectives based on both positions of employment throughout the year.

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Long-Term Equity Incentive Awards

LTI awards are designed to give NEOs and other high-value employees a longer-term stake in the Company, provide incentives for the creation of sustained stockholder value, act as long-term retention and motivation tools, and directly tie employee and stockholder interests over the longer term.

In January 2017, the Compensation Committee approved a significant change to our LTI award mix. Taking into account feedback from our stockholders in 2016, the Committee determined that 100% of our executives’ 2017 LTI awards should be in the form of performance-based equity awards with payout contingent on achievement of absolute and relative Company performance goals. In prior years, our NEOs and other executive officers received 50% of their target LTI compensation in the form of performance-based equity awards and 50% in the form of stock options.

The Compensation Committee also approved the change to the LTI mix based on the following factors:

•	to create a stronger and more visible link between executive pay and Company performance;

•	to further align our executives’ interests with those of our stockholders;

•	to mitigate the impact of the volatility of the stock market and the cyclical nature of our industry on our LTI program;

•	to better incentivize and retain our senior executives during any business cycle;

•	the view of many of our stockholders favoring performance-based incentive awards to stock options; and

•	to tie management incentives to key metrics that our management can more readily control.

In January 2017, the Committee approved PSUs with a three-year performance period (the “ROCE PSUs”), which constitute 50% of our executives’ 2017 target LTI dollar value. They will vest, if at all, based on our average annual ROCE achieved over the three-year performance period as compared to the average annual ROCE of several oilfield services competitors taken together, over the same period. See “—ROCE PSUs: Performance Measure and Goals.”

The Committee also approved 2017 PSUs with a two-year performance period (the “FCF PSUs”), which constitute the other 50% of our executives’ 2017 target LTI dollar value. These PSUs will vest, if at all, based on our cumulative absolute free cash flow over the two-year performance period as a percentage of our cumulative net income, excluding charges and credits, over the same performance period. Any FCF PSUs earned will initially be in the form of restricted stock and be subject to a mandatory one-year hold period, and will vest contingent on continued employment with the Company at the conclusion of the one-year hold period. See “—Free Cash Flow PSUs: Performance Measure and Goals.”

Awards of PSUs are currently limited to our NEOs and other senior executive officers. No shares will vest under the PSUs if we do not achieve pre-established threshold performance levels. No dividends will accrue or be paid on any unvested PSUs during the applicable performance periods.

How We Determined the Value of 2017 Long-Term Equity Awards

The value of an executive’s LTI grant increases with the level of an executive’s responsibility at the Company, and for the CEO and our other NEOs is the largest element of their total direct compensation package. In determining the value of LTI awards granted to NEOs, the Compensation Committee (in recommending approval by the Board of the CEO’s awards) and the CEO (in recommending awards for the other NEOs) first considers market data regarding the LTI value for the most comparable positions in the Company’s executive compensation comparator groups, as well as several other factors, which may include:

•	the Company’s financial and operating performance during the relevant period;

•	the size and mix of the compensation elements for the executive officer;

•	retention;

•	achievement of non-financial goals;

•	the executive officer’s contribution to the Company’s success;

•	the level of competition for executives with comparable skills and experience;

•	the total value and number of equity-based awards granted to an executive over the course of his or her career, together with the retentive effect of additional equity-based awards; and

•	internal equity of peer position career grants.

The Compensation Committee determined the target dollar value of LTI awards for our NEOs in 2017 at its January meeting, based on the relevant factors above. For 2017 compensation, the target number of ROCE PSUs awarded to an NEO was determined by dividing 50% of the total target LTI value by the estimated grant date fair value of a PSU; the number of FCF PSUs awarded was determined by dividing 50% of the total target LTI value by the estimated grant date fair value of a PSU.

The actual grant date fair value of each grant, computed in accordance with applicable accounting standards, is disclosed in the Grants of Plan-Based Awards for Fiscal Year 2017 table below. The tables below detail the estimated grant date fair value and number of ROCE PSUs and FCF PSUs granted to the NEOs.

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PSU Grants in 2017

The Compensation Committee approved (and in the case of Mr. Kibsgaard, our CEO, the independent members of the Board approved) the following awards for the NEOs in January 2017. The Compensation Committee, based on its review of comparator peer group data, determined to hold annual target LTI grant values flat for Messrs. Kibsgaard, Ayat and Belani. Mr. Le Peuch was awarded PSUs with a target dollar value of $3.2 million in connection with his appointment in April 2017 to President of our Cameron Group. In addition, Mr. Juden’s annual target LTI dollar value was increased from $2.7 million to $3.0 million based on a comparative market analysis.

The following table shows the grant values of the NEOs’ 2017 annual LTI awards and the year-over-year percentage change between the two amounts. This table does not include the options granted to Mr. Le Peuch before his promotion to an executive officer position.

	Target Number	Target Number	Target Value	Target Value
Name	of ROCE PSUs	of FCF PSUs	of 2017 Grants	of 2016 Grants	% Change
P. Kibsgaard	73,600	71,900	$12,000,000	$12,000,000	0%
S. Ayat	24,500	24,000	$4,000,000	$4,000,000	0%
A. Belani	22,100	21,600	$3,600,000	$3,600,000	0%
O. Le Peuch	22,400	21,800	$3,200,000	N/A	N/A
A. Juden	18,400	18,000	$3,000,000	$2,700,000	11%

No Payout under 2015-2017 PSUs

In January 2015, our Compensation Committee granted PSUs to our NEOs and conditioned payout based on the Company’s achievement of absolute ROCE goals over a three-year performance period. In January 2018, the Compensation Committee determined the results of the three-year performance period for these PSUs, relative to the performance criteria established at that time.

We achieved average annual ROCE of 6.3% for the three-year period 2015-2017, representing achievement below threshold. As a result, the Compensation Committee determined that no shares of Schlumberger common stock were earned under the 2015 PSUs, and our NEOs received no payout under those PSUs.

ROCE PSUs: Performance Measure and Goals

In January 2017, the Compensation Committee set goals for the ROCE PSUs based on our average annual ROCE over a three-year performance period as compared to the average annual ROCE of several oilfield services competitors taken together over the same period. ROCE is a measure of the efficiency of our capital employed and is a comprehensive indicator of long-term Company and management performance. The Compensation Committee selected Halliburton, Baker Hughes, a GE company, Weatherford, National Oilwell Varco and TechnipFMC as the comparator group of oilfield services companies for the ROCE PSUs. The performance period for the ROCE PSUs began on January 1, 2017 and ends on December 31, 2019.

We selected a ROCE metric that is relative because we believe it is better suited to our cyclical industry, and because it allows us to directly compare how we deploy our capital against key comparator companies in oilfield services. This is also the metric that the Compensation Committee approved for the PSUs issued to our NEOs in 2016.

Our selection of ROCE as the performance metric for the ROCE PSUs is also consistent with our strategic direction and transformation initiatives. Furthermore, ROCE measures performance in a way that is tracked and understood by many of our investors. The Compensation Committee believes that tying a part of our senior executives’ LTI pay to our efficiency goals and comparing them to that of key comparator companies in oilfield services will motivate our executives to continue to be innovative. The Compensation Committee also believes that improvements in efficiency through innovation will increase revenue and improve margins through our continued focus on pricing and cost control.

Vesting of the ROCE PSUs is conditioned on the Company’s achievement of a pre-determined threshold of relative annual ROCE of no fewer than 600 basis points (“bps”) below the average of all companies comprising the comparator group for the performance period. In calculating this achievement, the Committee will certify the average ROCE for each of the Company and the comparator group as a whole, in each case over the three-year performance period. If the relative ROCE achieved is less than or equal to 600 bps below the average of the competitor group, no shares will be earned.

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The number of PSUs that will vest and convert to shares as of the vesting date can range from 0% to 250% of the number of ROCE PSUs awarded. In no event will payout exceed 250%. The percentage achieved will depend on our performance compared to that of our competitors during the performance period as illustrated in the following table. At the end of the performance period, the Compensation Committee will determine the percentage of shares earned based on the table below.

Average Annual Relative ROCE Achieved	% of Target Shares Earned (Payout %)	(1)
Less than or equal to 600 bps below the average of the PSU comparator group	0%
Inclusive of and between 50 bps above the average of the PSU comparator group and 50 bps below the average of the PSU comparator group	100%
Greater than or equal to 600 bps above the average of the PSU comparator group	250%
(1)	Fractional shares rounded up to the next whole share. Number of shares determined by linear interpolation between performance levels.

We calculate ROCE as a ratio, the numerator of which is (a) income from continuing operations, excluding charges and credits plus (b) after-tax net interest expense, and the denominator of which is (x) stockholders’ equity, including non-controlling interests (average of beginning and end of each quarter in the year), plus (y) net debt (average of beginning and end of each quarter in the year). The Compensation Committee may adjust the Company’s income from continuing operations to take into account the effect of significant impacts or activities that are not representative of underlying business operations, such as acquisitions, divestitures, asset impairments and restructurings. Furthermore, the Compensation Committee evaluates, and may adjust for, the effect of acquisitions or divestments on a case-by-case basis for purposes of the ROCE calculation.

Free Cash Flow PSUs: Performance Measure and Goals

In January 2017, the Compensation Committee set goals for the FCF PSUs based on our cumulative absolute free cash flow over a two-year performance period as a percentage of our cumulative net income, excluding charges and credits, over the same performance period. Free cash flow is an important liquidity measure for the Company and is useful to investors and to management as a measure of the Company’s ability to generate cash. The performance period for the FCF PSUs began on January 1, 2017 and ends on December 31, 2018.

Our selection of free cash flow as a percentage of net income as the performance metric for the FCF PSUs is also part of our goal to align executive compensation with stockholder return. We present free cash flow to our investors as a measure of our ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the Company for future growth or to return to stockholders through dividend payments or share repurchases. The Compensation Committee believes that tying a part of our NEO’s LTI pay to our efficiency in converting net income to free cash flow will incentivize our management to seek out appropriate opportunities to increase the liquidity of the Company in accordance with our transformation goals.

Free cash flow represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data costs capitalized. For the purposes of the FCF PSUs, free cash flow will also exclude the acquisition of baseline production and investments up to first production for SPM projects. Not excluding these payments would create a potential disincentive to invest in the growth of the SPM businesses because such costs would reduce free cash flow. The Compensation Committee has the discretion to adjust the Company’s income from continuing operations to take into account the effect of significant impacts or activities that are not representative of underlying business operations, such as acquisitions, divestitures, asset impairments and restructurings. Furthermore, the Compensation Committee evaluates, and may adjust for, the effect of acquisitions or divestments on a case-by-case basis for purposes of the free cash flow calculations.

Vesting of the FCF PSUs is conditioned on the Company’s achievement of a pre-determined threshold of free cash flow conversion of no less than 50% for over performance period. In calculating this achievement, the Committee will certify the cumulative free cash flow and net income generated by the Company over the two-year performance period. If the percentage of free cash flow conversion is less than or equal to 50%, no shares of our common stock will be earned.

The number of PSUs that will convert to shares at the end of the performance period can range from 0% to 250% of the number of FCF PSUs awarded. In no event will payout exceed 250%. The percentage achieved will depend on our performance over the performance period as illustrated in the following table. At the end of the performance period, the Compensation Committee will determine the number of shares earned based on the table below.

Cumulative Free Cash Flow Conversion Percentage	% of Target Shares Earned (Payout %)	(1)
Less than or equal to 50%	0%
62.5%	50%
75%	100%
100%	200%
Equal to or greater than 112.5%	250%
(1)	Fractional shares rounded up to the next whole share. Number of shares determined by linear interpolation between performance levels.

Any FCF PSUs earned will initially be in the form of restricted stock and be subject to a mandatory one-year hold period. The restricted shares will convert to non-restricted shares at the end of the one-year hold period on December 31, 2019, contingent on an NEO’s continued employment with us as of that date. We believe this hold period will foster retention of our executive talent and better align the interests of our executives with that of our stockholders.

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2017 RSU Retention Grants

At the October 2017 Compensation Committee meeting, the Committee reviewed the LTI grants made to executive officers from 2011 through 2017. The Committee noted that our executive officers are expected to realize significantly less than the target value of their LTI awards for this period. The Committee determined that this was largely because the PSUs that were awarded to them in 2014 and 2015, which were subject to vesting conditions based solely on absolute ROCE targets, did not vest at all because industry conditions were much worse than was expected at the time that the Committee established and approved performance goals under those PSU awards.

The Committee noted further that it had approved absolute ROCE targets for the 2014 PSUs (with a three-year performance period ending December 31, 2016) almost a full year before the downturn began, and had approved absolute ROCE targets for the 2015 PSUs (with a three-year performance period ending December 31, 2017) only two months after the downturn had begun. Moreover, the Committee considered that the Company generated higher ROCE in 2015 and 2016 than all other major oilfield service companies, and had recorded positive ROCE throughout the downturn, even though two of the Company’s three major competitors recorded negative ROCE during that period. In short, the Committee determined, with the benefit of hindsight, that the absolute ROCE performance goals established for the 2014 and 2015 PSUs were unachievable due to the unexpected severity and duration of the industry downturn. Because of this outcome, the Committee believed that those PSUs have not had their desired effect of aligning pay with performance, which raised retention concerns as the industry began to recover and competition for our executive talent increased.

Based on these factors, the Committee awarded 20,000 RSUs to each of Messrs. Ayat, Belani and Le Peuch, and 15,000 to Mr. Juden, which will all vest in October 2020, subject to their continued employment with us through that date. The Committee considered that, in setting the size of these awards, it did not intend to replace the value of past LTI awards, as reflected by the awards’ value being equal to only approximately 35% of the 2017 target LTI value for each such NEO. The Committee took particular note that, even after giving effect to these RSU awards, each of these individuals is still expected to realize significantly less than the target value of their LTI awards for the six-year period from 2011 through 2017. Mr. Juden also received a grant of 15,000 RSUs in April 2017 for retention purposes. The Committee intends for these awards to help motivate the executives to remain with Schlumberger while we implement the re-designed LTI compensation program, which includes relative metrics. Mr. Kibsgaard, our CEO, did not accept a retention award in 2017.

Other Aspects of our Executive Compensation Framework

Peer Group Companies

The Compensation Committee considers formal executive compensation survey data prepared by Pay Governance when it reviews and determines executive compensation. The Compensation Committee also reviews information on the executive compensation practices at various “peer group” companies when considering changes to the Company’s executive compensation program. To prepare for its executive compensation analysis, the Company’s executive compensation department works with Pay Governance to match Company positions and responsibilities against survey positions and responsibilities and to compile the annual compensation data for each executive officer.

The Company has two main executive compensation peer groups, the oil industry and general industry peer groups (our “main comparator groups”). The survey data prepared by Pay Governance summarize the compensation levels and practices of our main comparator groups, as follows:

•	the “oil industry peer group,” which is comprised of companies in the oil services industry, as well as E&P companies and integrated oil and gas companies, in each case with annual revenues between $6 billion and $123 billion; and

•	the “general industry peer group,” which is comprised of other large technology-focused companies with significant international operations and annual revenues between $13 billion and $77 billion and market capitalizations of greater than $7 billion.

The Compensation Committee’s selection criteria for companies comprising the main comparator groups include:

•	competition for executive talent;

•	revenue and market capitalization;

•	global presence and scope of international operations; and

•	companies viewed as leaders in their industry.

The Compensation Committee, with the assistance of Pay Governance, annually reviews specific criteria and recommendations regarding companies to add to or remove from the comparator groups. As a general matter, the Company selects suitable comparator companies such that companies in each of our two main comparator groups, at the median, approximate Schlumberger’s estimated revenue in the then-current year and its then-current market capitalization. The Compensation Committee modifies the peer group criteria as appropriate while seeking a satisfactory degree of stability, to provide a consistent basis for comparison. A challenge facing the Company in determining the companies appropriate for inclusion in our two main comparator peer groups for 2017 executive compensation decisions was the Company’s relatively high market capitalization, rendering it difficult to position Schlumberger at the median of each group.

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Oil Industry Peer Group

The oil industry peer group comprises companies in the oil services industry, as well as E&P companies and integrated oil and gas companies, all with annual revenues between $6 billion and $123 billion. The broad revenue range is due to the limited number of peer companies in Schlumberger’s immediate revenue range. Because of Schlumberger’s significant international operations, this peer group includes non-U.S. energy and energy-related companies that also meet the criteria set forth above. Some members of this peer group frequently target Company executives for positions at the peer company.

The Compensation Committee decided to include E&P companies in this peer group based on a number of factors. First, because Schlumberger was significantly larger than all of its direct competitors in the oilfield services industry in terms of revenue and market capitalization, the Compensation Committee believed that the addition of E&P companies provided a more appropriate and complete comparator group. In addition, the Compensation Committee believed that the inclusion of E&P companies is appropriate because market consolidation has reduced the number of direct competitors in the oilfield services industry, thus increasing the prominence of E&P companies as competitors for executive talent.

In July 2016, the Compensation Committee reviewed the companies constituting our two main comparator groups effective for 2017 executive compensation decisions, based on the criteria set forth above. At the time of its review, Schlumberger’s full-year 2016 revenue was forecast to be approximately $30 billion. Applying the selection criteria set forth above, the Compensation Committee approved the removal of Royal Dutch Shell, ExxonMobil, British Petroleum plc and TOTAL from the oil industry peer group because their annual revenues exceeded the new revenue maximum. The Compensation Committee also approved the addition of Devon Energy and Anadarko Petroleum to this group based on the selection criteria set forth above, effective for 2017 compensation decisions. In October 2016, the Compensation Committee also approved the addition of GE Oil and Gas to the oil industry peer group effective for 2017 compensation decisions, for evaluation of the competitiveness of compensation for our Group Presidents.

As a result of the foregoing, Schlumberger was in the 61st percentile of the oil industry peer group in terms of revenue, and in the 94th percentile of the oil industry peer group in terms of market capitalization.

The following companies comprised the oil industry peer group effective for relevant 2017 compensation decisions:

Oil Industry Peer Group

Oil services, E&P, and integrated oil and gas companies with annual revenues between $6B and $123B
Apache Corp.	Anadarko Petroleum*	Baker Hughes	BHP Billiton	Chevron
ConocoPhillips	Devon Energy*	Eni SpA	EOG Resources	GE Oil and Gas*
Halliburton	Imperial Oil Limited	Marathon Petroleum	National Oilwell Varco	Occidental Petroleum
Phillips 66	Suncor Energy	Valero	Weatherford
* Added to the group for 2017 executive compensation decisions.

General Industry Peer Group

The Compensation Committee considers data from the general industry peer group as it deems necessary or advisable to the extent that data from the first peer group may not exist, or may be insufficient, for some executive officer positions. The second group is also particularly relevant for non-operations positions, where the skills and experience may be easily transferable to other industries outside the oil and gas industry.

The general industry peer group provides data of large companies with significant international operations, and supplements the compensation data from the oil industry peer group, whose companies are closer to Schlumberger in industry type but have widely varying revenue sizes. The general industry peer group:

•	includes multi-national companies with (i) non-U.S. annual revenue of at least 20 percent of consolidated revenue; (ii) a technical focus; (iii) annual revenues between $13 billion and $77 billion; and (iv) market capitalization of at least $7 billion;

•	excludes companies that do not have a significant international scope; and

•	excludes companies in industries that are least comparable to Schlumberger’s, such as entertainment, finance and retail.

In July 2016, the Compensation Committee, applying the selection criteria set forth above, approved the addition of three companies — QUALCOMM, Thermo Fisher Scientific and Texas Instruments — to the general industry peer group, effective for 2017 compensation decisions. Ten companies were removed from this peer group. The Compensation Committee approved the removal of Archer Daniels Midland, Danone, International Paper, FedEx and UPS because these companies did not meet the technology focus criterion above. Amazon, Alstom, Boeing, Microsoft and Siemens were removed because they did not meet the revenue criteria described above.

As a result of the foregoing, Schlumberger was positioned at the 30th percentile of the general industry peer group in terms of revenue, and the 60th percentile of that peer group in terms of market capitalization.

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The following companies comprised the general industry peer group effective for relevant 2017 compensation decisions:

General Industry Peer Group

Annual revenues between $13B and $77B with technical and global focus
3M	ABB Ltd.	Airbus Group	Alphabet Inc.	Anglo American
AstraZeneca PLC	BAE Systems	BASF	Bayer AG	Caterpillar Inc.
Cisco Systems	Coca-Cola	Compagnie de Saint-Gobain	Deere & Co	Dow Chemical
E.I. Dupont de Nemours	Fluor Corporation	General Dynamics	GlaxoSmithKline	Honeywell
Intel	Johnson Controls	Johnson & Johnson	Koninklijke Philips	Lockheed Martin
LyondellBasell	Merck & Co.	Novartis AG	Oracle	PepsiCo, Inc.
Pfizer	Procter & Gamble	QUALCOMM*	Raytheon	Roche Holding AG
Rio Tinto plc	Rolls Royce	Sanofi	Schneider Electric	Thermo Fisher Scientific*
Texas Instruments*	Unilever	United Technologies
* Added to the group for 2017 executive compensation decisions.

Additional Peer Groups for Select Positions

The Compensation Committee refers to two additional executive compensation peer groups, which were effective for 2017 compensation decisions only as to our EVP Technology. These are:

•	the “lower-revenue oil industry peer group,” which is comprised of smaller companies in the oil services, E&P, refining and pipeline industries with annual revenues between $1.4 billion and $10 billion; and

•	an “R&D-focused peer group,” which is comprised of various companies from the S&P 500 Index with research and development (“R&D”) expenditures, at the median, close to Schlumberger’s R&D expenditures.

These two additional peer groups serve as a point of reference for the Compensation Committee, given the scope and level of responsibility of executive positions as to which the Compensation Committee requires additional compensation data. Prior to the introduction of these two peer groups, the Compensation Committee had determined that select executives who held very senior positions within the Company (including our EVP Technology) could, by virtue of their leadership experience and professional background at Schlumberger, become chief executives of other, smaller companies in the oil and gas industry.

The Compensation Committee applies the same selection criteria for companies comprising these two peer groups as for the main comparator groups; however, the global scope of international operations criteria does not apply to the lower-revenue oil industry peer group.

Lower-Revenue Oil Industry Peer Group

Among our NEOs, the lower-revenue oil industry peer group is relevant only for the compensation of our EVP Technology. In October 2016, the Compensation Committee, applying the selection criteria set forth, approved the addition of five companies — Aker Solutions, Transocean, Petrofac, Rowan Companies and Shawcor — to the lower-revenue oil industry peer group, effective for 2017 compensation decisions. The Compensation Committee approved the removal of Cameron International Corporation and Dresser-Rand because each was acquired in 2016, and approved the removal of Oil States International because its revenue no longer met the criteria described above.

As a result of the foregoing, the following companies formed this peer group effective for relevant 2017 compensation decisions:

Smaller Oil Industry Companies Peer Group

Oil services, E&P, refining and pipeline companies with annual revenue between $1.4B and $10B
Aker Solutions	AMEC plc	CGG-Veritas	Diamond Offshore Drilling	Ensco plc
Exterran Holdings	FMC Technologies	Helmerich & Payne, Inc.	John Wood Group plc	McDermott International
Noble Corp.	Oceaneering International	Patterson-UTI Energy	Petrofac Corporation	Rowan Companies
Shawcor Ltd.	SBM Offshore	Subsea 7 SA	Superior Energy Services	Transocean Ltd.

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R&D Focused Peer Group — Similar R&D Expenditures

The R&D-focused peer group comprises large companies with significant international operations, some of which also are in our general industry peer group. While the 2016 consolidated revenue of these companies varied greatly, their R&D expenditures, at the median, approximated Schlumberger’s R&D expenditures in that year. As with the lower-revenue oil industry peer group, this peer group is relevant only for the compensation of our EVP Technology.

In October 2016, the Compensation Committee reviewed the criteria for the R&D-focused peer group. The Compensation Committee made substantial changes to this peer group, removing 11 companies from the list and adding 22 new companies. The 11 companies removed were AbbVie, Inc., Advanced Micro Devices, Baxter International, Boeing, Celgene Corp, EMC Corp., Forest Laboratories, LSI Corp., Motorola Solutions, Raytheon and United Technologies. The following 50 companies comprised the R&D-focused peer group effective for relevant 2017 compensation decisions:

General Industry Peer Group Companies with R&D Focus

Median R&D expenses similar to Schlumberger’s R&D expenses
3M Company	Abbott Laboratories*	Adobe Systems	Allergan Inc.	Applied Materials
AT&T, Inc.*	Autodesk, Inc.*	Biogen Idec Inc.	Boston Scientific	Broadcom Corp.
CA, Inc.*	Caterpillar Inc.	Corning Inc.	Cummins Inc.	Danaher Corp.
Deere & Co.	Dell EMC	Delphi Automotive, PLC*	Dow Chemical	E.I. Dupont de Nemours
eBay Inc.	Electronic Arts Inc.	Exxon Mobil Corporation*	Gilead Sciences	Harris Corporation*
Hewlett Packard Enterprise Company*	Honeywell International Inc.*	Intuit Inc.*	Johnson Controls International plc*	Juniper Networks
Lam Research Corporation*	Lockheed Martin Corporation*	Medtronic, Inc.	Micron Technology	Monsanto
NetApp, Inc.	NVIDIA Corp.	Paypal Holdings, Inc.*	Pepsico, Inc.*	Procter & Gamble Company*
Regeneron Pharmaceuticals Inc.*	Rockwell Collins Inc.*	Salesforce.com Inc.*	Seagate Technology	Symantec
Texas Instruments	Textron Inc.*	Vertex Pharmaceuticals Inc.*	Western Digital Corp.	Yahoo! Inc.
* Added to the group for 2017 executive compensation decisions.

The table below summarizes the executive compensation peer groups that were referred to when our compensation committee approved the compensation of our various NEOs for 2017.

	Oil Industry	General Industry	Smaller Oil Industry	R&D-Focused
	Peer Group	Peer Group	Peer Group	Peer Group
	Revenue $6 billion–$123 billion	Revenue $13 billion – $77 billion	Revenue $1.4 billion-$10 billion	Similar R&D Expenditures
All NEOs (except EVP Technology)
EVP Technology

Relative Size of Direct Compensation Elements

Schlumberger’s executive compensation program consists of three primary elements, comprising our executives’ total direct compensation:

•	long-term equity incentives;

•	annual cash incentives, based upon Company and individual performance; and

•	base salary.

These elements allow the Company to remain competitive and attract, retain and motivate top executive talent with current and potential future financial rewards. At the same time, this relatively simple compensation program is applied and communicated consistently to our exempt employees of more than 140 nationalities operating in approximately 85 countries.

The Compensation Committee reviews the elements of total direct compensation for the NEOs throughout the year, to evaluate whether each element of direct compensation remains at levels that are competitive with companies in Schlumberger’s two main peer groups described above. The Compensation Committee relies on its own judgment in making these compensation decisions after its review

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of external market practices of companies comprising our executive compensation peer groups, including the size and mix of direct compensation for executives in those companies. The Compensation Committee seeks to achieve an appropriate balance between annual cash rewards that encourage achievement of annual financial and non-financial objectives, and LTI awards that encourage positive long-term stock price performance, with a greater emphasis on LTI awards for more senior executives. However, the Compensation Committee does not aim to achieve a specific target of cash versus equity-based compensation.

While external market data provide important guidance in making decisions on executive compensation, the Compensation Committee does not set compensation based on market data alone. When determining the size and mix of each element of an NEO’s total direct compensation, the Compensation Committee also considers the following factors:

•	the size and complexity of the executive’s scope of responsibilities;

•	leadership, management and technical expertise, performance history, growth potential, and position in reporting structure;

•	overall Company and individual performance;

•	retention needs;

•	the recommendations of the CEO (except for his own compensation); and

•	internal pay equity.

The charts below show the percentage of 2017 base salary, target annual cash incentive and LTI compensation established by the Compensation Committee in January 2017 for our CEO and other NEOs. Approximately 88 percent of the direct compensation of our CEO and 87 percent of our other NEOs was at risk, demonstrating management’s alignment with stockholders’ interests. In 2017, the portion of total compensation that was at risk is as follows:

Schlumberger CEO 2017 Pay Mix	Schlumberger Other NEO 2017 Pay Mix

Based on market data provided by Pay Governance, Schlumberger’s pay mix generally aligns with that of both of our main comparator groups. The Compensation Committee may, at its discretion, modify the CEO’s, or any other NEO’s mix of base pay, annual cash incentive and LTIs, or otherwise adjust an NEO’s total compensation, to best fit his specific circumstances. This provides flexibility to the Compensation Committee to compensate NEOs appropriately as they near retirement, when they might not receive any LTI awards for their final years of service. The Compensation Committee may also increase the size of an LTI award to an NEO if the aggregate career LTI awards granted do not adequately reflect the executive’s current position and level of responsibility within the Company, taking into account external market practices and the other factors described above.

Role of the Independent Executive Compensation Consultant

The Compensation Committee has retained Pay Governance as its independent consultant with respect to executive compensation matters. Pay Governance reports only to, and acts solely at the direction of, the Compensation Committee. Schlumberger’s management does not direct or oversee the activities of Pay Governance with respect to the Company’s executive compensation program. Pay Governance prepares compensation surveys for review by the Compensation Committee at its October meeting. One of the purposes of the October meeting is to assess compensation decisions made in January of that year in light of comparative data to date; another purpose of the October meeting is to prepare for the annual executive officer compensation review the following January.

Pay Governance works with the Company’s executive compensation department to compare compensation opportunities of the Company’s executive officers with compensation opportunities for comparable positions at companies included in the compensation surveys conducted by Pay Governance at the direction of the Compensation Committee. Pay Governance and the Company’s executive compensation department also compile annual compensation data for each executive officer. The Compensation Committee has also instructed Pay Governance to prepare an analysis of each named executive officer’s compensation. The Compensation Committee has also retained Pay Governance as an independent consulting firm with respect to non-employee director compensation matters. Pay Governance prepares an analysis of competitive non-employee director compensation levels and market trends using the same two main peer groups as those used in the executive compensation review.

The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and has concluded that its work did not raise any conflict of interest that would prevent Pay Governance from independently representing the Compensation Committee.

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Procedure for Determining Executive Compensation; Role of Management

The Compensation Committee evaluates all elements of executive officer compensation each January, after a review of achievement of financial and personal objectives with respect to the prior year’s results. The purpose is to determine whether any changes in an officer’s compensation are appropriate. The CEO does not participate in the Compensation Committee’s deliberations with regard to his own compensation. At the Compensation Committee’s request, the CEO reviews with the Compensation Committee the performance of the other executive officers, but no other named executive officer has any input in executive compensation decisions. The Compensation Committee gives substantial weight to the CEO’s evaluations and recommendations because he is particularly able to assess the other executive officers’ performance and contributions to the Company. Our Vice President of Human of Resources assists the CEO in developing the executive officers’ performance reviews and reviewing market compensation data to determine compensation recommendations for our executives. The Compensation Committee independently determines each executive officer’s mix of total direct compensation based on the factors described in “Compensation Discussion and Analysis—Other Aspects of our Executive Compensation Framework—Relative Size of Direct Compensation Elements.” Early in the calendar year, financial and personal objectives for each executive officer are determined for that year. The Compensation Committee may, however, review and adjust compensation at other times as the result of new appointments or promotions during the year.

The following table summarizes the approximate timing of significant compensation events:

EVENT	TIMING
Establish Company financial objectives	January of each fiscal year for current year
Establish CEO personal objectives	Early in the first quarter of the fiscal year for current year and finalized during April
Perform competitive assessment to determine how Schlumberger’s compensation decisions compared to decisions made by companies included in the compensation surveys	October of each fiscal year for current year
Independent compensation consultant provides analysis for the Compensation Committee to evaluate executive compensation	October of each year for compensation in the following fiscal year
Evaluate Company and executive performance (achievement of objectives established in previous fiscal year) and recommend incentive compensation based on those results	Results approved in January of each fiscal year for annual cash incentive compensation with respect to prior year. The incentive earned in prior fiscal year is paid in February of the current fiscal year
Review and recommend executive base salary and determine equity-based grants	January of each fiscal year for base salary for that year and for equity-based grants

Long-Term Equity Awards — Granting Process

The Compensation Committee is responsible for granting long-term equity-based compensation under our omnibus stock incentive plans. The Compensation Committee approves a preliminary budget for equity-based grants for the following year at each October meeting. Management determines the allocation for groups within the Company and individual recommendations are made by the heads of the Groups and approved by the CEO. The Compensation Committee approves all equity-based awards, including executive officer awards, which are recommended by the CEO, except for his own. Awards for executive officers other than the CEO are granted by the Compensation Committee and discussed with the Board. Awards for the CEO are granted by the Committee following approval by the full Board.

In addition to considering the value of each equity-based award, management and the Compensation Committee also consider the overall potential stockholder dilution impact and “burn rate,” which is the rate at which awards are granted as a percentage of common shares outstanding. Each year, the Committee reviews a budgeted grant date value of equity-based awards to our executives and other eligible employees and makes a recommendation to the Board for approval. This review and recommendation process includes an analysis of potential dilution levels and burn rates resulting from the potential grant of such awards. The Committee and management use this analysis regarding dilution levels and burn rates as an additional factor in approving long-term equity awards.

The regular Board and Compensation Committee meeting schedule is set at least a year in advance with Board meetings held quarterly, generally toward the end of January, April, July and October. The timing of these committee meetings is not determined by any of the Company’s executive officers and is usually two days in advance of the Company’s announcement of earnings. The Compensation Committee sets the equity award grant date as the day of the Board meeting. The Company does not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time equity grant decisions are made, the Compensation Committee is aware of the earnings results and takes them into account, but it does not adjust the size or the mix of grants to reflect possible market reaction.

Annual grants of equity-based awards to the NEOs, other senior executive officers and the rest of the Company’s eligible employees are made at the January meeting of the Compensation Committee. However, specific grants may be made at other regular meetings, to

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recognize the promotion of an employee, a change in responsibility or a specific achievement. The exercise price for all stock options granted to executive officers and other employees is the average of the high and low trading price of the Schlumberger common stock on the NYSE on the date of grant, which has been Schlumberger’s practice for many years. The Board and the Compensation Committee have the discretion to grant equity awards with different vesting schedules as they deem appropriate or necessary.

Executive Stock Ownership Guidelines

The Compensation Committee and management believe strongly in linking executive long-term rewards to stockholder value. Our Board, upon recommendation of the Nominating and Governance Committee and the Compensation Committee, adopted revised executive stock ownership guidelines in 2011 applicable to executive officers and other key position holders. Senior executives are required to hold the numbers of shares equal to the multiple of base salary set forth below.

Title	Stock Ownership Multiple
Chief Executive Officer	6x base salary
Executive Vice Presidents	3x base salary
Executive Officers (non-EVP)	2x base salary
Key Staff Positions	1x base salary

All executives subject to the guidelines must retain 50% of net shares acquired upon the exercise of stock options and the vesting of PSUs and RSUs, after payment of applicable taxes, until they achieve the required ownership level.

The guidelines provide that executives have five years to satisfy the ownership requirements. After the five-year period, executives who have not met their minimum stock ownership requirement must retain 100% of the net shares acquired upon stock option exercises and any PSU and RSU vesting until they achieve their required ownership level. Stock ownership for the purpose of these guidelines does not include shares underlying vested or unvested stock options, unvested RSUs or unvested PSUs.

Other Executive Benefits and Policies

No Hedging or Pledging of Schlumberger Stock

Schlumberger’s insider trading policy prohibits executives from speculating in the Company’s stock, which includes, pledging; hedging; short selling; buying or selling publicly-traded options, including writing covered calls; or any other type of derivative arrangement on the Company’s stock that has a similar economic effect.

Retirement Benefits

In line with Schlumberger’s aim to encourage long-term careers with the Company and to promote retention, retirement plans are provided, where possible, for all employees, including named executive officers, according to local market practice. Schlumberger considers longer-term benefit plans to be an important element of the total compensation package. The pension plans provide for lifetime benefits upon retirement after a specified number of years of service and take into account local practice with respect to retirement ages. They are designed to complement but not be a substitute for local government plans, which may vary considerably in terms of the replacement income they provide, and other Company sponsored savings plans. Employees may participate in multiple retirement plans in the course of their career with the Company or its subsidiaries, in which case they become entitled to a benefit from each plan based upon the benefits earned during the years of service related to each plan. The qualified plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and/or regulatory requirements.

Some of the Schlumberger U.S. retirement plans are non-qualified plans that provide an eligible employee with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to limits on annual compensation that can be taken into account or annual benefits that can be provided under qualified plans.

Officers and other employees in the United States whose compensation exceeds the qualified plan limits are eligible to participate in non-qualified excess benefit programs for 401(k), profit-sharing and pension, whereby they receive correspondingly higher benefits. Employees and executive officers assigned outside the United States are entitled to participate in the applicable plans of the country where they are assigned, including supplemental plans where available.

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Retirement Practices

The Company has a practice of phased retirement, which, at the discretion of the Company, may be offered to executive officers (other than the CEO) who are approaching retirement. This practice involves a transition into retirement whereby the individual ceases being an executive officer and relinquishes primary responsibilities. He or she remains an employee and generally receives lesser salary over time for reduced responsibilities and reduced working time. The arrangements are typically in place for an average of two to three years, as agreed at the start of the term. The purpose is to allow the outgoing executive officer to support the incoming executive officer for a period of time to provide for a smooth succession and to provide resources to the Company in particular areas of expertise while agreeing not to join a competitor during the employment period. In these circumstances, the Company maintains pension contributions and other benefits such as medical and insurance, and the executive officer continues to vest in previously-granted LTI awards. During this period, however, the executive officer is no longer eligible for additional equity incentive compensation or, once his or her work time is reduced, for an annual cash incentive opportunity.

Other Benefits

Schlumberger seeks to provide benefit plans, such as medical coverage and life and disability insurance, on a country-by-country basis in line with market conditions. Where the local practice is considered to be less than the Schlumberger minimum standard, the Company generally offers the Schlumberger standard. Our named executive officers are eligible for the same benefit plans provided to other employees, including medical coverage and life and disability insurance as well as supplemental plans chosen and paid for by employees who wish additional coverage. There are no special insurance plans for our named executive officers.

Limited Perquisites

Schlumberger provides only limited perquisites to its named executive officers, which are identified in the narrative notes to the Summary Compensation Table.

No Employment Agreements or Other Arrangements

Our named executive officers do not have employment, severance or change-in-control agreements, but serve at the will of the Board. This enables the Company to terminate their employment using judgment as to the terms of any severance arrangement and based on specific circumstances at the time they cease being executive officers.

Recoupment of Performance-Based Cash and Equity Awards

On the recommendation of the Compensation Committee, our Board in July 2006 adopted a policy on recouping performance-based cash awards in the event of specified restatements of financial results. Under the policy, if financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance-based cash awards paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement and will, to the extent permitted by applicable law, require recoupment of any amounts paid in excess of the amounts that would have been paid based on the restated financial results. In addition, our performance-based equity awards and any shares of stock that are issued as a result of vesting of these awards are subject to recoupment under the terms of those awards.

Impact of Tax Treatment

Section 162(m) of the Internal Revenue Code limits the amount of compensation that may be deducted per covered employee to $1 million per taxable year. For 2017 and prior years, covered employees for this purpose included our Chief Executive Officer and the three next most highly compensated executive officers (other than the Chief Financial Officer) required to be reported as named executive officers, although any compensation that met the requirements of qualified performance-based compensation under Section 162(m) was not subject to this deduction limitation. For grants made prior to 2018, the Company’s equity incentive plans were intended to provide stock options and PSUs that generally qualified as performance-based compensation for purposes of Section 162(m) so that stock options and PSUs were not expected to be subject to the $1 million limitation. Following the enactment of the Tax Cuts and Jobs Act, beginning with the 2018 calendar year, the $1 million annual deduction limitation applies to compensation paid to any individual who is Chief Executive Officer, Chief Financial Officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year, and there is no longer any exception for qualified performance-based compensation. Although some outstanding stock options and PSUs will not result in a compensation deduction until after 2017, the transition rules in effect for binding contracts in effect on November 2, 2017 may allow these awards to qualify for the exemption from the $1 million annual

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deduction limitation provided that such grants are not materially modified. For periods after 2017, without the performance-based compensation exception, it is expected that any compensation deductions (other than grandfathered amounts) for any individual who is our Chief Executive Officer, Chief Financial Officer or one of our other three most highly compensated executive officers in 2017 or any later year will be subject to a $1 million annual deduction limitation. Although the deductibility of compensation is a consideration evaluated by the Compensation Committee, the Compensation Committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the Compensation Committee will continue to retain the discretion to pay compensation that is not deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE SCHLUMBERGER BOARD OF DIRECTORS

Peter L.S. Currie	Indra K. Nooyi, Chair	Leo Rafael Reif

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Executive Compensation Tables and Accompanying Narrative

2017 Summary Compensation Table

The following table sets forth the compensation paid by the Company and its subsidiaries for the fiscal year ended December 31, 2017 to the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers who were serving as executive officers as of December 31, 2017 (each an “NEO” or a “named executive officer”).

Name	Year	Salary ($)	Bonus ($)	(1)	Stock Awards ($)	(2)	Option Awards ($)	(3)	Non-Equity Incentive Plan Compensation ($)	(1)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	(4)	Estimated All Other Compensation ($)	(5)	Total ($)
Paal Kibsgaard	2017	2,000,000	N/A		11,998,506		0		4,275,000		2,344,577		141,257	(6)	20,759,340
Chairman & CEO	2016	2,000,000	N/A		6,000,813		5,998,080		2,775,000		1,733,155		52,546		18,559,594
	2015	1,925,000	N/A		6,022,706		5,995,640		3,254,600		931,676		145,180		18,274,802
Simon Ayat	2017	1,000,000	N/A		5,206,165		0		1,401,500		745,143		105,875	(7)	8,458,683
EVP & CFO	2016	1,000,000	N/A		2,000,271		1,999,360		925,000		539,375		84,616		6,548,982
	2015	1,000,000	N/A		2,005,173		2,006,060		1,115,400		388,393		130,126		6,645,152
Ashok Belani	2017	900,000	N/A		4,810,285		0		1,269,450		763,364		94,050	(8)	7,837,149
EVP Technology	2016	900,000	N/A		2,907,663		1,802,240		810,000		609,364		84,466		7,113,733
	2015	900,000	N/A		1,803,937		1,803,200		1,015,100		348,110		116,708		5,987,055
Olivier Le Peuch	2017	683,333	N/A		4,717,540		316,950		840,000		877,867		61,287	(9)	7,496,977
President,
Cameron Group
Alexander Juden	2017	750,000	N/A		4,969,712		0		787,500		541,291		69,251	(10)	7,117,754
Secretary and	2016	750,000	N/A		1,350,323		1,351,680		509,100		413,477		55,099		4,429,679
General Counsel	2015	750,000	N/A		1,358,343		1,352,400		627,450		192,315		83,178		4,363,686
(1)	The annual cash incentive paid to our NEOs is included in the column “Non-Equity Incentive Plan Compensation.”
(2)	Includes the value of PSU awards and RSU awards. For 2015, each amount reflected in the “Stock Awards” column is the aggregate grant date fair value for standard three-year PSUs at target level performance that were granted in January 2015. For 2016, each amount reflected in the “Stock Award” column is the aggregate grant date fair value for standard three-year PSUs at target level performance that were granted in January 2016 and, for Mr. Belani the RSU award that was granted to him in July 2016. For 2017, each amount reflected in the “Stock Awards” column is the aggregate grant date fair value for both the FCF and ROCE PSUs at target level performance that were granted in January 2017 to Messrs. Kibsgaard, Ayat, Belani and Juden and granted in April 2017 to Mr. Le Peuch, and the RSU awards that were granted to Mr. Le Peuch in January 2017, to Mr. Juden in April 2017 and to Messrs. Ayat, Belani, Juden and Le Peuch in October 2017. Each amount reflects an accounting expense and does not correspond to actual value that may be realized by an NEO in the future. The number of equity awards granted in 2017 to each NEO is provided in the Grants of Plan-Based Awards for Fiscal Year 2017 table on page 47. The grant date fair value of these awards is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718), as described in Note 13, “Stock-based Compensation Plans,” to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017.
The value of the 2017 PSUs at the grant date, assuming achievement of the maximum performance level of 250%, would be: Mr. Kibsgaard — $29,996,265; Mr. Ayat — $9,998,913; Mr. Belani — $9,009,213; Mr. Le Peuch — $8,002,815; and Mr. Juden — $7,504,280.
The NEOs may never realize any value from these PSUs and, to the extent that they do, the amounts realized may have no correlation to the amounts reported above.
(3)	The amount reflected in the “Option Awards” column is the aggregate grant date fair value for option grants, computed in accordance with ASC Topic 718. This amount reflects an accounting expense and does not correspond to actual value that may be realized by the NEOs in the future. Mr. Le Peuch was the only NEO to receive stock options in 2017. The number of options granted to Mr. Le Peuch is provided in the Grants of Plan-based Awards for Fiscal Year 2017 table on page 47. The fair value of the stock option grant to Mr. Le Peuch was established on the date of the grant using the Black-Scholes option-pricing model with the following assumptions.

1/19/2017 (5-year vest options)
Dividend yield	2.29%
Expected volatility	27.19%
Risk-free interest rate	2.39%
Expected option life	7 years

Mr. Le Peuch may never realize any value from these stock options and, to the extent that he does, the amounts realized may have no correlation to the amounts reported above.

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(4)	The changes in pension value reported in this column represent the increase in the actuarial present value of a named executive officer’s accumulated benefit under all benefit and actuarial pension plans in which he participates. This change in present value is not a current cash payment. It represents the change in the value of the named executive officer’s pensions, which are only paid after retirement. There are no nonqualified deferred compensation earnings reflected in this column because no NEO received above-market or preferential earnings on such compensation during 2017, 2016 or 2015.
(5)	All of the perquisites included in the column “All Other Compensation” and described in the accompanying footnotes are generally available to all of the Company’s professional-level employees. Relocation assistance is provided to all employees on a Company-wide basis.
(6)	The amount disclosed for Mr. Kibsgaard consists of the following:

	Unfunded credits to the Schlumberger Supplementary Benefit Plan	$113,975
	Contributions to Schlumberger Profit-Sharing Plans	5,400
	Perquisites:
	Housing Allowance	21,882
	TOTAL	$141,257
(7)	The amount disclosed for Mr. Ayat consists of the following:
	Unfunded credits to the Schlumberger Supplementary Benefit Plan	$42,725
	Unfunded credits to the Schlumberger Restoration Savings Plan	49,650
	Contributions to Schlumberger Profit-Sharing Plans	5,400
	Contributions to Schlumberger 401(k) Plan	8,100
	TOTAL	$105,875
(8)	The amount disclosed for Mr. Belani consists of the following:
	Unfunded credits to the Schlumberger Supplementary Benefit Plan	$37,350
	Unfunded matching credits to the Schlumberger Restoration Savings Plan	43,200
	Contributions to Schlumberger Profit-Sharing Plans	5,400
	Contributions to Schlumberger 401(k) Plan	8,100
	TOTAL	$94,050
(9)	The amount disclosed for Mr. Le Peuch consists of the following:
	Unfunded credits to the Schlumberger Supplementary Benefit Plan	$23,097
	Contributions to Schlumberger Profit-Sharing Plans	5,400
	Contributions to Schlumberger 401(k) Plan	7,050
	Perquisites:
	Vacation Travel Allowance	10,442
	Housing Allowance	13,348
	Relocation Fees	1,950
	TOTAL	$61,287
(10)	The amount disclosed for Mr. Juden consists of the following:
	Unfunded credits to the Schlumberger Supplementary Benefit Plan	$26,078
	Unfunded credits to the Schlumberger Restoration Savings Plan	29,673
	Contributions to Schlumberger Profit-Sharing Plans	5,400
	Contributions to Schlumberger 401(k) Plan	8,100
	TOTAL	$69,251

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Grants of Plan-Based Awards for Fiscal Year 2017

The following table provides additional information about stock and option awards and equity incentive plan awards granted to our named executive officers in 2017.

			Estimated Possible Payouts			Estimated Possible Payouts			All Other	All Other
			Under Non-Equity Incentive			Under Equity Incentive			Stock	Option			Full
			Plan Awards(2)			Plan Awards(3)			Awards:	Awards:	Exercise		Grant Date
									Number	Number of	or Base		Fair Value
									of Shares	Securities	Price of		of Stock and
									of Stock	Underlying	Option		Option
	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards		Awards
Name	Type(1)	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	(4)	($)
P. Kibsgaard			765,000	2,625,000	6,000,000
	2-year PSU	1/19/17					71,900	179,750					5,997,898
	3-year PSU	1/19/17					73,600	184,000					6,000,608
S. Ayat			255,000	875,000	2,000,000
	2-year PSU	1/19/17					24,000	60,000					2,002,080
	3-year PSU	1/19/17					24,500	61,250					1,997,458
	3-year RSU	10/18/17											1,206,600
A. Belani			229,500	787,500	1,800,000				20,000
	2-year PSU	1/19/17					21,600	54,000					1,801,872
	3-year PSU	1/19/17					22,100	55,250					1,801,813
	3-year RSU	10/18/17											1,206,600
O. Le Peuch			148,750	510,417	1,166,667				20,000
	Option	1/19/17								15,000	87.38		316,950
	3-year RSU	1/19/17							3,800				309,814
	2-year PSU	4/20/17					21,800	54,500					1,597,286
	3-year PSU	4/20/17					22,400	56,000					1,603,840
	3-year RSU	10/18/17							20,000				1,206,600
A. Juden			143,438	492,188	1,125,000
	2-year PSU	1/19/17					18,000	45,000					1,501,560
	3-year PSU	1/19/17					18,400	46,000					1,500,152
	3-year RSU	4/20/17							15,000				1,063,050
	3-year RSU	10/18/17							15,000				904,950
(1)	All stock options, RSUs and PSUs were awarded under our 2013 Omnibus Stock Incentive Plan.
(2)	These columns show the possible payouts for each NEO for fiscal year 2017 based on performance goals set in January 2017. Possible payouts are performance-driven. Threshold, target and maximum potential payouts are based on the annual cash incentive range established for each NEO, which is expressed as a percentage of base salary for the year. For those NEOs who received base salary increases or annual cash incentive range increases, or both, during the year, potential payouts are determined by pro-rating the potential payout based upon the number of months a cash incentive range or base salary rate was in effect.
Actual cash incentive amounts earned for 2017 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For information regarding the annual cash incentive paid to Schlumberger’s NEOs with respect to 2017 performance, see “Compensation Discussion and Analysis—Elements of Total Direct Compensation; 2017 Decisions—Annual Cash Incentive Decisions for 2017” beginning on page 30.
(3)	Relates to PSUs. See “Compensation Discussion and Analysis—Elements of Total Direct Compensation; 2017 Decisions—Long-Term Equity Incentive Awards” beginning on page 33 for a detailed description of our PSUs, including the criteria to be applied in determining vesting of PSUs. See also “—Potential Payments Upon Termination or Change in Control for Fiscal Year 2017—Termination of Employment—PSUs” and “—Potential Payments Upon Termination or Change in Control for Fiscal Year 2017—Change in Control—PSUs,” beginning on page 58. We valued the PSUs by multiplying the number of PSUs (at threshold, target or maximum, as applicable) by $83.42 for the January FCF PSUs, $81.53 for the January ROCE PSUs, $73.27 for the April FCF PSUs and $71.60 for the April ROCE PSUs, the applicable grant date fair values for the PSUs. “Target” represents the number of PSUs awarded in 2017, and “Maximum” reflects the highest possible payout (250% of the grant). The award agreements under which the PSUs were issued provide that no PSUs will vest unless a specified threshold level of performance is achieved. Vested PSUs are paid in shares of our common stock, and the payout, if any, with respect to PSUs will occur at the end of the performance period (January 2017 through December 2019), and is calculated in the manner described in the sections of the CD&A entitled “How We Determined 2017 Long-Term Equity Awards—ROCE PSUs: Performance Measures and Goals” and “How We Determined 2017 Long-Term Equity Awards—Free Cash Flow PSUs: Performance Measures and Goals,” beginning on page 35. PSUs do not accrue dividends or dividend equivalents prior to vesting.
(4)	Mr. Le Peuch was the only NEO to receive stock options in 2017. The options granted to Mr. Le Peuch vest in five equal annual installments. The stock option award has an exercise price equal to the average of the high and low per share prices of our common stock on the date of grant. Stock option exercises may be paid in cash, by tendering shares of our common stock or by withholding of shares of our common stock. Applicable tax obligations may be paid in cash or by withholding of shares of our common stock.

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Outstanding Equity Awards at Fiscal Year-End 2017

The following table provides information regarding unexercised stock options outstanding and outstanding PSU and RSU awards for each of our NEOs as of December 31, 2017.

	Option Awards							Stock Awards
Name	Option/ PSU/RSU Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	(1)	Number of Securities Underlying Unexercised Option Unexercisable (#)	(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	(2)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	(2)
P. Kibsgaard	1/17/2008	47,000		0		84.930	1/17/2018
	1/21/2010	9,400		0		68.505	1/21/2020
	2/4/2010	12,800		0		63.760	2/4/2020
	1/20/2011	138,000		0		83.885	1/20/2021
	7/21/2011	125,000		0		89.995	7/21/2021
	1/19/2012	257,400		0		72.110	1/19/2022
	1/17/2013	138,600		46,200		73.250	1/17/2023
	1/16/2014	119,400		79,600		88.756	1/16/2024
	1/15/2015											0	(3)	5,647,282
	1/15/2015	106,400		159,600		77.795	1/15/2025
	1/21/2016											107,100	(4)	7,217,469
	1/21/2016	85,200		340,800		61.920	1/21/2026
	1/19/2017											71,900	(5)	4,845,341
	1/19/2017											73,600	(6)	4,959,904
S. Ayat	1/17/2008	60,000		0		84.930	1/17/2018
	1/22/2009	125,000		0		37.845	1/22/2019
	1/21/2010	95,000		0		68.505	1/21/2020
	1/20/2011	188,000		0		83.885	1/20/2021
	1/19/2012	137,000		0		72.110	1/19/2022
	1/17/2013	64,000		16,000		73.250	1/17/2023
	1/16/2014	39,600		26,400		88.765	1/16/2024
	1/15/2015											0	(3)	1,880,181
	1/15/2015	35,600		53,400		77.795	1/15/2025
	1/21/2016											35,700	(4)	2,405,823
	1/21/2016	28,400		113,600		61.920	1/21/2026
	1/19/2017											24,000	(5)	1,617,360
	1/19/2017											24,500	(6)	1,651,055
	10/18/2017							20,000	(7)	1,347,800
A. Belani	1/22/2009	125,000		0		37.845	1/22/2019
	1/21/2010	59,000		0		68.505	1/21/2020
	1/20/2011	51,600		0		83.885	1/20/2021
	1/19/2012	127,000		0		72.110	1/19/2022
	1/17/2013	57,600		14,400		73.250	1/17/2023
	1/16/2014	36,000		24,000		88.765	1/16/2024
	1/15/2015											0	(3)	1,691,489
	1/15/2015	32,000		48,000		77.795	1/15/2025
	1/21/2016											32,100	(4)	2,163,219
	1/21/2016	25,600		102,400		61.920	1/21/2026
	7/20/2016							15,000	(8)	1,010,850
	1/19/2017											21,600	(5)	1,455,624
	1/19/2017											22,100	(6)	1,489,319
	10/18/2017							20,000	(7)	1,347,800

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	Option Awards							Stock Awards
Name	Option/ PSU/RSU Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	(1)	Number of Securities Underlying Unexercised Option Unexercisable (#)	(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	(2)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	(2)
O. Le Peuch	4/17/2008	20,000		0		93.970	4/17/2018
	1/22/2009	15,000		0		37.845	1/22/2019
	1/21/2010	15,000		0		68.505	1/21/2020
	7/22/2010	30,000		0		61.070	7/22/2020
	1/20/2011	27,000		0		83.885	1/20/2021
	1/19/2012	30,000		0		72.110	1/19/2022
	4/18/2013	24,000		6,000		70.925	4/18/2023
	4/16/2014	18,000		12,000		100.555	4/16/2024
	4/16/2015	9,600		14,400		91.740	4/16/2025
	4/20/2016							4,100	(9)	304,466
	4/20/2016	6,000		24,000		80.525	4/20/2026
	7/20/2016							10,000	(8)	739,400
	1/19/2017	0		15,000		87.380	1/19/2027
	1/19/2017							3,800	(10)	256,082
	4/20/2017											21,800	(5)	1,469,102
	4/20/2017											22,400	(6)	1,509,536
	10/18/2017							20,000	(7)	1,347,800
A. Juden	1/21/2010	10,400		0		68.505	1/21/2020
	1/20/2011	69,000		0		83.885	1/20/2021
	1/19/2012	98,000		0		72.110	1/19/2022
	1/17/2013	43,200		10,800		73.250	1/17/2023
	1/16/2014	27,000		18,000		88.765	1/16/2024
	1/15/2015	24,000		36,000		77.950	1/15/2025
	1/15/2015											0	(3)	1,358,343
	1/21/2016	19,200		76,800		61.920	1/21/2026
	1/21/2016											24,100	(4)	1,624,099
	1/19/2017											18,000	(5)	1,213,020
	1/19/2017											18,400	(6)	1,239,976
	4/20/2017							15,000	(11)	1,074,000
	10/18/2017							15,000	(7)	904,950
(1)	Stock option awards granted after January 2008 vest ratably over five years, except that awards granted to Mr. Le Peuch in 2011 and 2012 vested all at once (“cliff” vesting) after four years because he received the awards while he was an employee in France.
(2)	Market value equal to the product of (x) $67.39, the closing price of Schlumberger’s common stock at December 29, 2017, and (y) the number of unvested PSUs or RSUs, as applicable, reflected in the previous column.
(3)	No shares were awarded under the three-year PSUs that were issued in January 2015, because the performance conditions were not achieved.
(4)	Reflects the target number of three-year PSUs that were issued in January 2016 and that will vest, if at all, on January 15, 2019, subject to the achievement of performance conditions.
(5)	Reflects the target number of FCF PSUs that were issued in January 2017 or April 2017 and that will vest, if at all, on January 19, 2019, subject to the achievement of performance conditions.
(6)	Reflects the target number of ROCE PSUs that were issued in January 2017 and that will vest, if at all, on January 19, 2020, subject to the achievement of performance conditions.
(7)	Reflects the number of three-year RSUs that were issued in October 2017 and that will vest on October 18, 2020, subject to continued employment with the Company.
(8)	Reflects the number of three-year RSUs that were issued in July 2016 and that will vest on July 20, 2019, subject to continued employment with the Company.
(9)	Reflects the number of three-year RSUs that were issued in April 2016 and that will vest on April 20, 2019, subject to continued employment with the Company.
(10)	Reflects the number of three-year RSUs that were issued in January 2017 and that will vest on January 19, 2020, subject to continued employment with the Company.
(11)	Reflects the number of three-year RSUs that were issued in April 2017 and that will vest on April 20, 2020, subject to continued employment with the Company.

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Option Exercises and Stock Vested for Fiscal Year 2017

The following table sets forth certain information with respect to stock options exercised, and PSUs and RSUs that vested during 2017 for our NEOs.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
P. Kibsgaard	0	0	0	0
S. Ayat	100,000	2,672,000	0	0
A. Belani	0	0	0	0
O. Le Peuch	0	0	12,000	807,660
A. Juden	0	0	0	0

Stock Awards (Columns (d) and (e))

The following table provides details of the stock awards vested and value realized in 2017.

Name	Grant Date	Release Date	Number of Shares	Stock Price on Release Date	Value Realized on Release ($)	Description
O. Le Peuch	10/16/2014	10/16/2017	12,000	67.305	807,660	Shares underlying vested RSUs

Pension Benefits for Fiscal Year 2017

Schlumberger maintains the following pension plans for its named executive officers and other employees, which provide for lifetime pensions upon retirement, based on years of service:

•	Schlumberger Limited Pension Plan (“SLB Pension Plan”);

•	Schlumberger Technology Corporation Pension Plan (“STC Pension Plan”);

•	Schlumberger Pension Plan for U.S. Taxpayers Employed Abroad (“SLB USAB Pension Plan”);

•	Schlumberger Limited Supplementary Benefit Plan (“SLB Supplementary Plan”);

•	Schlumberger Technology Corporation Supplementary Benefit Plan (“STC Supplementary Plan”);

•	Schlumberger French Supplementary Pension Plan (“SLB French Supplementary Plan”); and the

•	Schlumberger International Staff Pension Plan (“SLB International Staff Pension Plan”).

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The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)	(1)	Present Value of Accumulated Benefits ($)	(2)	Payments During Last Fiscal Year
P. Kibsgaard	SLB Pension Plan	9.75		570,569		0
	STC Pension Plan	5.00		262,041		0
	SLB Supplementary Plan	9.75		7,872,769		0
	STC Supplementary Plan	4.25		371,531		0
	SLB International Staff Pension Plan	3.20		348,325		0
S. Ayat	SLB Pension Plan	11.25		831,988		0
	STC Pension Plan	0.75		73,823		0
	SLB Supplementary Plan	11.25		4,810,843		0
	STC Supplementary Plan	0.50		5,340		0
	SLB French Supplementary Plan	0.75		186,833		0
	SLB International Staff Pension Plan	10.60		848,759		0
A. Belani	SLB Pension Plan	12.75		1,068,453		0
	STC Pension Plan	2.58		54,300		0
	SLB Supplementary Plan	12.75		4,564,281		0
	STC Supplementary Plan	2.58		132,559		0
	SLB International Staff Pension Plan	10.00		655,489		0
O. Le Peuch	STC Pension Plan	7.75		516,183		0
	STC Supplementary Plan	6.25		910,921		0
	SLB French Supplementary Plan	5.00		1,231,263		0
	SLB International Staff Pension Plan	6.50		2,511,121		0
A. Juden	SLB Pension Plan	13.75		645,726		0
	SLB Supplementary Plan	12.83		1,727,010		0
	SLB International Staff Pension Plan	2.40		207,642		0
(1)	The Company does not grant and does not expect to grant extra years of credited service to its named executive officers under the pension plans. The “Number of Years of Credited Service” column reflects each named executive officer’s actual years of service as a participant in each plan.
(2)	The present value of accumulated benefits is calculated using the RP 2014 with Generational Scale SSA Mortality Table and a discount rate of 3.70% at December 31, 2017. Retirement in each case is assumed to be the earlier of normal retirement age or December 31, 2017 if the named executive officer is employed after normal retirement age, or, as to Schlumberger’s U.S. plans, the date that the sum of the named executive officer’s age plus years of service has reached, or is expected to reach, 85, but not before the named executive officer reaches age 55. Additional assumptions used by the Company in calculating the present value of accumulated benefits are incorporated herein by reference to Note 18, “Pension and other Benefit Plans” to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017.

Tax-Qualified Pension Plans

The SLB Pension Plan, the STC Pension Plan and the SLB USAB Pension Plan are all U.S. tax-qualified pension plans. The SLB Pension Plan and the STC Pension Plan have substantially identical terms. The SLB USAB Pension Plan, the material terms of which are described below, has similar, but not identical, terms. Employees may participate in any one of these plans in the course of their careers with Schlumberger, in which case they become entitled to a pension from each such plan based upon the benefits accrued during the years of service related to such plan. These plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and regulatory requirements. Benefits under these plans are based on an employee’s admissible compensation (generally base salary and cash incentive) for each year in which an employee participates in the plan, and the employee’s length of service with Schlumberger.

Since January 1, 1989, the benefit earned under the SLB Pension Plan and the STC Pension Plan has been 1.5% of admissible compensation for service prior to the employee’s completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. Since 2009, the benefit earned under the SLB USAB Pension Plan has been 3.5% of admissible compensation for all service. Normal retirement under these plans is at age 65; however, early retirement with a reduced benefit is possible at age 55 or as early as age 50 with 20 years of service. Additionally, under the “rule of 85,” an employee or executive officer who terminates employment after age 55 and whose combined age and service is 85 or more, is eligible for retirement with an unreduced pension. Messrs. Ayat and Belani are eligible for retirement with an unreduced pension under the rule of 85. The benefits are usually paid as a lifetime annuity.

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In 2004, we amended the SLB Pension Plan and the STC Pension Plan to generally provide that employees hired on or after October 1, 2004 would not be eligible to participate. Newly-hired employees are eligible to participate in an enhanced defined contribution plan, which provides a Company contribution, depending on an employee’s 401(k) contribution and the profitability of the Company in a given year.

Schlumberger Supplementary Benefit Plans—Nonqualified Pension

The SLB Supplementary Plan and the STC Supplementary Plan each provide non-tax-qualified pension benefits. Each of these plans, which have substantially identical terms, provides an eligible employee with benefits equal to the benefits that the employee is unable to receive under the applicable qualified pension plan due to the U.S. Internal Revenue Code of 1986, as amended (the “Code”), limits on (i) annual compensation that can be taken into account under qualified plans and (ii) annual benefits that can be provided under qualified plans.

The retirement age under nonqualified pension plans is the same as under the tax-qualified pension plans. These benefits are subject to forfeiture if the employee leaves the Company or its subsidiaries before the age of 50 with five years of service, engages in certain dishonest acts or has violated a confidentiality arrangement involving the Company or its affiliates. Messrs.Ayat and Belani are eligible for retirement with an unreduced pension under the rule of 85, described above. Nonqualified plan benefits are paid to an employee upon separation from service, provided the employee has attained the age of 55, or if earlier, the age of 50 with 20 years of service. Payment is made as a joint and survivor annuity, if married; otherwise, payment is made as a life-only annuity. Payment to key employees is delayed six months following separation from service. These nonqualified plan benefits are payable in cash from the Company’s general assets and are intended to qualify as “excess benefit plans” exempt from certain requirements of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”).

French Supplementary Pension Plan

Effective January 2006, the Company adopted the SLB French Supplementary Plan for exempt employees in France. The plan complements existing national plans and provides a pension beginning after age 60 when an employee retires from Schlumberger and is eligible for a French state pension under the current rules at the time of retirement. The benefit is equivalent to 1.5% of admissible compensation (generally base salary and cash incentive) above the earnings cap for fewer than 15 years of service and 2% of admissible compensation for more than 15 years of service. No employee contributions are required or permitted. The benefit is paid as a lifetime annuity. If an eligible employee were to leave the Company before the minimum age of 60 to receive his or her French pension, then the employee would not receive a benefit under the plan. If the eligible employee is terminated after age 55, is not subsequently employed and is otherwise entitled to a French pension, then the employee would receive a benefit under the plan. The Company does not grant and does not expect to grant extra years of credited service under the supplementary pension plans to its named executive officers.

International Staff Pension Plan

Recognizing the need to maintain a high degree of mobility for certain of the Company’s employees who otherwise would be unable to accumulate any meaningful pension because they are required to work in many different countries, the Company maintains the SLB International Staff Pension Plan for such employees. All of the Company’s named executive officers have either been in the SLB International Staff Plan at some time during their career prior to becoming an executive officer or are in the plan because of their current assignment. This plan provides for a lifetime annuity upon retirement based on a specified number of years of service. The plan is funded through cash contributions made by the Company or its subsidiaries, along with mandatory contributions by employees.

Prior to January 2010, benefits under this plan were based on a participant’s admissible compensation (base salary, geographical or rotational coefficient, as applicable, and cash incentive) for each year in which the employee participated in the plan and the employee’s length of service. The benefit earned up to December 31, 2009 is 2.4% of admissible compensation prior to completion of 15 years of service, and 3.2% of admissible compensation for each year of service after 15 years. Following the completion of 20 years of service, the benefit earned with respect to the first 15 years of service is increased to 3.2%. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement with a reduction, at or after age 50 with 20 years of service. Messrs.Ayat, Belani and Juden are eligible for normal retirement with no reduction.

Since January 1, 2010, the benefit earned has been equal to 3.5% of admissible compensation regardless of an employee’s years of service. Benefits earned on or after this date are payable upon normal retirement age, at or after age 60, or upon early retirement with a reduction, at or after age 55.

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Nonqualified Deferred Compensation for Fiscal Year 2017

The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the NEOs.

		Executive		Company		Aggregate	Aggregate	Aggregate
		Contributions		Contributions		Earnings	Withdrawals/	Balance at
		in Last FY		in Last FY		in Last FY	Distributions	Last FYE
Name	Plan Name	($)	(1)	($)	(2)	($)	($)	($)	(3)
P. Kibsgaard	SLB Supplementary Plan	0		113,975		213,944	0	1,239,900
	SLB Restoration Savings Plan	0		0		1,710	0	90,350
	International Staff Plan	0		0		19,995	0	147,226
S.Ayat	SLB Supplementary Plan	0		42,725		90,920	0	697,311
	SLB Restoration Savings Plan	496,500		49,650		201,144	0	2,238,085
	International Staff Plan	0		0		223,981	0	1,685,759
A. Belani	SLB Supplementary Plan	0		37,350		84,955	0	625,442
	SLB Restoration Savings Plan	216,000		43,200		91,446	0	2,722,552
	International Staff Plan	0		0		76,909	0	1,171,934
O. Le Peuch	STC Supplementary Plan	0		23,097		17,369	0	83,051
	International Staff Plan	0		0		152,818	0	1,125,212
A. Juden	SLB Supplementary Plan	0		26,078		70,916	0	363,812
	SLB Restoration Savings Plan	148,365		29,673		397,053	0	2,246,609

(1)	The amounts reported in the “Executive Contributions in Last FY” column represent elective contributions of a portion of a named executive officer’s base salary and non-equity incentive plan compensation to the SLB Restoration Savings Plan or STC Restoration Savings Plan (which amounts are also included as 2017 “Salary” and 2017 “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table).
(2)	The amounts reported in the “Company Contributions in Last FY” column represent Schlumberger’s contributions to each named executive officer’s SLB Supplementary Plan, SLB Restoration Savings Plan, STC Supplementary Plan, STC Restoration Savings Plan and the International Staff Plan accounts, as applicable, which amounts are also reported as 2017 “All Other Compensation” in the Summary Compensation Table.
(3)	The amounts reported in the “Aggregate Balance at Last FYE” column represent balances from the SLB Restoration Savings Plan, the STC Restoration Savings Plan, the SLB Supplementary Plan and the International Staff Plan, and include various amounts previously reported in the Summary Compensation Table as All Other Compensation.

SLB Supplementary Benefit Plan—Non-Qualified Profit Sharing

The SLB Supplementary Plan provides certain non-tax-qualified defined contribution benefits for eligible employees, including named executive officers. Schlumberger Technology Corporation maintains the STC Supplementary Plan with substantially identical terms.

The SLB Supplementary Plan and the STC Supplementary Plan provide an eligible employee with discretionary Company profit sharing contributions that are not permissible under the applicable tax-qualified plan due to Code limits on (1) annual compensation that can be taken into account under the qualified plan and (2) annual benefits that can be provided under the qualified plan. These nonqualified plan benefits are credited with earnings and losses as if they were invested in the qualified plan, with the same employee investment elections as the qualified plan. An employee forfeits all rights under the non-qualified plans if the employee terminates employment before completing four years of service, engages in certain dishonest acts or has violated a confidentiality arrangement involving the Company or its affiliates. These nonqualified plan benefits are paid in a lump-sum payment following the end of the year in which the employee terminates active service, or the employee can elect to receive payment in installments of five or ten years following the termination of service. If the employee dies before full payment of these benefits, the unpaid benefits are paid in a lump sum to the beneficiaries designated under the applicable qualified plan. Payment to key employees is delayed six months following separation from service.

SLB Restoration Savings Plan

The SLB Restoration Savings Plan, a non-qualified deferred compensation plan, provides certain defined contribution benefits for the named executive officers and other eligible employees. The SLB Restoration Savings Plan allows an eligible employee to defer compensation (and receive an associated employer match) that the employee cannot defer under the applicable tax-qualified plan because of Code limits on the amount of compensation that can be taken into account.

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An eligible employee may elect in advance to defer a percentage (from 1% to 50%) of his or her compensation (generally base salary and cash incentive) over the Code annual compensation limits. The election cannot be changed during the year. The Company makes an annual matching contribution with respect to each employee’s deferrals for a year, if the employee is still employed by the Company or an affiliate on the last day of the year. For employees who participate in a Schlumberger pension plan, the amount of the matching contribution is equal to one-half of the first 6% deferred by the employee in profitable years. For employees who do not participate in a Schlumberger pension plan, the matching contribution is 100% of the first 6% deferred by the employee. The match is made each payroll period and is not contingent on profitability of the Company. Employees’ accounts are credited with earnings, calculated to mirror the earnings of the relevant funds under the Schlumberger Master Profit Sharing Trust as chosen by the employee. If the employee is eligible for the SLB Savings and Profit Sharing Plan, matching contributions and related earnings vest based on the employee’s years of service, as follows:

2 years	33 ⅓% vested
3 years	66 ⅔% vested
4 years	100% vested

If the employee is eligible for the SLB Savings and Profit Sharing Plan for U.S. Taxpayers Employed Abroad, matching contributions and related earnings vest based on the employee’s years of service, as follows:

2 years	20% vested
3 years	40% vested
4 years	60% vested
5 years	80% vested
6 years	100% vested

An employee’s account fully vests on his or her death, his or her 60th birthday or plan termination. An employee’s vested account balance is paid in a single lump sum (subject to tax withholding) following the participant’s death, qualifying disability, retirement or other qualifying termination of employment or the employee can elect to receive payment in installments of five or ten years for contributions made after June 30, 2017, following the termination of employment. However, an employee forfeits all benefits under the plan if a determination is made that the employee has engaged in certain dishonest acts or violated a confidentiality arrangement involving Schlumberger or its affiliates. Payment to key employees is delayed six months following separation from service.

SLB International Staff Profit-Sharing Plan

Schlumberger maintains the SLB International Staff Profit-Sharing Plan, which provides for an annual employer contribution based on admissible compensation (base salary, geographical or rotational coefficient, as applicable, and cash incentive). Amounts allocated to the participants’ accounts share in investment gains and/or losses of the trust fund and are generally distributed in a lump sum upon the satisfaction of certain conditions on termination of employment. Benefits earned under the SLB International Staff Profit-Sharing Plan will be forfeited upon a determination by the SLB International Staff Profit-Sharing Plan’s administrator that the employee’s separation from service was due to circumstances of fraud or misconduct detrimental to the Company, an affiliate or any customer.

Pay Ratio of CEO to Median Employee

The following information is a reasonable estimate of the annual total compensation of our employees as relates to the 2017 total compensation of our CEO. Based on the methodology described below, our CEO’s 2017 total compensation was 234 times that of our median employee.

To identify the median annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

We determined that, as of October 1, 2017, we had approximately 99,000 employees working in 140 countries around the world. This is the number of all our employees on our different payroll systems as of that date. Consistent with our global operations, we maintain multiple human resources systems around the world, on which we store and maintain relevant payroll and other compensation data for our employees. We excluded our employees in India, Pakistan, Ukraine, Sudan and Venezuela from the calculation of our median employee, as the employees from those countries combined represented fewer than 5% of our employees. The excluded employees represented 3,206 employees from India, 933 employees from Venezuela, 726 employees from Pakistan, 29 employees from Ukraine and 4 employees from Sudan. We believe it was appropriate to exclude India and Pakistan from our calculations because base salary in those countries represents only a relatively small portion of guaranteed annual compensation; we also believe that it was appropriate to exclude Venezuela because dramatic local currency fluctuations in 2017 have drastically and negatively affected those employees. After excluding these employees and for purposes of determining our median employee, we had approximately 94,000 employees working in 135 countries. We did not make any cost-of-living adjustments when identifying our median employee.

Given the wide geographical distribution of our employees, a variety of pay elements comprise the total compensation of our employees. This includes annual base salary, equity awards, annual cash incentive payments based on achievement of personal objectives, company outperformance of competitors in the employee’s geography, sales or commission incentives, and various field bonuses. The incentive awards an employee is eligible for is based on his or her pay grade and reporting level, and are consistently applied across the organization. Cash incentives, rather than equity, is the primary vehicle of incentive compensation for most of our employees throughout the organization. While all employees earn a base salary, not all receive such cash incentive payments. Furthermore, fewer than 1% of our employees receive equity awards. Consequently, for purposes of applying a consistently-applied compensation metric

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for determining our median employee, we selected annual base salary as the sole, and most appropriate, compensation element for determining the median employee. We used the annual base salary of our employees as reflected on our human resources systems on October 2, 2017, excluding that of our CEO, in preparing our data set.

Using this methodology, we determined that the median employee was a full-time, salaried employee located in Colombia and working as a Wireline Field Engineer, who is paid a base salary of $38,893. For purposes of this disclosure, we converted all employee compensation to U.S. dollars at a blended exchange rate representing the average exchange rate from January 1, 2017 to October 1, 2017. For the median employee, this resulted in an exchange rate of 2,959 Colombian Pesos to each U.S. dollar.

Once we identified our median employee, we identified and calculated all of the elements of that employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation to that employee of $88,604. The difference between the median employee’s annual base salary and the employee’s annual total compensation represents the cash incentive compensation earned by the employee in 2017 due to field bonus pay plus payments related to a food stipend and cost of living expenses for his location. With respect to the 2017 total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our 2017 Summary Compensation Table included in this proxy statement.

To confirm our consistently-applied compensation metric described above was appropriate, we also engaged a large independent auditing firm with substantial statistical analysis experience to conduct a stratified statistical analysis of our employee population to determine the median employee. This third-party review concluded that our median employee was appropriate and had a salary less than $100 different from the median employee identified by its statistical sampling. It was also within $100 of the average estimated salary identified by the third party when that party conducted its largest stratified sample analysis.

Potential Payments Upon Termination or Change in Control for Fiscal Year 2017

No Additional Payments Upon Termination or Change in Control

Our named executive officers generally receive the same benefits as our other employees. As is the case with other compensation arrangements, any differences are generally due to local (country-specific) requirements. In line with this practice, our named executive officers do not have employment agreements, “golden parachutes” or change in control agreements. The Company’s executive officers serve at the will of the Board, which enables the Company to terminate their employment using judgment as to the terms of any severance arrangement and based on specific circumstances at the time they cease being executive officers.

All employees who receive equity awards, including our NEOs, are subject to the same terms and conditions in the event of a termination or change in control, except for certain options that were assumed in connection with our acquisition of Cameron, none of which are held by the NEOs.

Phased Retirement

Schlumberger has a practice of phased retirement, which may be offered to executive officers (other than the CEO) approaching retirement, at the discretion of the Company. See “Compensation Discussion and Analysis—Other Executive Benefits and Policies—Retirement Practices” on page 43.

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Termination of Employment

Stock Options

This section summarizes the consequences for NEOs and other employees under our omnibus incentive plans and standard form of stock option award agreement in the event an option holder’s employment terminates.

REASON FOR TERMINATION OF EMPLOYMENT	VESTING	POST-EMPLOYMENT EXERCISE PERIOD
Voluntary termination with consent of the Company or termination by the Company other than for cause	No additional vesting	Exercisable (to the extent exercisable at termination) at any time within three months after termination.
Termination by the Company for cause	None	Vested and unvested options forfeited immediately.
Disability	Full vesting	Exercisable at any time during the 60-month period after termination due to disability or during the remainder of the option period, whichever is shorter.*
Retirement (as defined in the applicable plan or award agreement)	Effective for grants after April 1, 2015, continued vesting as if still employed with the Company	Effective for grants on or after April 1, 2015, exercisable for 10 years from the original grant date.
Special Retirement (or Retirement for grants prior to April 1, 2015, in each case as defined in the applicable plan or award agreement)	No additional vesting	Exercisable (to the extent exercisable at termination) at any time during the 60-month period after termination due to retirement or during the remainder of the option period, whichever is shorter.
Death	Full vesting	Exercisable at any time during the 60-month period after termination due to death or during the remainder of the option period, whichever is shorter.
*	In order to preserve U.S. preferential tax treatment, the additional 60-month exercise period following a termination due to disability does not apply to incentive stock options granted prior to January 2008, and such awards are exercisable for only three months following termination of employment.

Notwithstanding the vesting and exercisability provisions described above, an option holder may forfeit his or her right to exercise stock options, and may have certain prior option exercises rescinded, if he or she engages in “detrimental activity” within one year after termination of employment (or five years after termination of employment in the event of retirement or disability).

If an option holder dies following termination of employment, but during the period in which he or she would otherwise be able to exercise the option, then the person entitled under the option holder’s will or by the applicable laws of descent and distribution will be entitled to exercise an outstanding option until the earlier of (i) 60 months following the date of his or her termination of employment or (ii) the expiration of the original term. Death following termination of employment will not result in any additional vesting, so that the option will be exercisable to the extent provided in the matrix above based on the circumstances of his or her termination of employment.

PSUs

This section summarizes the consequences for NEOs holding PSUs granted under the Company’s 2010 Omnibus Stock Incentive Plan and 2013 Omnibus Stock Incentive Plan and subject to the Company’s standard form of two-year PSU award or three-year PSU award, as applicable, in the event the PSU holder’s employment terminates.

Three-Year PSUs

All PSUs awarded prior to January 1, 2016 are three-year PSUs, and are treated as follows upon the holder’s termination of employment with the Company and its subsidiaries prior to the vesting date (i.e., the three-year anniversary of the grant date).

•	If the holder’s employment terminates on account of special retirement, disability, or death or the holder ceases to be employed in a PSU-eligible position, in each case on or after the first anniversary of the grant date, the holder will vest on the regularly-scheduled vesting date in the number of PSUs determined by multiplying (i) the number of PSUs that would have vested as determined based on satisfaction of the specified performance conditions had the holder’s employment not terminated and (ii) a fraction, the numerator of which is the number of days that elapsed between the grant date and the date of the holder’s termination of employment and the denominator of which is 1,095.

•	If an individual terminates employment for another reason, terminates employment on account of retirement, special retirement, disability or death, or ceases to be employed in a PSU eligible position, in each case before the first anniversary of the grant date, no additional vesting is provided and the individual will automatically forfeit all such PSUs without any additional consideration on the part of the Company.

Three-year PSUs granted after January 1, 2016 are treated as follows upon the holder’s termination of employment with the Company and its subsidiaries prior to the vesting date (i.e., the third anniversary of the grant date).

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•	If the holder’s employment terminates on account of disability or death, the target number of PSUs will immediately vest.

•	If the holder’s employment terminates on account of retirement or special retirement, the holder will vest on the regularly-scheduled vesting date with the number of PSUs determined as if the holder’s employment had not been terminated.

•	If an individual terminates employment for another reason, no additional vesting is provided and the individual will automatically forfeit all outstanding PSUs without any additional consideration on the part of the Company.

Two-Year PSUs

Two-year PSUs are treated as follows upon the holder’s termination of employment with the Company and its subsidiaries prior to the conversion date (the second anniversary of the grant date, when PSUs are converted, if at all, into shares of restricted stock based on performance) or the vesting date (the first anniversary of the date that restricted shares are received following the conversion date).

•	If the holder’s employment terminates on account of disability or death: (i) prior to the conversion date, the target number of PSUs will immediately convert into shares of common stock and such shares will not be subject to any transfer restrictions or (ii) after the conversion date but prior to the vesting date, the restricted shares will vest.

•	If the holder’s employment terminates on account of retirement or special retirement: (i) prior to the conversion date, the PSUs will convert into restricted stock on the regularly-scheduled conversion date with the number of PSUs determined as if the holder’s employment had not been terminated and the restricted stock will be subject to further transfer restrictions until the normal vesting date, or (ii) after the conversion date and before the vesting date, the restricted shares will not be forfeited but will continue to be subject to transfer restrictions until the normal vesting date as if the holder’s employment had not been terminated.

•	If an individual terminates employment for another reason, no additional vesting is provided and the individual will automatically forfeit all PSUs or restricted shares received on conversion of PSUs without consideration.

For these purposes “retirement” is defined as termination of employment with the Company and its subsidiaries either at or after (i) age 60 and completion of at least 25 years of service with the Company and its subsidiaries or (ii) age of 55 and completion of at least 20 years of service with the Company and its subsidiaries subject to the approval of the Compensation Committee; “special retirement” is defined as termination of employment with the Company and its subsidiaries either at or after (i) age 55 or (ii) age 50 and completion of at least 10 years of service with the Company and all subsidiaries; and “disability” is defined as a disability (whether physical or mental impairment) which totally and permanently incapacitates the holder from any gainful employment in any field which the holder is suited by education, training, or experience, as determined by the Compensation Committee.

Change in Control

Stock Options

Pursuant to Schlumberger’s omnibus incentive plans and standard form of stock option award agreement (other than awards issued under the 2010 Omnibus Stock Incentive Plan and the 2013 Omnibus Stock Incentive Plan), in the event of any reorganization, merger or consolidation wherein Schlumberger is not the surviving corporation, or upon the liquidation or dissolution of Schlumberger, all outstanding stock option awards will, unless alternate provisions are made by Schlumberger in connection with the reorganization, merger or consolidation for the assumption of such awards, become fully exercisable and vested, and all holders will be permitted to exercise their options for 30 days prior to the cancellation of the awards as of the effective date of such event. Under both our 2010 Omnibus Stock Incentive Plan and our 2013 Omnibus Stock Incentive Plan, the Compensation Committee retains the discretion to adjust outstanding awards in the event of corporate transactions and outstanding options may be, but are not required to be, accelerated upon such a transaction.

The following table sets forth the intrinsic value of the unvested stock options held by each NEO as of December 31, 2017 that would become vested upon the occurrence of death, disability or a change in control in which Schlumberger is not the surviving entity and alternative provisions are not made for the assumption of awards, as described in the preceding paragraphs. Due to the number of factors that affect the nature and amount of any benefits provided upon these events, any amounts actually paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event and the price of Schlumberger common stock.

Name	Amount ($)	(1)
P. Kibsgaard	17,224,884
S. Ayat	9,030,260
A. Belani	5,175,687
O. Le Peuch	0
A. Juden	3,881,799
(1)	Reflects that the closing price of Schlumberger common stock on December 29, 2017 ($67.39) was higher than the exercise price of some stock options held by the executive as of that date.

If Schlumberger merges or consolidates with another entity and is the surviving entity, then a holder of stock options granted pursuant to Schlumberger’s stock options plans will be entitled to receive, upon exercise or vesting, in lieu of the number of shares with respect to which the award is exercisable or vested, the number and class of shares of stock or other securities that the holder would have been entitled to receive under the terms of such merger or consolidation if, immediately prior to such event, such holder had been the holder of record of the number of shares of Schlumberger common stock equal to the number of shares as to which such award is then exercisable or vested.

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PSUs

Under our 2010 Omnibus Stock Incentive Plan and 2013 Omnibus Stock Incentive Plan, in the event of a merger, consolidation, acquisition of property or stock, separation, spinoff, reorganization or liquidation, our Board may, in its sole discretion, (1) provide for the acceleration of the vesting of any awards, including PSUs, or (2) decide to cancel any awards, including PSUs, and deliver cash to the holders in an amount that our Board determines in its sole discretion is equal to the fair market value of such awards on the date of such event. However, no current agreement with respect to the PSUs currently provides for any definitive special treatment upon such a merger, consolidation, acquisition of property or stock, separation, spinoff, reorganization or liquidation.

The following table sets forth the value of the unvested PSUs at target held by each NEO at December 31, 2017 that would become vested upon the occurrence of a merger, consolidation, acquisition of property or stock, separation, spinoff, reorganization or liquidation assuming that the Board elects to accelerate the vesting of PSUs as provided in the previous paragraph. Due to the various factors that could affect the nature and amount of any benefits provided upon these events, any amounts actually paid or distributed may be different. Factors that could affect these amounts include the price of Schlumberger common stock and achievement by the Company of the relevant performance metric.

Name	Amount ($)	(1)
P. Kibsgaard	22,669,996
S. Ayat	7,554,419
A. Belani	6,799,651
O. Le Peuch	2,978,638
A. Juden	5,350,766
(1)	Calculated based on the product of the closing price of Schlumberger common stock on December 29, 2017 ($67.39) and the number of outstanding, unvested two-year and three-year PSUs (at target) held by the executive as of that date.

Retirement Plans

Schlumberger’s pension plans and non-qualified deferred compensation plans include the same terms and conditions for all participating employees in the event of a termination or change in control. Other than the Schlumberger Restoration Savings Plan, none of Schlumberger’s non-qualified plans provide for the accelerated payment of benefits upon a change in control. For more information on these plans, see the Pension Benefits for Fiscal Year 2017 table and accompanying narrative above and the Nonqualified Deferred Compensation for Fiscal Year 2017 table and accompanying narrative above.

The following table sets forth the amounts as of December 31, 2017 of benefit payments that would be accelerated under the Schlumberger Restoration Savings Plan upon a change in control.

Name	Amount ($)
P. Kibsgaard	90,350
S. Ayat	2,188,435
A. Belani	2,679,352
O. Le Peuch	0	(1)
A. Juden	2,216,936
(1)	Mr. Le Peuch did not contribute to the Schlumberger Restoration Savings Plan in 2017 or in previous years.

Retiree Medical

Subject to satisfying certain age, service and contribution requirements, most U.S. employees are eligible to participate in a retiree medical program. Generally, this program provides comprehensive medical, prescription drug and vision benefits for retirees and their dependents until attaining age 65. Historically, for Schlumberger employees who turned age 40 prior to 2014, and excluding those employees who became Schlumberger employees as a result of the Smith acquisition, retiree medical benefits continue beyond age 65, at which time Medicare becomes primary and the Schlumberger plan becomes secondary, paying eligible charges after Medicare has paid. However, effective April 1, 2015, participants who reach age 65 no longer continue in Schlumberger medical coverage after reaching age 65, but instead receive a monthly contribution to a health reimbursement arrangement that can be used to purchase Medicare supplemental coverage and pay other tax-deductible expenses.

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Director Compensation in Fiscal Year 2017

Non-employee directors receive an annual cash retainer of $100,000 plus an additional annual fee of $10,000 for membership on a committee. The chair of each committee receives an additional annual fee of $20,000 in lieu of the additional annual fee of $10,000 for committee membership. Beginning in 2016, Mr. Currie began receiving an additional $50,000 annually, as the Board’s lead independent director. In July 2017, the Board re-evaluated non-employee director compensation and approved an increase for the first time since 2008. Beginning in July 2017, each director receives an annual cash retainer of $115,000 plus the additional fees for membership on, or for chairing, a Board committee. The additional pay for committee service did not change. Directors who are employees of Schlumberger do not receive compensation for serving on the Board. Additionally, Schlumberger’s current practice is to grant each newly-appointed or elected non-employee director (including non-employee directors re-elected at the annual general meeting) shares of Schlumberger common stock each April. Effective May 1, 2017, Schlumberger granted each such non-employee director 2,250 shares of Schlumberger common stock.

Although Schlumberger’s Directors Stock and Deferral Plan provides that annual stock awards to non-employee directors may be in the form of shares of common stock, shares of restricted common stock or restricted stock units, Schlumberger’s practice has been to issue only shares of common stock. Schlumberger directors have never received restricted common stock or restricted stock units as director compensation.

The following table provides information on Schlumberger’s compensation for non-employee directors in 2017.

	Fees Earned or Paid in Cash	(1)	Stock Awards	(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation		Total	(3)
Name	($)		($)		($)	($)	($)	($)		($)
Peter L.S. Currie	187,500		162,750		—	—	—	35,305	(4)	435,555
Miguel Galuccio	97,500		162,750		—	—	—			260,250
V. Maureen Kempston Darkes	137,500		162,750		—	—	—	—		300,250
Helge Lund	132,500		162,750		—	—	—	—		295,250
Nikolay Kudryavtsev	137,500		162,750		—	—	—	—		300,250
Michael E. Marks	137,500		162,750		—	—	—	38,539	(4)	338,789
Indra K. Nooyi	127,500		162,750		—	—	—	—		290,250
Lubna S. Olayan	127,500		162,750		—	—	—	—		290,250
Leo Rafael Reif	147,500		162,750		—	—	—	25,506	(4)	335,756
Tore I. Sandvold	137,500		162,750		—	—	—	—		300,250
Henri Seydoux	137,500		162,750		—	—	—	—		300,250

(1)	Reflects cash fees earned, without taking into account any election to defer receipt of such fees. Ordinarily, the annual cash retainer is paid in cash, but non-employee directors can elect to have their retainer paid in stock or deferred under the Schlumberger 2004 Stock and Deferral Plan for Non-Employee Directors.

If a non-employee director joins our Board or becomes Chair of a committee of our Board after the start of any year, he or she will receive compensation prorated according to the number of months during which he or she served in that position during that year. As a result, the fees disclosed in this column are subject to adjustment in cases where a non-employee director has served less than one full year or has changed committee memberships or chairmanships during the year.

(2)	The amounts reported reflect the aggregate grant date fair value of the stock awards granted in 2017 computed in accordance with applicable accounting standards, based on the closing stock price on the grant date, without taking into account any election to defer receipt of such stock award. Amounts rounded up to nearest dollar. A non-employee director may elect to defer the receipt of all or part of a stock award. For information on the number of shares of Schlumberger common stock deferred by our directors, please read the footnotes to the table below under “Stock Ownership Information—Security Ownership by Management.”

(3)	Schlumberger reimburses non-management directors for travel and other business expenses incurred in the performance of their services for Schlumberger.

(4)	Represents amounts paid for spousal transportation in connection with Board meetings.

Director Stock Ownership Guidelines

The Board believes that ownership of Schlumberger stock by Board members aligns their interests with the interests of the Company’s stockholders. Accordingly, the Board has established a guideline that each non-employee Board member must, within five years of joining the Board, own at least 10,000 Schlumberger common shares or restricted stock units. As of December 31, 2017, each of our non-employee director nominees who have been Board members for at least five years is in compliance with these stock ownership guidelines.

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Equity Compensation Plan Information

The table below sets forth the following information as of December 31, 2017 for all equity compensation plans approved and not approved by our stockholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of such outstanding options, warrants and rights	(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	47,210,495	(2)	79.13		66,283,624	(3)
Equity compensation plans not approved by security holders	N/A		N/A		N/A
TOTAL	47,210,495	(2)	79.13		66,283,624	(3)

(1)	The weighted average price does not take into account the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.

(2)	Includes 2,420,342 shares of common stock issuable upon the exercise of outstanding stock options assumed in the 2016 acquisition of Cameron.

(3)	Includes 67,562 shares of common stock issuable under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors.

Equity compensation plans approved by Schlumberger stockholders include the 2017 Schlumberger Omnibus Incentive Plan; 2013 Schlumberger Omnibus Incentive Plan; the 2010 Schlumberger Omnibus Stock Incentive Plan; the French Sub Plan under the 2010 Schlumberger Omnibus Stock Incentive Plan, as amended; the Schlumberger Discounted Stock Purchase Plan, as amended; the Schlumberger 2004 Stock and Deferral Plan for Non-Employee Directors; the Schlumberger 2008 Stock Incentive Plan, as amended; the Schlumberger 2005 Stock Incentive Plan, as amended; the Schlumberger 2001 Stock Option Plan, as amended; and the Schlumberger 1998 Stock Option Plan, as amended.

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ITEM 3.	Approval of Financial Statements and Dividends

Following completion of the audit procedures performed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, we are submitting the following for approval by our shareholders, as required by Curaçao law:

•	our consolidated balance sheet as at December 31, 2017;

•	our consolidated statement of income for the year ended December 31, 2017; and

•	the declarations of dividends by our Board in 2017.

These items are included in our 2017 Annual Report to Stockholders, which is provided concurrently with this proxy statement. Stockholders should refer to these items in considering this agenda item.

Required Vote

A majority of the votes cast is required for the approval of the financial results as set forth in the financial statements and of the declaration of dividends by the Board as reflected in our 2017 Annual Report to Stockholders. Brokers have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker may vote on this proposal in its discretion.

The Board of Directors Recommends a Vote FOR Item 3.

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ITEM 4.	Ratification of Appointment of Independent Auditors for 2018

PricewaterhouseCoopers LLP has been selected by the Audit Committee as the independent registered public accounting firm to audit the annual financial statements of the Company for the year ending December 31, 2018. Although ratification is not required by our bylaws or otherwise, as a matter of good corporate governance, we are asking our stockholders to approve the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If the selection is not approved, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

A representative of PricewaterhouseCoopers LLP is expected to attend our 2018 annual general meeting of stockholders, and he will be available to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP has billed the Company and its subsidiaries the fees set forth in the table below for:

•	the audit of the Company’s 2017 and 2016 annual financial statements and reviews of the Company’s quarterly financial statements and other audit services, and

•	the other services described below that were billed in 2017 and 2016.

	Year Ended December 31,
(in thousands)	2017	2016
Audit Fees(1)	$13,913	$14,253
Audit-Related Fees(2)	1,153	470
Tax Fees(3)	3,091	2,417
All Other Fees(4)	77	1,099
TOTAL	$18,234	$18,239

(1)	Includes fees for statutory audits.

(2)	Consists of fees for employee benefit plan audits and other audit-related items.

(3)	Consists of fees for tax compliance, tax planning and other permitted tax services.

(4)	Consists of fees for permitted advisory services.

The Audit Committee considers the provision of services by PricewaterhouseCoopers LLP not related to the audit of the Company’s annual financial statements and reviews of the Company’s interim financial statements when evaluating PricewaterhouseCoopers LLP’s independence.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee pre-approves all services provided to the Company and its subsidiaries by Schlumberger’s independent registered public accounting firm. The Audit Committee has adopted a schedule for annual approval of the audit and related audit plan, as well as approval of other anticipated audit-related services; anticipated tax compliance, tax planning and tax advisory services; and other anticipated services. In addition, the Audit Committee (or an authorized committee member acting under delegated authority of the committee) will consider any proposed services not approved as part of this annual process. During 2017 and 2016, all audit and non-audit services were pre-approved by the Audit Committee.

Required Vote

A majority of the votes cast is required to approve this Item 4.

Brokers have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will vote on this proposal in its discretion.

The Board of Directors Recommends a Vote FOR Item 4.

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Audit Committee Report

During 2017, the Audit Committee periodically reviewed and discussed the Company’s consolidated financial statements with Company management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, including matters raised by the independent registered public accounting firm pursuant to applicable Public Company Accounting Oversight Board (“PCAOB”) requirements. The Audit Committee also discussed with Company management and PricewaterhouseCoopers LLP the evaluation of the Company’s reporting and internal controls undertaken in connection with certifications made by the Company’s Chief Executive Officer and Chief Financial Officer in the Company’s periodic SEC filings pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee also reviewed and discussed such other matters as it deemed appropriate, including the Company’s compliance with Section 404 and other relevant provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE. The Audit Committee also reviewed with PricewaterhouseCoopers LLP the matters required to be discussed by the independent registered public accounting firm with the Audit Committee under applicable rules adopted by the PCAOB.

PricewaterhouseCoopers LLP provided the Audit Committee with the required PCAOB disclosures and letters concerning its independence with respect to the Company, and the Committee discussed PricewaterhouseCoopers LLP’s independence with them.

Based on the foregoing reviews and discussions, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on January 24, 2018.

SUBMITTED BY THE AUDIT COMMITTEE OF THE SCHLUMBERGER BOARD OF DIRECTORS

V. Maureen Kempston Darkes, Chair	Michael Marks
Nikolay Kudryavtsev	Indra K. Nooyi
Helge Lund

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ITEM 5.	Approval of Amended and Restated French Sub Plan for Purposes of Qualification under French Law

Proposal

As required under applicable French law, we are asking our stockholders to approve our amended and restated 2018 French Sub Plan (the “French Sub Plan”), which is a single sub plan established under the Schlumberger 2010 Omnibus Stock Incentive Plan (the “2010 Plan”), the Schlumberger 2013 Omnibus Stock Incentive Plan (the “2013 Plan”) and the Schlumberger 2017 Omnibus Stock Incentive Plan (the “2017 Plan” and, together with the 2010 Plan and the 2013 Plan, the “Omnibus Plans”). Stockholders approved the 2010 Plan at our 2010 annual general meeting; approved the 2013 Plan at our 2013 annual general meeting; and approved the 2017 Plan at our 2017 annual general meeting.

We are seeking stockholder approval of the French Sub Plan to qualify under the so-called “2018 Finance Law” in France, so that restricted stock units and performance stock units granted following stockholder approval under the French Sub Plan to individuals who are subject to taxation under French law may qualify as “Free Share Grants,” which are subject to more favorable tax treatment.

Any such Free Share Grants will be satisfied from the existing share reserve of the applicable Omnibus Plan and will have terms consistent with the existing terms of the applicable Omnibus Plan.

This Item does not propose to make any changes to the Omnibus Plans themselves, nor to increase the number of shares or awards authorized for issuance under the Omnibus Plans.

Effect of the Proposal

We and our subsidiaries employ individuals who are subject to taxation under French law. Due to the recent enactment on December 30, 2017 of the 2018 Finance Law, certain equity compensation awards granted under the French Sub Plan will qualify as Free Share Grants, if so designated by our Compensation Committee, assuming that stockholders approve the French Sub Plan.

Such stockholder approval would allow these grants to qualify as Free Share Grants, which would result in lower taxation on the vesting of the grant by the individual and lower withholding taxes on the Company.

Consequently, we are asking our stockholders to approve the French Sub Plan for purposes of qualification in France under the 2018 Finance Law, so that the equity grants that we make under the French Sub Plan to individuals who are subject to taxation under French law may qualify as Free Share Grants.

This proposal will not in any manner alter the Omnibus Plans nor will it increase the number of shares of our common stock reserved for grant pursuant to awards issued under the Omnibus Plans.

In the event that the French Sub Plan is not approved, we may still grant equity awards to employees who are subject to taxation under French law under the terms of the French Sub Plan as adopted by the Board effective on January 1, 2016 and approved by stockholders on April 6, 2016; however, in that event, such grants would not benefit from the provisions of the 2018 Finance Law relating to Free Share Grants.

Summary of the Omnibus Plans

Under the terms of each of the Omnibus Plans, the Compensation Committee may, subject to applicable law, grant awards to persons outside the United States under such terms and conditions as may, in its judgment, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans. Pursuant to these provisions, the Compensation Committee in 2018 adopted an amendment and restatement of the French Sub Plan, which shall be effective as of the date that stockholders approve this Item, that is intended to address the conditions for being able to grant Free Share Grants under the 2018 Finance Law. We are submitting the French Sub Plan as so amended and restated for stockholder approval so that restricted stock units and performance stock units granted under the French Sub Plan following such stockholder approval may qualify as Free Share Grants.

This summary of the French Sub Plan is a summary of the principal features of the French Sub Plan, and does not purport to be a complete description of all of the provisions of the French Sub Plan. This summary is qualified in its entirety by the full text of the French Sub Plan, which is set forth as Appendix B to this proxy statement.

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Purpose of the Omnibus Plans

The purpose of the Omnibus Plans is to provide incentives to our employees in order to:

•	retain employees with a high degree of training, experience and ability;

•	attract new employees whose services are considered particularly valuable;

•	encourage the sense of proprietorship of such persons; and

•	promote the active interest of such persons in our growth and financial success.

The Board of Directors recommends that our stockholders approve the French Sub Plan to take advantage of the favorable tax provisions for both the Company and the recipient of restricted stock units and performance stock units when issued under an incentive plan qualified under the 2018 Finance Law to employees in France.

Types of Awards

The Compensation Committee established the French Sub Plan for the purpose of granting awards that qualify for the specific treatment applicable to French qualified stock options, French qualified restricted share units and French qualified performance share units awards to employees who are resident of France and who are or may become subject to French tax. A maximum of 29,442,207 shares remain available to be the subject of future awards of restricted stock units or performance stock units under the Omnibus Plans, all of which could be granted under the French Sub Plan. The number of available shares shall be adjusted in connection with stock splits, stock dividends, reorganizations and similar events as and to the extent permitted under the Omnibus Plans. The terms, conditions and limitations applicable to awards of restricted stock units and performance stock units will be determined by our Compensation Committee. Restricted stock units intended to qualify as Free Share Grants will be subject to a restriction period under which such shares will not be delivered earlier than two years from the grant date, except that the Compensation Committee may provide for earlier delivery upon termination of employment by reason of death. One year performance stock units intended to qualify as Free Share Grants will be subject to a restriction period under which such shares will not be delivered earlier than one year from the date of grant and will be subject to a minimum one year holding period. Two and three-year performance stock units intended to qualify as Free Share Grants will be subject to a restriction period under which such shares will not be delivered earlier than two and three years, respectively from the grant date. Except, however, that the Compensation Committee may provide for earlier vesting upon termination of employment by reason of death. Restricted stock units and performance stock units may not be transferred to any third party except in the event of the eligible employee’s death.

Term

Awards may be granted (i) under the 2010 Plan on or before April 6, 2020, (ii) under the 2013 Plan on or before April 9, 2023 and (iii) under the 2017 Plan on or before April 5, 2027. Awards may be granted under the French Sub Plan until the termination of the applicable Omnibus Plan.

Eligible Participants:	All employees of Schlumberger and our subsidiaries are eligible under the Omnibus Plans. Employees of Schlumberger or its subsidiaries in France and directors of a Schlumberger subsidiary with a management function in France are eligible under the French Sub Plan.As of January 31, 2018, approximately 1,765 employees would qualify for grants under the French Sub Plan.
Ineligible Participants:	Directors who are not also employees and any person who owns, directly or indirectly, stock representing more than 10% of the total combined voting power or value of all classes of our stock.
Shares Available for Issuance under the Omnibus Plans:

As of January 31, 2018, a maximum of 29,442,207 shares remain available to be the subject of future awards of restricted stock units or performance stock units under the Omnibus Plans. The amendments to the French Sub Plan will not increase the number of shares or awards available under the Omnibus Plans. The number of shares available for issuance under each Omnibus Plan is subject to adjustment to reflect stock splits, reorganizations and similar events.

The provisions of the Omnibus Plans permit the grant of stock and stock-based awards, including stock options, incentive stock options and stock appreciation rights. The French Sub Plan provides for the grant of stock options, restricted stock units and performance stock units. The awards that will be made in the future under the French Sub Plan are not currently determinable, and such awards are within the discretion of the Compensation Committee.

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Material Tax Consequences

If the French Sub Plan is approved by our stockholders and restricted stock units and performance stock units otherwise qualify under the 2018 Finance Law, the gain realized upon vesting of awards (the “vesting gain”) with respect to grants of Free Share Grants to French-resident employees subject to the French social security regime should be subject to progressive income tax rates that employees pay upon sale of shares received under such Free Share Grants.

However, under the 2018 Finance Law, the amount of such vesting gain not exceeding € 300,000 per annum shall be reduced by 50% without any minimal holding period requirement. In contrast, under the current regime applicable to Free Share Grants attributed pursuant to stockholders’ resolution approved between August 8, 2015 and December 31, 2017 (the “Macron” regime), the 50% reduction is subject to a holding period requirement of the shares received under such Free Share Grants of two years (such 50% rate can be increased to 65% if the shares are held for eight years).

Under the 2018 Finance Law, the portion of the vesting gain exceeding € 300,000 per annum will be subject to progressive income tax rates that employees pay upon sale of shares received under such Free Share Grants without any rebate, whereas under the terms of the French Sub Plan which was amended by the Company as of January 1, 2016 and approved by stockholders on April 6, 2016, the portion of the vesting gain exceeding € 300,000 is eligible for a 50% reduction subject to a holding period requirement of the shares received under such Free Share Grants of two years (such 50% rate can be increased to 65% if the shares are held for eight years).

Notwithstanding the 2018 Finance Law, the vesting period of the Free Share Grants cannot be less than one year and the shares received under the Free Share Grants cannot be sold before the second anniversary of the date of grant when the vesting period is less than two years.

In addition, under the 2018 Finance Law, the employing company will be subject to a 20% social security tax upon vesting of qualifying RSUs, in contrast to the current 30% social security tax that is imposed to Free Share Grants attributed pursuant to stockholders’ authorization approved between December 31, 2016 and December 31, 2017 (the rate being 20% for Free Share Grants attributed pursuant to stockholders’ authorization approved between August 8, 2015 and December 30, 2016).

The 2018 Finance Law has increased the French social security taxes applicable on the vesting gain resulting from Free Share Grants to French-resident employees subject to the French social security regime to 17.2% for the portion of the annual gain not exceeding € 300,000 and 9.2% for the portion of the vesting gain exceeding such threshold. In addition to such social security taxes, the portion of the vesting gain exceeding € 300,000 is also subject to an employee social contribution of 10% upon sale of shares received under such Free Share Grants.

The tax consequences of participating in the French Sub Plan may vary with respect to individual situations and it should be noted that income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

Our Board believes that it is in the best interests of the Company and its stockholders to enable the Company to grant Free Share Grants under the French Sub Plan that would qualify for the income and social security tax and social treatment authorized under the 2018 Finance Law. If stockholders do not approve the French Sub Plan, the Company expects to continue to rely on its existing qualified French Sub Plan to grant restricted stock units to French employees, or may make alternative compensation arrangements.

In addition, nothing in this proposal precludes us from making any payment or granting equity awards that do not qualify for such tax treatment, and submission of this proposal to the Company’s stockholders should not be viewed as a guarantee that all grants to individuals subject to taxation under French law will qualify as Free Share Grants under the 2018 Finance Law.

Required Vote

A majority of the votes cast is required to approve this Item 5. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

The Board of Directors Recommends a Vote FOR Item 5.

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Stock Ownership Information

Security Ownership by Certain Beneficial Owners

The following table sets forth information as of December 31, 2017 (except as otherwise noted) with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s common stock, based solely on the information reported by such persons in their Schedule 13D and 13G filings with the SEC.

For each entity included in the table below, percentage ownership is calculated by dividing the number of shares reported as beneficially owned by such entity by the 1,386,052,190 shares of common stock outstanding on January 31, 2018.

BENEFICIAL OWNERSHIP OF COMMON STOCK

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percentage of Class
BlackRock, Inc.(1)	89,663,112	6.5%
55 East 52nd Street
New York, NY 10055
State Street Corporation(2)	70,814,575	5.1%
One Lincoln Street
Boston, MA 02111
The Vanguard Group(3)	100,652,649	7.3%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Based solely on a Statement on Schedule 13G/A filed on February 8, 2017. Such filing indicates that BlackRock, Inc. has sole voting power with respect to 77,482,849 shares and sole investment power with respect to 89,663,112 shares.

(2)	Based solely on a Statement on Schedule 13G filed on February 9, 2017. Such filing indicates that State Street Corporation has shared voting and investment power with respect to 70,814,575 shares.

(3)	Based solely on a Statement on Schedule 13G/A filed on February 8, 2017. Such filing indicates that Vanguard has sole voting power with respect to 1,940,954 shares, shared voting power with respect to 375,527 shares, sole investment power with respect to 98,381,213 shares and shared investment power with respect to 2,271,436 shares.

Security Ownership by Management

The following table sets forth information known to Schlumberger with respect to beneficial ownership of the Company’s common stock as of January 31, 2018 by (i) each director and director nominee, (ii) each of the named executive officers and (iii) all directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table below and subject to applicable community property laws, to Schlumberger’s knowledge the persons named in the table below have sole voting and investment power with respect to the securities listed. None of the shares are subject to any pledge.

The number of shares beneficially owned by each person or group as of January 31, 2018 includes shares of common stock that such person or group has the right to acquire within 60 days of January 31, 2018, including upon the exercise of options to purchase common stock or the vesting of restricted stock units or PSUs. References to options in the footnotes to the table below include only options outstanding as of January 31, 2018 that are currently exercisable or that become exercisable within 60 days of January 31, 2018, and references to any restricted stock, restricted stock units or PSUs (collectively, “restricted stock”) in the footnotes to the table below include only restricted stock outstanding as of January 31, 2018 and that are currently vested or that vest within 60 days of January 31, 2018.

For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 1,394,023,450 shares of common stock outstanding on January 31, 2018, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after January 31, 2018.

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As of January 31, 2018, no director, director nominee or named executive officer owned more than 1% of the outstanding shares of Schlumberger’s common stock. All directors and executive officers as a group owned less than 1% of the outstanding shares of our common stock as of January 31, 2018.

Name	Shares
Simon Ayat	926,827	(1)
Ashok Belani	660,865	(2)
Peter L.S. Currie	41,925
V. Maureen Kempston Darkes	12,000
Miguel M. Galuccio	2,250
Alexander Juden	368,037	(3)
Paal Kibsgaard	1,321,600	(4)
Nikolay Kudryavtsev	10,000
Helge Lund	6,925	(5)
Olivier Le Peuch	243,866	(6)
Michael E. Marks	57,250	(7)
Indra K. Nooyi	18,550
Lubna S. Olayan	22,250
Leo Rafael Reif	24,250
Tore I. Sandvold	1,500
Henri Seydoux	20,250
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (33 PERSONS)	6,738,926	(8)

(1)	Includes options to purchase 788,000 shares.

(2)	Includes options to purchase 581,800 shares.

(3)	Includes options to purchase 341,800 shares.

(4)	Includes options to purchase 1,216,600 shares.

(5)	Consists of shares held by a company controlled by Mr. Lund.

(6)	Includes options to purchase 197,600 shares.

(7)	Includes 39,250 shares held by limited liability companies controlled by Mr. Marks. Also includes 18,000 shares held by a family trust of which Mr. Marks is a co-trustee and co-beneficiary. Excludes 2,000 shares the receipt of which Mr. Marks has deferred under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors.

(8)	Includes options to purchase 5,616,500 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors, among others, to file an initial report of ownership of Schlumberger common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. The Company believes, based solely on a review of the copies of such forms in its possession and on written representations from reporting persons, that with respect to the fiscal year ended December 31, 2017, all of its executive officers and directors filed on a timely basis the reports required to be filed under Section 16(a) of the Exchange Act.

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Other Information

Stockholder Proposals for our 2019 Annual General Meeting

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2019 annual general meeting of stockholders pursuant to Exchange Act Rule 14a-8 or for director nominations to be included pursuant to the Company’s proxy access bylaw provisions, such proposals or notice of nominations must be received by the Secretary of the Company, 5599 San Felipe, 17th Floor, Houston, Texas 77056, no later than November 2, 2018, and, in the case of a proxy access nomination, no earlier than October 3, 2018.

For stockholder proposals to be introduced for consideration at our 2019 annual general meeting of stockholders other than pursuant to Rule 14a-8 and for stockholder candidates to be nominated for election as directors other than pursuant to our proxy access bylaw provisions, notice generally (unless the date of our 2019 annual general meeting is moved as stated in our bylaws) must be delivered to the Secretary of the Company at our executive offices in Houston, Texas, not later than 120 days nor earlier than 150 days before the first anniversary of the date of the 2018 annual general meeting of stockholders. Accordingly, any such notice must be received no earlier than November 5, 2018, and no later than December 5, 2018, and must otherwise satisfy the requirements of our bylaws. Under the rules of the Exchange Act, we may use discretionary authority to vote with respect to any proposal not included in our proxy materials that is presented by a stockholder in person at the 2019 annual general meeting of stockholders if the stockholder making the proposal has not given notice to us by December 5, 2018.

Other Matters

Stockholders may obtain a copy of Schlumberger’s most recent Form 10-K filed with the SEC, including financial statements and schedules, without charge by writing to the Company’s Investor Relations Department, 5599 San Felipe, 17th Floor, Houston, Texas 77056 or by calling (713) 375-3535.

The Company will pay the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $15,500 plus reasonable expenses. Directors, officers and employees of the Company may also solicit proxies for no additional compensation. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to beneficial owners.

The Board knows of no other matter to be presented at the meeting. If any additional matter is properly presented at the meeting, we intend to vote the enclosed proxy in accordance with the discretion of the persons named in the proxy.

Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

By order of the Board of Directors,

Alexander C. Juden

Secretary

Houston, Texas

March 2, 2018

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Appendix A

Reconciliation of Non-GAAP Financial Measure

In addition to financial results determined in accordance with US generally accepted accounting principles (“GAAP”), this 2018 proxy statement also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income, excluding charges and credits, and earnings per share, excluding charges and credits, are non-GAAP financial measures. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures. Management believes that the exclusion of charges and credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

	(Stated in millions, except per share amounts)
	January 1, 2017 – December 31, 2017
			Noncont.		Diluted
	Pretax	Tax	Interest	Net	EPS*
Schlumberger net loss (GAAP basis)	$(1,183)	$330	$(8)	$(1,505)	$(1.08)
Impairments & other:
WesternGeco seismic restructuring	1,114	20	—	1,094	0.78
Venezuela investment write-down(1)	938	—	—	938	0.67
Promissory note fair value adjustment and other	510	—	12	498	0.36
Workforce reductions(2)	247	13	—	234	0.17
Multiclient seismic data impairment	246	81	—	165	0.12
Other restructuring charges	156	10	22	124	0.09
Merger and integration(3)	308	70	—	238	0.17
Provision for loss on long-term construction project(4)	245	22	—	223	0.16
U.S. tax reform charge	—	(76)	—	76	0.05
Schlumberger net income, excluding charges and credits	$2,581	$470	$26	$2,085	$1.50

(1)	Given economic and political developments in Venezuela, Schlumberger determined that it was appropriate to write-down its investment in the country. As a result, Schlumberger recorded a charge of $938 million, consisting of: $469 million of accounts receivable, a $105 million other-than-temporary impairment charge relating to promissory notes, $285 million of fixed assets, and $79 million of other assets.
(2)	Represents reductions associated with the restructuring of our geographical and product line organizations.
(3)	Represents merger and integration charges relating to the Cameron and Weatherford transactions.
(4)	Represents a provision for an estimated loss on a long-term surface facility construction project that is accounted for under the percentage-of-completion method.
*	Does not add due to rounding.

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Appendix B

2018 Rules of the Schlumberger

2010, 2013 and 2017 Omnibus Stock Incentive Plan for Employees in France

The Board of Directors (the “Board”) of Schlumberger Limited (the “Company”) has established the Schlumberger 2010 Omnibus Stock Incentive Plan (the “2010 Plan”), the Schlumberger 2013 Omnibus Stock Incentive Plan (the “2013 Plan”) and the Schlumberger 2017 Omnibus Stock Incentive Plan (the “2017 Plan”) (the 2010 Plan, the 2013 Plan and the 2017 Plan being hereafter referred to as the “Plans”) in order to retain employees with a high degree of training, experience and ability, to attract new employees whose services are considered particularly valuable, to encourage the sense of proprietorship of such persons and to promote the active interest of such persons in the development and financial success of the Company and its Subsidiaries. This includes the Company’s branch in France and the Company’s subsidiaries in France of which the Company holds directly or indirectly at least 10% of the share capital (the “French Subsidiary”).

Section 21 of the Plans specifically authorizes the Committee to establish sub-plans as the Committee deems appropriate or advisable to implement the Plans.

The Committee, therefore, intends with this document to establish a sub-plan of the Plans for the purpose of granting awards that qualify for the specific treatment applicable to French Qualified Stock Options, French Qualified Restricted Share Units and French Qualified Performance Share Units awards to employees who are resident of France and who are or may become subject to French tax (i.e. income tax and/or social security tax) as a result of awards granted under the Plans (the “French Grantees”) and (the “French Tax Regime”). The terms of the Plans, shall, subject to the modifications in the following rules of such Plans as set out in Appendix 1, 2, 3 & 4 hereto, constitute the Rules of the “2010, 2013 and 2017 Schlumberger Omnibus Stock Incentive Plans for Employees in France” (the “French Plan”). Unless otherwise expressly stated, the rules of the French Plan shall also automatically (i) apply mutatis mutandis to any awards granted to French Grantees pursuant to any new Schlumberger Omnibus Stock Incentive Plan established by the Board of the Company in accordance with any stockholders’ resolution approving such new Schlumberger Omnibus Stock Incentive Plan and (ii) prevail over the rules of such new Schlumberger Omnibus Stock Incentive Plan in case of conflict, the Committee intending the awards granted to French Grantees to qualify for the French Tax Regime applicable at the date of such stockholders’ approval.

The adoption of this French Plan shall not confer upon the French Grantees, or any employees of the French Subsidiary, any employment rights and shall not be construed as part of the French Grantees’ employment contracts, if any. Subject to the terms of the Plans, the Committee reserves the right to amend or terminate the French Plan at any time. Such amendments would only apply to future grants and would not be retroactive.

This amendment and restatement of the French Plan is effective as of April 4, 2018 (being the date of approval of such French Plan by the Company’s stockholders)(the “Effective Date”). It applies to any awards granted to French Grantees as of the Effective Date and overrides, for such purpose, (i) the amendment and restatement of the French Plan which was effective on January 1, 2016 and has been adopted on April 6, 2016 (the “2016 French Subplan”) as well as (ii) any previous amendment and restatement of the French Plan as the case may be. For the avoidance of doubt, the 2016 French Plan will continue to apply to any awards granted to French Grantees pursuant to such 2016 French Plan prior to the Effective Date.

Appendix 1: French Terms applicable to Stock-Options

It is intended that Stock-Options granted under the French Plan shall qualify for the specific tax and social security charges treatment applicable to French Qualified Stock-Options granted under Articles L. 225-177 to L. 225-186 of the French Commercial Code, as subsequently amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration. The terms of the French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, and relevant Guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations.

1.	Definitions

Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plans. The terms set out below will have the following meanings:

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(a)	Option. The term “Option” shall have the following meaning:

(1)	Purchase stock options that are rights to acquire shares of Common Shares of the Company (“Shares”) repurchased by the Company prior to the vesting of the Options; or

(2)	Subscription stock options that are rights to subscribe for newly issued Shares.

(b)	Closed Period. The term “Closed Period” means specific periods as set forth by Article L. 225-177 of the French Commercial Code, as amended, during which French Qualified Stock-Options cannot be granted, so long as such Closed Periods are applicable to Options, as described in Section 8 below.

(c)	Grant Date. The term “Grant Date” shall be the date on which both (a) the French Grantee is designated, and (b) the terms and conditions of the Award including the reference of the applicable Schlumberger Omnibus Stock Incentive Plan out of which the Award is made, the number of Shares and the method for determining the Exercise Price are specified. In no event shall the Grant Date be during a Closed Period. In such a case, the Grant Date for the French Grantee would be the date described in Section 8 below.

2.	Eligibility

Options may not be granted under this Appendix 1 to an individual:

(a)	unless he is employed by Schlumberger Limited or by a company which is a corporate subsidiary of Schlumberger Limited, as defined in Article 225-197-2 of the French “Code de Commerce” in France; or

(b)	unless he is a director with a management function as defined in Article 225-185 of the French “Code de Commerce” of a company which is a corporate subsidiary of Schlumberger Limited, as defined in Article 225-197-2 of the French “Code de Commerce” in France; or

(c)	who owns more than 10% of the share capital of Schlumberger Limited and who may not therefore be granted an option to satisfy the requirements of sub-paragraph 2 of Article 225-182 of the French “Code de Commerce” in France.

3.	Non-Transferability

Notwithstanding any provision in the Plans and, except in the case of death, Awards cannot be transferred to any third party. In addition, the Awards are only exercisable by the French Grantee during the lifetime of the French Grantee, to the extent applicable.

4.	Conditions of the Option/Exercise Price

(a)	Notwithstanding any provision in the Plans, the terms and conditions of the Options shall not be modified after the Grant Date, except that the Exercise Price and number of Shares subject to the Option may be modified as provided under Section 7 below, or as otherwise in keeping with French law.

(b)	The Options will vest and become exercisable pursuant to the terms and conditions set forth in the Plans, the French Plan and the respective Option agreement delivered to each French Grantee.

(c)	The method for determining the exercise price payable pursuant to Options issued under the French Plan shall be fixed by the Committee on the Grant Date, but in no event shall the Exercise Price per Share be less than the greater of:

(1)	With respect to purchase stock options, the higher of either 80% of the average quotation price of Shares during the 20 days of quotation immediately preceding the Grant Date or 80% of the average purchase price paid for such Shares by the Company;

(2)	With respect to subscription stock options, 80% of the average quotation price of Shares during the 20 days of quotation immediately preceding the Grant Date; and

(3)	The minimum exercise price permitted under Section 5(b) of the Plans.

(d)	The Shares acquired upon exercise of an Option will be recorded in an account in the name of the stockholder with a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law.

5.	Payment of Exercise Price and Withholding

Notwithstanding any provisions in the Plans, upon exercise or vesting of an Award, as applicable, the full Exercise Price and any required tax and/or social security contributions to be withheld by the French Subsidiary on behalf of the French Grantee will have to be paid either in cash, by check or by wire transfer. No other method of payment is authorized under this French Plan.

6.	Adjustments

Notwithstanding any provision in the Plans, adjustments to the Exercise Price and/or the number of Shares subject to an Award issued hereunder shall be made to preclude the dilution or enlargement of benefits under the Award only in the event of certain transactions by the Company listed under Article L. 225-181 of the French Commercial Code, as amended, a repurchase of Shares by the Company at a price higher than the stock quotation price on the open market, and according to the provisions of Section L. 228-99 of the French Commercial Code, as amended, as well as according to specific decrees.

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7.	Reorganization

In the event that a significant decrease in the value of Awards granted to French Grantees occurs or is likely to occur as a result of a reorganization as described in the Plans, the Administrator may, in its sole discretion, but shall not be required to, authorize the immediate vesting and exercise of Awards before the date on which any such reorganization becomes effective. If this occurs, the Awards may not qualify for favorable tax and social security treatment under French law.

8.	Closed Periods

Notwithstanding any provisions in the Plans to the contrary and since Shares are traded on a regulated market, Awards shall not be granted to French Grantees during the Closed Periods defined by Article L. 225-177 of the French Commercial Code, as amended, so long as such Closed Periods are applicable to the Awards. If the Grant Date were to occur during an applicable Closed Period, the Grant Date for French Grantees shall be the first date following the expiration of the Closed Period which would not be a prohibited Grant Date under the Plans rules, as determined by the Administrator.

9.	Termination of Employment/Service

If a termination of employment is due to death, the Award shall be exercisable and vested as set forth in Section 11 below.

In the event of a termination of employment for reasons other than death, the Award shall be exercisable and vested as set forth in the applicable agreement entered into with the French Grantee.

10.	Death

In the event of the death of a French Grantee, all unforfeited Awards shall become immediately vested and exercisable. The French Grantee’s heirs may exercise the Options within six months following the death, but any outstanding Option which remains unexercised shall expire six months following the date of the French Grantee’s death. The six-month exercise period will apply without regard to the term of the Option.

11.	Term of the Option

The term of the Option will be ten years unless otherwise specified in the applicable Option Agreement. This term can be extended only in the event of the death of the French Grantee, and in no event will the term exceed ten years.

12.	Interpretation

In the event of any conflict between the provisions of the present French Plan and the provisions of any of the Plans, the provisions of the French Plan shall control for any grants made thereunder to French Grantees.

Appendix 2: French Terms applicable to Restricted Share Units

It is intended that Restricted Share Units granted under the French Plan shall qualify for the specific tax and social security charges treatment applicable to French Qualified Restricted Share Units granted under Articles L.225-197-1 to L.225-197-6 of the French Commercial Code, as subsequently amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration. The terms of the French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, and relevant Guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations. The Restricted Share Units granted under this Appendix 2 will be deemed French Qualified Restricted Share Units.

1.	Eligibility

French Qualified Restricted Share Units may not be granted under this Addendum to an individual:

(a)	unless he is employed by Schlumberger Limited or by a company which is a corporate subsidiary of Schlumberger Limited, as defined in Article 225-197-2 of the French “Code de Commerce” in France; or

(b)	unless he is a director with a management function as defined in Article 225-197-1 of the French “Code de Commerce” in France of a company which is a corporate subsidiary of Schlumberger Limited, as defined in Article 225-197-2 of the French “Code de Commerce” in France; or

(c)	who owns more than 10% of the share capital of Schlumberger Limited.

2.	Vesting, Settlement and Delivery of French Qualified Restricted Share Units

(a)	Vesting. French Qualified Restricted Share Units shall vest as provided for in the Share Unit Agreement. The Share Unit Agreement shall provide the reference of the applicable Schlumberger Omnibus Stock Incentive Plan out of which the award is made.

(b)	Settlement. Payment of vested Restricted Share Units shall only be made in shares of Common Stock.

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(c)	Delivery. Notwithstanding the vesting date of the Restricted Share Units, under no circumstances, except in case of employee’s death as provided for in section 2 (d) below, shall the delivery of the shares related to a French Qualified Restricted Share Unit occur prior to the second anniversary of the Grant Date.

(d)	Acceleration on Death. Upon Termination of Employment from the Company by reason of employee’s death, all French Qualified Restricted Share Units that are not vested at that time immediately will become vested in full. The Company shall issue the underlying shares to the employee’s heirs, at their request, within six months following the death of the employee. Notwithstanding the foregoing, the employee’s heirs must comply with the restriction on the sale of shares set forth in Section 4 below, to the extent and as long as applicable under French law.

3.	No Sales Restrictions

Unless provided otherwise in the Share Unit Agreement, the sale of shares issued pursuant to the conversion of the French Qualified Restricted Share Units may occur as soon as the shares are delivered to the employee provided the Closed Periods (as defined in section 4) below are respected.

4.	Closed periods

Shares underlying French Qualified Restricted Share Units may not be sold during the following period (“Closed Periods”):

(a)	within the 10 days before or after the publication of the annual accounts;

(b)	within a period beginning with the date at which executives of Schlumberger Limited become aware of any information which, were it to be public knowledge, could have a significant impact on the price of shares in and ending 10 trading days after the information becomes public knowledge.

These Closed Periods will apply to grant of French Qualified Restricted Share Units as long as and to the extent such Closed Periods are applicable under French law.

5.	Non-transferability of French Qualified Restricted Share Units

Except in the case of death, French Qualified Restricted Share Units may not be transferred to any third party.

6.	Adjustments to certain corporate events

Adjustments to the terms and conditions of the French Qualified Restricted Share Units or underlying shares may be made only pursuant to applicable French legal and tax rules. Nevertheless, the Board or the Compensation Committee, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Restricted Share Units may no longer qualify as French Qualified Restricted Share Units.

Appendix 3: French Terms applicable to one year Performance Share Units

It is intended that Performance Share Units granted under the French Plan shall qualify for the specific tax and social security charges treatment applicable to French Qualified Performance Share Units granted under Articles L.225-197-1 to L.225-197-6 of the French Commercial Code, as subsequently amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration. The terms of the French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, and relevant Guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations. The Performance Share Units granted under this Appendix 3 will be deemed French Qualified Performance Share Units.

1.	Eligibility

French Qualified Performance Share Units may not be granted under this Addendum to an individual:

(a)	unless he is employed by Schlumberger Limited or by a company which is a corporate subsidiary of Schlumberger Limited; or

(b)	unless he is a director with a management function as defined in Article 225-197-1 of the French “Code de Commerce” in France of a company which is a corporate subsidiary of Schlumberger Limited; or

(c)	who owns more than 10% of the share capital of Schlumberger Limited.

2.	Vesting, Settlement and Delivery of French Qualified Performance Share Units

(a)	Vesting. French Qualified Performance Share Units shall vest as provided for in the Share Unit Agreement. The Share Unit Agreement shall provide the reference of the applicable Schlumberger Omnibus Stock Incentive Plan out of which the award is made.

(b)	Settlement. Payment of vested Performance Share Units shall only be made in shares of Common Stock.

(c)	Delivery. Notwithstanding the vesting date of the Performance Share Units, under no circumstances, except in case of employee’s death as provided for in section 2 (d) below, shall the delivery of the shares related to a French Qualified Performance Share Unit occur prior to the first anniversary of the Grant Date.

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(d)	Acceleration on Death. Upon Termination of Employment from the Company by reason of employee’s death, all French Qualified Performance Share Units that are not vested at that time immediately will become vested in full. The Company shall issue the underlying shares to the employee’s heirs, at their request, within six months following the death of the employee. Notwithstanding the foregoing, the employee’s heirs must comply with the restriction on the sale of shares set forth in Section 4 below, to the extent and as long as applicable under French law. However, the employee’s heirs shall not need to comply with the restriction on the sale of shares set forth in Sections 3 below.

3.	Sales Restrictions

The sale of shares issued pursuant to the conversion of the French Qualified Performance Share Units may not occur prior to the expiration of a one-year period as calculated from the date the Performance Share Units are converted into shares or such other period as is required to comply with the minimum two-year period between the date of grant and the date of sale of the shares issued pursuant to French Qualified Performance Share Units as provided under Article L. 225-197-1 of the French Commercial Code. Notwithstanding the above, in case of employee’s death, the employee’s heirs shall not need to comply with the restriction on the sale of shares. In addition, in the event of the 2nd or 3rd category disability (as defined under Article L.341-4 of the French Social Security Code) of an employee, the employee shall not need to comply with the restriction on the sale of Shares.

4.	Closed periods

Shares underlying French Qualified Performance Share Units may not be sold during the following period (“Closed Periods”):

(a)	within the 10 days before or after the publication of the annual accounts;

(b)	within a period beginning with the date at which executives of Schlumberger Limited become aware of any information which, were it to be public knowledge, could have a significant impact on the price of shares in and ending 10 trading days after the information becomes public knowledge.

(2)	These Closed Periods will apply to grant of French Qualified Performance Share Units as long as and to the extent such Closed Periods are applicable under French law.

5.	Non-transferability of French Qualified Performance Share Units

Except in the case of death, French Qualified Performance Share Units may not be transferred to any third party.

6.	Employee’s account

The shares issued pursuant to the French Qualified Performance Share Units shall be recorded in an account in the name of the employee with the Company or in such other manner as the Company may otherwise determine in order to ensure compliance with the sale restrictions set forth above in section 3.

7.	Adjustments to certain corporate events

Adjustments to the terms and conditions of the French Qualified Performance Share Units or underlying shares may be made only pursuant to applicable French legal and tax rules. Nevertheless, the Board or the Compensation Committee, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Performance Share Units may no longer qualify as French Qualified Performance Share Units.

Appendix 4: French Terms applicable to two and three-year Performance Share Units

It is intended that Performance Share Units granted under the French Plan shall qualify for the specific tax and social security charges treatment applicable to French Qualified Performance Share Units granted under Articles L.225-197-1 to L.225-197-6 of the French Commercial Code, as subsequently amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration. The terms of the French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, and relevant Guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations. The Performance Share Units granted under this Appendix 4 will be deemed French Qualified Performance Share Units.

1.	Eligibility

French Qualified Performance Share Units may not be granted under this Addendum to an individual:

(a)	unless he is employed by Schlumberger Limited or by a company which is a corporate subsidiary of Schlumberger Limited; or

(b)	unless he is a director with a management function as defined in Article 225-197-1 of the French “Code de Commerce” in France of a company which is a corporate subsidiary of Schlumberger Limited; or

(c)	who owns more than 10% of the share capital of Schlumberger Limited.

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2.	Vesting, Settlement and Delivery of French Qualified Performance Share Units

(a)	Vesting. French Qualified Performance Share Units shall vest as provided for in the Share Unit Agreement. The Share Unit Agreement shall provide the reference of the applicable Schlumberger Omnibus Stock Incentive Plan out of which the award is made.

(b)	Settlement. Payment of vested Performance Share Units shall only be made in shares of Common Stock.

(c)	Delivery. Notwithstanding the vesting date of the Performance Share Units, under no circumstances, except in case of employee’s death as provided for in section 2 (d) below, shall the delivery of the shares related to a French Qualified Performance Share Unit occur prior to the second anniversary of the Grant Date.

(d)	Acceleration on Death. Upon Termination of Employment from the Company by reason of employee’s death, all French Qualified Performance Share Units that are not vested at that time immediately will become vested in full. The Company shall issue the underlying shares to the employee’s heirs, at their request, within six months following the death of the employee. Notwithstanding the foregoing, the employee’s heirs must comply with the restriction on the sale of shares set forth in Section 4 below, to the extent and as long as applicable under French law.

3.	No Sales Restrictions

Unless provided otherwise in the Share Unit Agreement, the sale of shares issued pursuant to the conversion of the French Qualified Performance Share Units may occur as soon as the shares are delivered to the employee provided the Closed Periods (as defined in section 4 below) are respected.

4.	Closed periods

Shares underlying French Qualified Performance Share Units may not be sold during the following period (“Closed Periods”):

(a)	within the 10 days before or after the publication of the annual accounts;

(b)	within a period beginning with the date at which executives of Schlumberger Limited become aware of any information which, were it to be public knowledge, could have a significant impact on the price of shares in and ending 10 trading days after the information becomes public knowledge.

These Closed Periods will apply to grant of French Qualified Performance Share Units as long as and to the extent such Closed Periods are applicable under French law.

5.	Non-transferability of French Qualified Performance Share Units

Except in the case of death, French Qualified Performance Share Units may not be transferred to any third party.

6.	Adjustments to certain corporate events

Adjustments to the terms and conditions of the French Qualified Performance Share Units or underlying shares may be made only pursuant to applicable French legal and tax rules. Nevertheless, the Board or the Compensation Committee, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Performance Share Units may no longer qualify as French Qualified Performance Share Units.

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